Exhibit 10.1

STOCK PURCHASE AGREEMENT

by and between

MASIMO CORPORATION

and

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

dated as of May 6, 2025

i

(continued)

ii

(continued)

Exhibits

Exhibit A – Accounting Principles

Exhibit B – Illustrative Net Working Capital Calculation

Exhibit C – Illustrative Restricted Cash Calculation

iii

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of May 6, 2025 (the “Execution Date”), is made by and between Masimo Corporation, a Delaware corporation (“Seller”), and Harman International Industries, Incorporated, a Delaware corporation (“Buyer”). Seller and Buyer are collectively referred to as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, as of the Execution Date, Seller owns 1,000 shares of common stock, $0.01 par value per share (“Common Stock”), of Viper Holdings Corporation, a Delaware corporation (the “Company”), which shares represent all of the issued and outstanding shares of Common Stock (collectively, the “Shares”); and

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Shares upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the respective representations, warranties, covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Article I
Certain definitions

Section 1.1         Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“Accountant” has the meaning set forth in Section 2.4(b)(iv).

“Accounting Principles” means (a) the accounting methods, policies, principles, practices, categorizations, bases and procedures set forth in Exhibit A, (b) to the extent not inconsistent with clause (a) of this definition, the accounting methods, policies, principles, practices, categorizations, bases and procedures used, classification and estimation methodologies adopted, and judgements and assumptions used in the preparation of the Latest Balance Sheet, consistently applied, and (c) to the extent not inconsistent with clauses (a) or (b) of this definition, GAAP, consistently applied. For the avoidance of doubt, clause (a) shall take precedence over clauses (b) and (c), and clause (b) shall take precedence over clause (c).

“Accrued Taxes” means, without duplication, an amount equal to the aggregate amount of any accrued but unpaid Taxes of the Transferred Subsidiaries for any Pre-Closing Period; provided that, for purposes of computing Accrued Taxes, the Liability shall (a) be determined on a basis consistent with past practice and applicable Law in the jurisdictions where the Transferred Subsidiaries file Tax Returns (and in no event shall the amount of accrued but unpaid Taxes with respect to a jurisdiction be less than zero), (b) exclude all deferred Tax assets and liabilities, (c) take into account any overpayments of Taxes (and any applicable prepayments or estimated payments of Income Taxes) of the Transferred Subsidiaries for any Pre-Closing Period to the extent such overpayments (or such prepayments or estimated payments) are or may be credited against a liability for Taxes for such Pre-Closing Period, (d) include only Taxes for which a Transferred Subsidiary itself is considered the entity that is primarily responsible for the payment of the Tax, (e) be determined as of the end of the day on the Closing Date notwithstanding that other items of Company Indebtedness are determined as of immediately prior to the Closing, (f) in the case of Taxes of any Transferred Subsidiary that are payable with respect to a Straddle Period, be determined in accordance with Section 6.2(c), (g) be computed with respect to any inclusions under Sections 951(a) or 951A of the Code (or any similar provision of state or local Law) (A) as if the Transferred Subsidiaries had taxable years that ended for all Income Tax purposes as of the Closing Date and (B) by taking into account any applicable Tax deductions or Tax credits (e.g., the Section 245A deduction and foreign Tax credits) to the extent such Tax deductions or Tax credits are allowed under applicable Law and may be claimed in the applicable short taxable year, in each case, at a “more likely than not” or greater level of comfort, (h) exclude any accruals or reserves established or required to be established under GAAP with respect to contingent or uncertain Tax positions, and (i) exclude any Tax assets and liabilities that are taken into account in calculating Net Working Capital.

1

“Acquisition Proposal” means any proposal or offer from any Person (other than Buyer and its representatives and Affiliates) with respect to any transaction or series of transactions involving any (a) acquisition or purchase of any Shares or other equity interests of the Transferred Subsidiaries or other securities that may become convertible into or exchangeable for any Shares or other equity interests of the Transferred Subsidiaries (whether or not immediately exercisable), (b) merger, business combination, reorganization, share issuance or share exchange, consolidation or license or similar transaction with respect to the equity interests of the Transferred Subsidiaries or the Business, or (c) any acquisition, lease, license or purchase of more than 10% of the consolidated assets (measured by value) of the Transferred Subsidiaries, in each case other than the transactions contemplated pursuant to this Agreement; provided that, for the avoidance of doubt, any proposal or offer with respect to Masimo Corporation or any of its Subsidiaries that are not Transferred Subsidiaries shall not be deemed an Acquisition Proposal for purposes of this Agreement.

“Adjustment Measurement Time” means 12:01 a.m., New York time, on the Closing Date.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. As used in this definition, the term “controls” (including the terms “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by contract or otherwise. For the avoidance of doubt, (a) prior to the Closing, the Transferred Subsidiaries shall be “Affiliates” of Seller and shall not be “Affiliates” of Buyer and (b) following the Closing, the Transferred Subsidiaries shall be “affiliates” of Buyer and shall not be “Affiliates” of Seller.

“Agreement” has the meaning set forth in the preamble.

“Antitrust Authority” means any of the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the attorneys general of the several states of the United States and any other Governmental Entity having jurisdiction with respect to the Transactions pursuant to applicable Antitrust Laws.

“Antitrust Laws” means the Sherman Antitrust Act of 1890, the Clayton Act of 1914, the HSR Act and all other federal, state and foreign statutes, rules, regulations, orders, decrees and other Laws and Orders that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or competition through merger or acquisition.

“Authorizations” has the meaning set forth in Section 6.3(a).

2

“Bankruptcy and Equity Exception” means the extent that enforceability of an agreement may be limited by bankruptcy, insolvency, fraudulent conveyance, preferential transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

“Base Purchase Price” means $350,000,000.

“Business” means the business of the Transferred Subsidiaries, including the consumer audio, home automation and home entertainment technology businesses, products, services (including brand licensing with third parties in consumer electronics and transportation vehicles) and goods of the Transferred Subsidiaries, including the business that is commonly known as “Sound United” and conducted under the Bowers & Wilkins, Denon, HEOS, Marantz, Polk, Definitive Technology, Classe and Boston Acoustics brands (and related licensing to third parties of these brands). For the avoidance of doubt, the Business shall exclude the Retained Business.

“Business Day” means a day other than (a) a Saturday or Sunday or (b) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York City.

“Business Employee” means each employee of the Transferred Subsidiaries as of immediately prior to the Closing.

“Buyer” has the meaning set forth in the preamble.

“Buyer 401(k) Plan” has the meaning set forth in Section 6.4(d).

“Buyer Indemnified Parties” has the meaning set forth in Section 6.2(i).

“Buyer Material Adverse Effect” means any change, event or occurrence that, individually or in the aggregate, would or would reasonably be expected to prevent, materially delay or materially impede the performance by Buyer of its obligations under this Agreement or the consummation of the Transactions.

“Buyer Tax Claim” has the meaning set forth in Section 6.2(g)(ii).

“Chosen Courts” has the meaning set forth in Section 9.14.

“Closing” has the meaning set forth in Section 2.2.

“Closing Company Cash” has the meaning set forth in Section 2.4(b)(i).

“Closing Company Indebtedness” has the meaning set forth in Section 2.4(b)(i).

“Closing Company Transaction Expenses” has the meaning set forth in Section 2.4(b)(i).

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Net Working Capital” has the meaning set forth in Section 2.4(b)(i).

“Closing Purchase Price” means an amount in cash equal to (a) the Base Purchase Price, plus (b) Closing Company Cash (if any), minus (c) Closing Company Indebtedness (if any), minus (d) Closing Company Transaction Expenses (if any), plus (e) the amount (if any) by which the Closing Net Working Capital exceeds the Net Working Capital Target, minus (f) the amount (if any) by which the Net Working Capital Target exceeds the Closing Net Working Capital.

3

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state or local Law.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Combined Tax Return” has the meaning set forth in Section 6.2(b)(i).

“Common Stock” has the meaning set forth in the recitals.

“Company” has the meaning set forth in the recitals.

“Company Approvals” has the meaning set forth in Section 4.2(a).

“Company Cash” means, as of any time of determination, the amount of all cash and cash equivalents (excluding Restricted Cash) of the Transferred Subsidiaries on a consolidated basis determined in accordance with the Accounting Principles; provided that Company Cash shall (without duplication) (a) be increased by checks, drafts and other similar instruments or electronic funds transfers that have been received by, but not deposited into the bank accounts of, the Transferred Subsidiaries, and (b) be reduced by the aggregate amount of all checks, drafts and other similar instruments or electronic funds transfers issued and outstanding but uncleared as of such time. It is understood and agreed that Company Cash shall include any cash used by the Transferred Subsidiaries following the Adjustment Measurement Time and prior to the Closing for the purposes of paying or reducing any amounts that are included as a liability in the computation of Net Working Capital, Company Indebtedness or Company Transaction Expenses.

“Company Data” means all confidential data, information, and data compilations, including Personal Data, contained in the IT Assets or any databases of any Transferred Subsidiary that are used by the Transferred Subsidiaries or necessary to the Business.

“Company Indebtedness” means, as of any time of determination, with respect to the Transferred Subsidiaries, and without duplication, the aggregate amount of all outstanding obligations (including all principal and accrued interest) of the Transferred Subsidiaries (a) in respect of any indebtedness for borrowed money; (b) evidenced by notes; debentures or similar instruments or debt securities); (c) under letters of credit, bankers’ acceptances or similar credit instruments (in each case, solely to the extent drawn or called); (d) in respect of the deferred purchase price of property or services arising from earn-out or similar arrangements (other than trade payables to the extent included in Net Working Capital); (e) for Accrued Taxes; (f) required to be recognized as capital or finance leases in accordance with GAAP; (g) owed to any Affiliate (other than compensation or benefits owed to employees of the Company), other than in respect of liabilities taken into account in calculating Net Working Capital, other components of Company Indebtedness or Company Transaction Expenses; (h) in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements (measured at the net termination value thereof and determined on the basis of actual, not notional, obligations); (i) any Liability or obligations in respect of (A) outstanding, owed and unpaid severance payable (including relating to payments in respect of notice periods) with respect to terminations of employment that occur (or for which notice is provided) prior to or at the Closing and (B) unfunded or underfunded deferred compensation, post-termination welfare, and pension plan or similar benefit plan, in each case (i) solely to the extent of the unfunded or underfunded portion thereof, and (ii) including (to the extent applicable) the employer’s portion of employment and payroll Taxes associated with the foregoing, in each case other than in respect of any matter included in clause (l); (j) secured by any Lien (other than a Permitted Lien) on any property of the Transferred Subsidiaries; (k) with respect to any accrued but unpaid dividends on the capital stock of any Transferred Subsidiary owed to Seller or its Affiliates; (l) the items set forth on Section 1.01 of the Seller Disclosure Schedule; (m) with respect to unpaid amounts in respect of exit or disposal costs associated with the Memphis, Tennessee facility, including the remaining payments and costs in connection with the facility lease and related site restoration costs, net of any expected rental income from subleases executed prior to Closing; and (n) guarantees of liabilities of the type described in the foregoing clauses of any other Person; provided, that, notwithstanding the foregoing, “Company Indebtedness” shall not include (x) any accrued or unpaid fees, premiums, penalties (including prepayment penalties), breakage costs, termination fees, redemption fees, prepayment costs and other amounts owed or arising with respect to any Company Indebtedness, (y) any loans or other obligations for which any of the Transferred Subsidiaries is solely a guarantor or (z) any intra-company obligations, loans or transactions solely among Seller and its Subsidiaries, including any financing arrangements for which any of the Transferred Subsidiaries is solely a guarantor to the extent not terminated at Closing.

4

“Company IP” means (a) the Transferred IP and (b) any and all Intellectual Property Rights owned or purported to be owned by the Transferred Subsidiaries, in each case, including the Intellectual Property Rights listed on Section 4.11 of the Seller Disclosure Schedule.

“Company IT Assets” means any and all IT Assets owned, used or held for use by the Transferred Subsidiaries or, solely in connection with the conduct of the Business, Seller and its Affiliates, including all IT Assets used to Process Company Data solely in the conduct of the Business.

“Company Material Adverse Effect” means any change, event or occurrence (collectively, “Effects”) that, individually or in the aggregate with all other changes, events or occurrences, has had or would reasonably be expected to have a material adverse effect on the business, assets, financial condition or results of operations of the Transferred Subsidiaries, taken as a whole; provided that none of the following will constitute or be taken into account in determining whether a Company Material Adverse Effect has, would or could occur:

(a)            Effects in or with respect to the economy, credit, capital, securities or financial markets or political, regulatory or business conditions in the geographic markets in which the Transferred Subsidiaries have operations or in which their products or services are sold, including Effects in or with respect to interest rates or exchange rates for currencies, monetary policy, inflation, tariffs or trade wars;

(b)            Effects generally affecting the industries in which the Transferred Subsidiaries operate;

(c)            any loss of, or Effect on or with respect to, the relationship of the Transferred Subsidiaries, contractual or otherwise, with customers, Governmental Entities, employees, labor unions, labor organizations, works councils or similar organizations, suppliers, distributors, financing sources, partners or other commercial relationships or any resulting Effect directly and proximately caused by the entry into, public announcement or pendency of this Agreement resulting or arising from (i) the identity of, or any facts or circumstances relating to, Buyer or any of its Affiliates or (ii) the terms and conditions of this Agreement or the Transactions;

(d)            any actions taken or failed to be taken by Buyer or any of its Affiliates, other than in connection with Buyer’s rights expressly set forth in this Agreement;

(e)            changes or developments in GAAP or in any Law of general applicability or applicable to the Transferred Subsidiaries or their operations after the Execution Date;

(f)            any failure by the Company to meet any internal or public projections or forecasts or estimates of revenues or earnings; provided that any change, development, circumstance, fact or effect (not otherwise excluded under this definition) underlying such failure may be taken into account in determining whether a Company Material Adverse Effect is occurring, has occurred or would reasonably be expected to occur;

5

(g)            any Effect resulting from acts of war (whether or not declared), civil disobedience, sabotage, terrorism, military actions or the escalation of any of the foregoing, whether perpetrated or encouraged by a state or non-state actor or actors (including cyberattacks (but excluding, for the avoidance of doubt, the underlying circumstances giving rise to any such cyberattacks within Seller’s reasonable control to the extent not otherwise excluded under this definition)), any weather or natural disaster, or any outbreak of illness or other public health event or any other force majeure event, whether or not caused by any Person (other than the Transferred Subsidiaries or any of their respective Affiliates or Representatives); and

(h)            any actions taken or not taken by the Transferred Subsidiaries in order to comply with the express terms of this Agreement or with Buyer’s prior written consent or at Buyer’s express written request in connection with this Agreement;

provided, further, that, with respect to clauses (a), (b), (d) and (g) of this definition, such Effects shall be taken into account in determining whether there has been a “Company Material Adverse Effect” or a “Company Material Adverse Effect” would reasonably be expected to occur, in each case only to the extent it disproportionately and adversely affects the Transferred Subsidiaries (taken as a whole) relative to other companies of similar size and revenue operating in the geographic markets in which the Transferred Subsidiaries have operations or their products or services are sold (in which case only the incremental disproportionate impact may be taken into account, and then only to the extent otherwise permitted by this definition).

“Company Privacy Policies” means any (a) public-facing data protection, data usage, privacy and security policies of any Transferred Subsidiary, (b) public statements by the Transferred Subsidiaries to the extent relating to privacy, security, and the Processing of Personal Data, and (c) public-facing policies and obligations binding on the Transferred Subsidiaries as a result of any certification relating to privacy, security, and the Processing of Personal Data.

“Company Transaction Expenses” means, without duplication, all out-of-pocket fees, costs and expenses (together with any VAT payable thereon less, except for the purposes of 2.3(b)(iii), any portion of that VAT recoverable as an input ) incurred or to be incurred or otherwise payable, or subject to reimbursement by the Transferred Subsidiaries in connection with the negotiation, documentation and execution of the Transaction Documents or the consummation of the Transactions (or the process by which the Seller or any of its Representatives solicited, discussed or negotiated a potential investment with any third parties or other strategic alternatives prior to the date hereof), to the extent unpaid as of immediately prior to the Closing, including (a) all legal, financial advisor, investment banker, accounting, consulting and other representative fees and expenses and (b) all change in control, severance, transaction, retention bonuses or other discretionary bonuses payable to any Business Employee or any other current or former service provider of the Transferred Subsidiaries, in each case that are payable or triggered as a result of or in connection with the Transactions (excluding (i) any such amounts that are payable on account of (A) a termination of employment initiated by Buyer or its Affiliates following the Closing or (B) actions taken by Seller at Buyer’s written request prior to the Closing and (ii) any retention or similar bonuses entered into with Buyer or its Affiliates in connection with the Transactions), together with the employer’s portion of employment and payroll Taxes and employer retirement plan contributions associated with the foregoing; provided that “Company Transaction Expenses” shall not include any amounts required to be paid by Buyer or reimbursed to Seller and its Affiliates pursuant to this Agreement (including the D&O Insurance Costs, Regulatory Filing Fees and Reimbursement Expense Amounts).

6

“Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the Business or any Transferred Subsidiary or their respective suppliers, distributors, customers, independent contractors or other business relations. Notwithstanding the foregoing, Confidential Information shall not include: information that (a) at the time of disclosure is, or thereafter becomes, generally available to and known by the public other than as a result of, directly or indirectly, any violation of this Agreement by Seller or its Affiliates or Representatives, (b) at the time of disclosure is, or thereafter becomes, available to Seller or its Affiliates or Representatives on a non-confidential basis from a third-party source; provided that to the knowledge of Seller such third party is not and was not prohibited from disclosing such Confidential Information to Seller by an obligation to the Transferred Subsidiaries, Buyer or their respective Affiliates or (c) is independently developed by Seller or its Affiliates without use of or reference to the Confidential Information.

“Confidentiality Agreement” means the confidentiality and nondisclosure agreement, dated as of September 3, 2024, by and between Buyer or its Affiliate and Seller.

“Consolidated Group” means any consolidated, combined, affiliated, aggregated, unitary or similar group for Tax purposes, including any group otherwise connected for any applicable United Kingdom Tax purpose.

“Contract” means any binding agreement (whether written or oral), undertaking, lease, license, contract, note, mortgage, indenture, arrangement or other written obligation.

“DAC6” means (a) the Council Directive of 25 May 2018 (2018/822/EU) amending Directive 2011/16/EU, and (b) any legislation, regulations or published practice implementing the directive described in clause (a).

“Data Processor” means a Person that Processes Personal Data on behalf of or at the direction of any Transferred Subsidiary.

“Designated Person” has the meaning set forth in Section 9.12(a).

“Disputed Items” has the meaning set forth in Section 2.4(b)(iv).

“D&O Indemnitees” has the meaning set forth in Section 6.11(a).

“D&O Insurance” has the meaning set forth in Section 6.11(b).

“D&O Insurance Costs” has the meaning set forth in Section 6.11(b).

“Effects” has the meaning set forth in the definition of Company Material Adverse Effect.

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), whether or not subject to ERISA, and each other benefit or compensation plan, agreement, program, policy, practice, arrangement or other obligation, including any employment, consulting, tax gross-up, tuition reimbursement, flexible spending account or scholarship, retirement, severance, retention, termination or change in control, deferred compensation, equity or equity-based, stock option, stock purchase, incentive, bonus, commission, supplemental retirement, pension, profit sharing, life insurance, unemployment benefits, sick leave, vacation pay, paid time off, disability, hospitalization, medical, welfare, fringe or similar plan, program, policy, practice, arrangement or agreement or obligation, in each case, whether or not in writing and whether or not funded that is (a) maintained, sponsored, or contributed to (or required to be maintained, sponsored, or contributed to) by the Transferred Subsidiaries or with respect to which a Transferred Subsidiary is a party, or (b) otherwise maintained, sponsored, or contributed to (or required to be sponsored, maintained, or contributed to) by Seller or any of its Subsidiaries or with respect to which Seller or any Subsidiary is a party, in each case (i) for the benefit of any Business Employee or any other current or former service provider to the Transferred Subsidiaries or (ii) with respect to which the Transferred Subsidiaries could have any Liability, including Liability on account of an ERISA Affiliate, other than, in each case, (1) any Multiemployer Plan and (2) any plan, agreement, or arrangement sponsored or maintained by a Governmental Entity that is required by applicable Law.

7

“Environmental Laws” means all Laws concerning pollution or protection of human health and safety (as it relates to exposure to Hazardous Materials), the environment or natural resources or concerning the use, storage, recycling, treatment, generation, transportation, processing, handling Release, threatened Release, investigation, remediation or disposal of, or exposure to, any Hazardous Materials.

“Environmental Permits” has the meaning set forth in Section 4.10(ii).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and guidance issued thereunder.

“ERISA Affiliate” means any entity (whether or not incorporated) that, at the relevant time, would be treated together with Seller, the Transferred Subsidiaries or any of their respective Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Estimated Closing Statement” has the meaning set forth in Section 2.4(a).

“Estimated Company Cash” has the meaning set forth in Section 2.4(a).

“Estimated Company Indebtedness” has the meaning set forth in Section 2.4(a).

“Estimated Company Transaction Expenses” has the meaning set forth in Section 2.4(a).

“Estimated Net Working Capital” has the meaning set forth in Section 2.4(a).

“Estimated Purchase Price” means an amount in cash equal to (a) the Base Purchase Price, plus (b) Estimated Company Cash (if any), minus (c) Estimated Company Indebtedness (if any), minus (d) Estimated Company Transaction Expenses (if any), plus (e) the amount (if any) by which the Estimated Net Working Capital exceeds the Net Working Capital Target, minus (f) the amount (if any) by which the Net Working Capital Target exceeds the Estimated Net Working Capital.

“Execution Date” has the meaning set forth in the preamble.

“Existing Representation” has the meaning set forth in Section 9.12(a).

“Final Closing Statement” has the meaning set forth in Section 2.4(b).

“Final Company Cash” has the meaning set forth in Section 2.4(b).

“Final Company Indebtedness” has the meaning set forth in Section 2.4(b).

“Final Company Transaction Expenses” has the meaning set forth in Section 2.4(b).

“Final Net Working Capital” has the meaning set forth in Section 2.4(b).

8

“Final Purchase Price” means an amount in cash equal to (a) the Base Purchase Price, plus (b) Final Company Cash (if any), minus (c) Final Company Indebtedness (if any), minus (d) Final Company Transaction Expenses (if any), plus (e) the amount (if any) by which the Final Net Working Capital exceeds the Net Working Capital Target, minus (f) the amount (if any) by which the Net Working Capital Target exceeds the Final Net Working Capital.

“Financial Statements” has the meaning set forth in Section 4.4(a).

“Foreign Investment Authority” means any Governmental Entity having jurisdiction with respect to the Transactions pursuant to applicable Foreign Investment Laws.

“Foreign Investment Laws” means any applicable Laws and Orders, including any state, national or multi-jurisdictional Laws, relating to foreign investment or that are designed or intended to prohibit, restrict or regulate actions or transactions by foreigners to acquire interests in or control over domestic equities, securities, entities, assets, land or interests.

“Fraud” means a Person’s actual and intentional common law fraud (as opposed to constructive fraud) under the Laws of Delaware in the making of any representation, warranty or covenant expressly set forth in this Agreement or any certificate delivered in connection herewith.

“Fundamental Representations” means (a) with respect to Seller, the representations and warranties set forth in Section 3.1 (Ownership of the Shares), Section 3.3 (Authority; Approval), Section 3.6 (Brokers), Section 4.1(a)-(b) (Organization, Good Standing and Qualification), Section 4.2(b)(i) (Authority; Approval) and Section 4.3(a)-(b) (Capitalization) and (b) with respect to Buyer, Section 5.1 (Organization, Good Standing and Qualification), Section 5.2 (Authority; Approval), Section 5.3 (Consents and Approvals; No Violations) and Section 5.6 (Brokers).

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governing Documents” means, with respect to any Person, the certificate of incorporation and by-laws or comparable governing documents of such Person.

“Governmental Entity” means any domestic or non-U.S. legislative, administrative or regulatory authority, agency, commission, body, court or other governmental or quasi-governmental entity, including any supranational or arbitral body, in each case, of competent jurisdiction.

“Group Reallocation” means (a) the reallocation of any gain or loss in accordance with the United Kingdom Taxation of Chargeable Gains Act 1992, sections 171A or 179A and (b) the reallocation of a gain in accordance with the Corporation Tax Act 2009, section 792.

“Group Relief” means (a) any losses, allowance or other amount eligible for relief under Part 5 or Part 5A of the United Kingdom Corporation Tax Act 2010, (b) any tax refund which may be surrendered under the United Kingdom Corporation Tax Act 2010, section 963, (c) any eligible unrelieved foreign tax which may be surrendered under the United Kingdom Double Taxation Relief (Surrender of Relievable Tax within a Group) Regulations 2001, SI 2001/1163 and (d) any other relief available for surrender or transfer between members of a group for Tax purposes.

“Hazardous Materials” means any substance, material, waste, or chemical (a) defined, identified, or regulated as “hazardous” or “toxic” or as a “pollutant” or “contaminant” or words of similar meaning or regulatory effect, under any Environmental Law, (b) asbestos in any form, polychlorinated biphenyls, per- and polyfluoroalkyl substances, crude oil, petroleum or petroleum byproducts, radioactive materials or wastes, radon gas, and urea formaldehyde and (c) any other substance, material, waste, or chemical regulated by, or for which liability or standards of care are imposed under, Environmental Law.

9

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Improvements” has the meaning set forth in Section 4.16(c).

“Income Taxes” means Taxes imposed on or measured by net income, gains or profits (however denominated), including any franchise Taxes and branch profits Taxes so determined.

“Indemnified Taxes” has the meaning set forth in Section 6.2(i).

“Information Security Program” means a written information security program that complies in all material respects with applicable Privacy and Security Requirements, and when appropriately implemented and maintained would constitute commercially reasonable security procedures and practices appropriate to the nature of Personal Data.

“Insurance Policies” has the meaning set forth in Section 4.14.

“Insurance-Related Costs” has the meaning set forth in Section 6.8(c).

“Intellectual Property Rights” means any and all intellectual property and intellectual property rights anywhere in the world, including rights in or to any of the following: (a) trademarks, service marks, brand names, d/b/a’s, Internet domain names, logos, symbols, trade dress, trade names and other indicia of origin, and all goodwill associated therewith and symbolized thereby (collectively, “Trademarks”); (b) works of authorship, whether or not copyrightable, and copyrights therein or thereto; (c) trade secrets and confidential or proprietary know-how, including methods, processes, models, prototypes, proprietary data, databases and collections of data, customer lists and supplier lists (collectively, “Trade Secrets”); (d) patents, invention disclosures, divisionals, revisions, supplementary protection certificates, continuations, continuations-in-part, provisionals, renewals, extensions, substitutes, re-issues and re-examinations; (e) software (including source code, object code, firmware and related documentation and user manuals); and (f) applications, registrations and any common law rights of or for any of the foregoing.

“Intercompany Agreements” means all Contracts between Seller or any of its Affiliates (other than any Transferred Subsidiary), on the one hand, and any Transferred Subsidiary, on the other hand.

“Interim Period Exceptions” has the meaning set forth in Section 6.1(a).

“International Plan” has the meaning set forth in Section 4.12(j).

“Invention Assignment Agreement” has the meaning set forth in Section 4.11(h).

“IRS” means the United States Internal Revenue Service.

“IT Assets” means any and all computers, hardware, software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, equipment, electronics, platforms, interfaces, network and telecommunications equipment, websites, information technology infrastructure, wide area network and all other information technology assets, including all associated documentation related to any of the foregoing.

10

“Japan Facility” means the Owned Real Property located in Shirakawa, Fukushima, Japan.

“Key Transferred Subsidiaries” means DEI Holdings, Inc., DEI Sales, Inc., Sound United, LLC, D&M Sales & Marketing (H.K.) Ltd., B&W Group Ltd. (UK), and D&M Holdings Inc. (Japan).

“knowledge of Seller”, “Seller’s knowledge” or any other similar knowledge qualification in this Agreement means the actual knowledge, after reasonable inquiry, of the individuals set forth on Section 1.01(b) of the Seller Disclosure Schedule, none of whom will have any personal liability regarding such knowledge.

“Labor Agreement” means any collective bargaining agreement or other Contract with any union, works council, labor organization or other employee representative.

“Latest Balance Sheet” has the meaning set forth in Section 4.4(a).

“Latest Balance Sheet Date” has the meaning set forth in Section 4.4(a).

“Law” means any law, statute, rule, regulation, ordinance, code, or common law principle, any binding judicial or administrative interpretation of any of the foregoing, and any other pronouncement having the effect of law of any Governmental Entity.

“Leased Real Property” has the meaning set forth in Section 4.16(b).

“Liability” means any debt, financial obligation, expense, damages, judgements, costs, or other liability of any Person, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued.

“Licensed Marks” means, anywhere in the world, all Trademarks (whether registered or unregistered) owned by Seller or its Affiliates that incorporate, contain or comprise the term “Masimo” (including “Masimo Consumer”), as well as any variations, derivatives and stylizations of any of the foregoing.

“Lien” means any mortgage, deed of trust, trust deed, pledge, security interest, encumbrance, right of first refusal, restriction, lien or charge, other than, in each case, restrictions on transfer arising under applicable federal and state securities Laws; provided that solely for the purposes of Owned Real Property and Leased Real Property, encroachment, easement, covenant or right-of-way shall also be considered a Lien. For the avoidance of doubt, the term “Lien” shall not be deemed to include any non-exclusive license granted in the Ordinary Course with respect to Intellectual Property Rights.

“Malicious Code” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “ransomware” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (a) disrupting, disabling, harming, interfering with or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (b) damaging or destroying any data or file without the user’s consent.

“Material Contracts” has the meaning set forth in Section 4.7(a).

“Material Customer” has the meaning set forth in Section 4.17(a).

“Material Supplier” has the meaning set forth in Section 4.17(b).

11

“Multiemployer Plan” has the meaning set forth in Section 3(37) or 4001(a)(3) of ERISA.

“Net Working Capital” means an amount equal to (a) the aggregate amount of the consolidated current assets of the Transferred Subsidiaries, minus (b) the aggregate amount of the consolidated current liabilities of the Transferred Subsidiaries, in each case determined in accordance with the Accounting Principles and prepared in a format consistent with Exhibit B; provided that, for purposes of clauses (a) and (b) of this definition, current assets and current liabilities will exclude (i) any assets or liabilities to the extent included in the computation of Company Cash, Restricted Cash, Company Indebtedness or Company Transaction Expenses and (ii) income and deferred Tax assets and liabilities.

“Net Working Capital Target” means $160,000,000.

“Non-Recourse Party” means any past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or Representative of any Party and any past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or Representative of any of the foregoing.

“Non-US Transferred Business Employees” has the meaning set forth in Section 6.4(b).

“Notice of Objection” has the meaning set forth in Section 2.4(b)(iii).

“Nura IP” has the meaning set forth in Section 6.13(f).

“Nura Marks” means, anywhere in the world, all Trademarks (whether registered or unregistered) owned by Seller or its Affiliates that incorporate, contain or comprise the term “Nura”, as well as any variations, derivatives and stylizations of any of the foregoing.

“Nura Notice Period” has the meaning set forth in Section 6.13(f).

“Nura Technology” means that certain otoacoustic emission measuring technology acquired by Seller from Nura Operations Pty Ltd, and all derivatives and modifications thereof.

“Open Source Software” means software or other material that is distributed as “free software,” “open source software” or under a similar licensing or distribution terms (including any license approved by the Open Source Initiative and listed at opensource.org/licenses).

“Order” means any order, writ, injunction, decree, judgment or similar directive of, or binding agreement with, any Governmental Entity.

“Ordinary Course” means, with respect to an action taken by any Person, that such action is consistent with the ordinary course of business of such Person; provided that, for purposes of Section 6.1, any deviations therefrom are deemed to be consistent with the ordinary course of business of such Person so long as such action is taken consistent with trends in both the industry and geographic markets in which the Transferred Subsidiaries operate (including with respect to nature, frequency and magnitude).

“Owned Real Property” has the meaning set forth in Section 4.16(a).

“Party” or “Parties” has the meaning set forth in the preamble.

“Permits” has the meaning set forth in Section 4.9.

12

“Permitted Liens” means the following Liens: (a) Liens for current Taxes, assessments or other governmental charges not yet due and payable or due and not delinquent or that the taxpayer is contesting in good faith through appropriate Proceedings and for which adequate reserves have been maintained in accordance with GAAP; (b) mechanics’, materialmens’, carriers’, workmen’s, repairmen’s or other like common law, statutory or consensual Liens arising or incurred in the Ordinary Course for amounts not yet due and payable; (c) with respect to leasehold interests, mortgages and other Liens incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the Leased Real Property; (d) zoning, building, subdivision or other similar requirements or restrictions, none of which materially interfere with the present use and operation of the Real Property; (e) other Liens that are not violated in any material respect by the present use and operation of the Real Property and do not, individually or in the aggregate, materially impair the present use and operation of the specific parcel of Real Property to which they relate; (f) Liens in favor of banking or other financial institutions arising as a matter of Law encumbering deposits or other funds maintained with a financial institution and not incurred in connection with the borrowing of money by the Transferred Subsidiaries; (g) any condition or other matter, if any, that may be shown or disclosed by a current and accurate survey or physical inspection that does not, individually or in the aggregate, materially impair the present use and operation of the specific parcel of Real Property to which it relates; and (h) any Liens that will be terminated at or prior to the Closing.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity.

“Personal Data” means information relating to or reasonably capable of being associated with an identified or identifiable person, device, or household, including: (a) a natural person’s name, street address or specific geolocation information, date of birth, telephone number, email address, online contact information, photograph, biometric data, Social Security number, driver’s license number, passport number, tax identification number, any government-issued identification number, financial account number, credit card number, any information that would permit access to a financial account, a user name and password that would permit access to an online account, health information, insurance account information, any persistent identifier such as customer number held in a cookie, an Internet Protocol address, a processor or device serial number, or a unique device identifier; or (b) “personal data,” “personal information,” “protected health information,” “nonpublic personal information” or other similar terms as defined by applicable Privacy and Security Requirements.

“Post-Closing Matter” has the meaning set forth in Section 9.12(a).

“Post-Closing Period” means any taxable period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.

“Post-Closing Representation” has the meaning set forth in Section 9.12(a).

“Post-Closing Statement” has the meaning set forth in Section 2.4(b)(i).

“Pre-Closing Designated Persons” has the meaning set forth in Section 9.12(b).

“Pre-Closing Occurrences” has the meaning set forth in Section 6.8(b).

“Pre-Closing Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

13

“Pre-Closing Privileges” has the meaning set forth in Section 9.12(b).

“Pre-Closing Separate Tax Return” has the meaning set forth in Section 6.2(b)(i).

“Prior Company Counsel” has the meaning set forth in Section 9.12(a).

“Privacy and Security Requirements” means, to the extent applicable to the Transferred Subsidiaries, any and all Laws, written regulatory guidance, Contracts, industry requirements and other requirements of self-regulatory bodies (e.g., to the extent binding, the Payment Card Industry Data Security Standard or “PCI-DSS”), in each case of the foregoing, that are binding on the Transferred Subsidiaries and relate to privacy, cybersecurity, data security, data breach notification requirements, and the protection or Processing of Personal Data.

“Privileged Materials” has the meaning set forth in Section 9.12(c).

“Proceeding” means any civil, criminal or administrative action, suit, demand, litigation, arbitration, claim, action, complaint, investigation, citation, review, audit, proceeding, hearing or other dispute by or before a Governmental Entity.

“Processing,” “Process,” or “Processed” means any collection, access, acquisition, storage, use, performance of operations on, dissemination, re-use, disposal, disclosure, re-disclosure, deletion, destruction, sale, transfer, modification, or any other processing (as defined by applicable Privacy and Security Requirements) of Company Data and Company IT Assets.

“Projections” has the meaning set forth in Section 9.19.

“Purchase Price” means an amount in cash equal to (a) the Base Purchase Price, plus (b) Company Cash as of the Adjustment Measurement Time (if any), minus (c) Company Indebtedness as of the Adjustment Measurement Time (if any), minus (d) Company Transaction Expenses as of immediately prior to (but assuming consummation of ) the Closing (if any), plus (e) the amount (if any) by which Net Working Capital exceeds the Net Working Capital Target as of the Adjustment Measurement Time, minus (f) the amount (if any) by which the Net Working Capital Target exceeds Net Working Capital as of the Adjustment Measurement Time .

“Qualifying Claims” has the meaning set forth in Section 6.8(b).

“Real Property” means the Leased Real Property and the Owned Real Property.

“Real Property Lease” has the meaning set forth in Section 4.16(b).

“Records” has the meaning set forth in Section 6.7(b).

“Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity or Internet domain name registrar.

“Regulatory Filing Fees” has the meaning set forth in Section 6.3(h).

14

“Reimbursement Expense Amounts” means (a) all of Seller’s and its Affiliates’ reasonably incurred costs and expenses (including all reasonable fees and expenses of counsel, including reasonable costs of local counsel in applicable jurisdictions, document production vendors, economists, experts and consultants) incurred by Seller and its Affiliates in connection with seeking the receipt of all Authorizations under any Antitrust Laws (i) from a Governmental Entity that has initiated any in-depth review of the Transactions(i.e., a Request for Information and Document Materials under the HSR Act, any so-called “Phase II” review by the UK Competition and Markets Authority (or in connection with an undertaking in lieu process) and the local equivalent in any other jurisdiction), (ii) with respect to any remedy requiring divestitures as a condition to achieve such Authorizations or (iii) with respect to court proceedings in connection with achieving any such Authorizations or otherwise to enable the consummation of the Closing. At Buyer’s request (on no more than a bi-weekly (every two week basis)), Seller shall provide Buyer with regular updates regarding the fees incurred hereto in reasonable detail, and (b) in the event Buyer fails to timely pay any amount required to be paid by it pursuant to clause (a), all costs and expenses (including attorneys’ fees) incurred by Seller and its Affiliates in connection with recovering such amounts, plus, in each case, interest on such amounts at an annual rate equal to the prime rate as published in The Wall Street Journal in effect on the date such payments were required to be made (or such lesser rate that is the maximum rate permitted by applicable Law) through the date such payment is actually received.

“Release” means any release, spill, emission, leaking, pumping, pouring, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into or through the indoor or outdoor environment or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, sediment, surface water or groundwater.

“Representatives” means, with respect to any Person, such Person’s Affiliates and its and its Affiliates’ directors, officers, principals, managers, members, partners, equityholders, employees, agents, attorneys, bankers, financial advisors, auditors, accountants and other representatives.

“Restricted Cash” means, only to the extent otherwise included in the definition of “Company Cash,” and without duplication, (a) cash deposits in respect of Leased Real Property and cash held in escrow or similar accounts for the benefit of a third party, in each case to the extent such amounts are subject to a contractual requirement or other legal restriction and (b) the aggregate amount of any Taxes that would be imposed following the Closing in connection with the repatriation to the Company in the United States (determined as if the Company were owned by Seller), in the most Tax efficient manner possible, including utilizing any available intercompany loan balances or transfers between any of the Transferred Subsidiaries, of any Company Cash in any non-U.S. jurisdiction that is not usable by the Transferred Subsidiaries in the Ordinary Course in such non-U.S. jurisdiction; provided that “Restricted Cash” will exclude any liabilities to the extent included in the computation of Company Indebtedness, Net Working Capital or Company Transaction Expenses. For example purposes only, an illustrative example of the calculation of Restricted Cash is set forth on Exhibit C.

“Restricted Period” has the meaning set forth in Section 6.14(a).

“Restricted Territory” has the meaning set forth in Section 6.14(b).

“Retained Business” means any and all business operations or activity of Seller and its Affiliates, including all of the assets and properties thereof, whether undertaken prior to or after the Execution Date, other than the Business. For the avoidance of doubt, the Retained Business shall exclude the current or former business operations or activities of the Transferred Subsidiaries and their current or former Subsidiaries.

“Review Period” has the meaning set forth in Section 2.4(b)(iii).

“R&W Policy” means that certain buyer-side representations and warranties insurance policy (collectively, with the binder agreement associated therewith and any policies excess thereto) obtained by Buyer and bound as of the Closing Date, in substantially the form delivered to Seller prior to the Execution Date.

15

“R&W Policy Expenses” means all costs and expenses related to the R&W Policy, including costs and expenses incurred in respect of premium, brokerage commissions, underwriting fees, diligence and other fees, expenses and Taxes related thereto.

“Sanctions” means economic, anti-terrorism, and financial sanctions laws, embargoes, and restrictive measures imposed, administered, or enforced by the United States (including the U.S. Department of the Treasury’s Office of Foreign Assets Control and U.S. Department of State), the European Union and its Member States, the United Kingdom and the United Nations Security Council.

“Sanctioned Country” means any country or territory that is the subject or target of any comprehensive economic Sanctions (including Cuba, Iran, North Korea, Syria, Venezuela, the Crimea region of Ukraine, the so-called “Donetsk People’s Republic” and the so-called “Luhansk People’s Republic”).

“Sanctioned Person” means any Person that is the target of Sanctions, including: (a) any Person listed on any U.S. or applicable non-U.S. sanctions- or export-related restricted party list, including the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) List of Specially Designated Nationals and Blocked Persons, or any other list maintained by OFAC, U.S. Department of Commerce Bureau of Industry and Security, or U.S. Department of State sanctions- or export-related restricted party list; (b) the government, including any political subdivision, agency, or instrumentality thereof, of any Sanctioned Country; (c) an ordinary resident of, or entity registered in or established under the jurisdiction of, or any Person located in, a Sanctioned Country; or (d) any Person that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clauses (a) or (b).

“Securities Act” means the Securities Act of 1933.

“Security Incident” means any unauthorized Processing of Company Data or any unauthorized access to the Company IT Assets, or any similar incident that would be reasonably likely to require notification by the Transferred Subsidiaries to any Person, Governmental Entity, or any other entity under Privacy and Security Requirements.

“Seller” has the meaning set forth in the preamble.

“Seller Benefit Plan” means each Employee Benefit Plan that is not a Transferred Benefit Plan.

“Seller Consolidated Group” means any Consolidated Group the common parent of which is Seller (or Seller’s direct or indirect parent).

“Seller Disclosure Schedule” means the disclosure schedule delivered by Seller to Buyer on the Execution Date.

“Seller Indemnified Parties” has the meaning set forth in Section 6.2(j).

“Seller Licensed IP” has the meaning set forth in Section 6.13(b).

“Seller Policies” has the meaning set forth in Section 6.8(b),

16

“Seller Tax Claim” has the meaning set forth in Section 6.2(g)(i).

“Shared Contracts” means any Contract, other than any Employee Benefit Plan, to which Seller or one of its Affiliates (including any Transferred Subsidiary) is a party and which benefits both (a) the Business and (b) the Retained Business that the Parties mutually agree in writing after the Execution Date constitutes a “Shared Contract”.

“Shares” has the meaning set forth in the recitals.

“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.

“Straddle Period Separate Tax Return” has the meaning set forth in Section 6.2(b)(ii).

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries or a combination thereof or otherwise having the power to direct the business and policies of such partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) by such Person or one or more of its Subsidiaries or a combination thereof.

“Target Business” has the meaning set forth in Section 6.14(b).

“Tax” or “Taxes” means all federal, state, local or foreign taxes, including income, gross receipts, windfall profits, VAT, severance, property, production, sales, use, duty, license, excise, franchise, employment, registration, payroll, social security, contributions (including, without limitation, both employee and employer social security and national insurance contributions), net wealth, net worth, asset values, stamp duty, stamp duty land tax, transfer, ad valorem, conveyance, alternative or add-on minimum, imputed underpayment (as defined in Treasury Regulations Section 301.6241-1(a)(3)), levies, withholding or similar taxes, customs duties, governmental fees, tariffs or other like assessments or charges of any kind whatsoever imposed by a Tax Authority and whether payable directly or imposed by way of withholding or deduction, together with any liabilities in respect of interest and additions to tax and penalties that may be imposed under the Code or similar charges imposed by a Governmental Entity with respect thereto, and any interest in respect of such additions or penalties.

“Tax Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection or other imposition of any Taxes.

“Tax Contest” means an audit, investigation, examination, claim, action, suit, appeal, dispute or controversy relating to Taxes.

“Tax Return” means all reports, returns, forms, declarations, computations or statements filed or required to be filed with respect to Taxes, including any schedule or attachment thereto, including any amendment thereof and any information return, claim for refund, amended return or declaration of estimated Taxes.

“Termination Date” has the meaning set forth in Section 8.1(d).

“Trade Laws” has the meaning set forth in Section 4.18(a).

17

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property Rights.”

“Trademark License Term” has the meaning set forth in Section 6.13(e).

“Trademarks” has the meaning set forth in the definition of “Intellectual Property Rights.”

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents.

“Transaction Documents” means this Agreement, the Transition Services Agreement (if applicable), the certificate referred to in Section 7.2(d) and the certificate referred to in Section 7.3(d).

“Transfer Taxes” means all federal, national, state, local, foreign or other registration, excise, sales, use, harmonized sales, stamp taxes or duty, documentary, filing, and recordation and other similar taxes and fees that may be imposed, payable or assessed by any Governmental Entity in any country (excluding, for the avoidance of doubt, any Taxes measured in whole or in part by income, gains or profits, VAT, goods, services, or gross receipts Taxes and any similar Taxes) as a result of the Transactions, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Transferred Benefit Plans” means each Employee Benefit Plan that (i) is sponsored or maintained by the Transferred Subsidiaries as of the Closing Date or (ii) is required to transfer with the Transferred Subsidiaries by operation of Law.

“Transferred Business Employee” has the meaning set forth in Section 6.4(a).

“Transferred IP” means all Intellectual Property Rights that are applicable to the Business and owned or purported to be owned by Seller or any of its Affiliates (other than the Transferred Subsidiaries), other than (i) the Licensed Marks and (ii) the Seller Licensed IP.

“Transferred Subsidiaries” means the Company and its Subsidiaries.

“Transition Services Agreement” has the meaning set forth in Section 6.19.

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

“VAT” means value added tax in the United Kingdom pursuant to the Value Added Tax Act 1994 (as amended from time to time) and legislation and regulations supplemental thereto, or chargeable under or imposed pursuant to or in compliance with the EC Directive 2006/112/EC and any other Tax of a similar nature whether imposed in the United Kingdom or in any member state of the European Union in substitution for, or levied in addition to, such Tax, or any similar or comparable Tax imposed elsewhere.

“Willful Breach” of a Party means a breach of any representation, warranty, covenant or other agreement set forth in this Agreement that is a consequence of an action or failure to act by such Party with the actual knowledge (or in circumstances where such Party should reasonably have known) that the taking of such action or the failure to act would cause or constitute a breach of this Agreement.

18

Article II
PURCHASE AND SALE; Closing; Closing deliverables

Section 2.1             Purchase and Sale of the Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, in exchange for the Purchase Price, Buyer will purchase and accept from Seller, and Seller will sell and transfer to Buyer, the Shares, free and clear of all Liens (other than Liens created by Buyer or its Affiliates or any restriction on transfer arising under applicable securities Laws).

Section 2.2             Closing of the Transactions. The closing of the purchase and sale of the Shares under this Agreement (the “Closing”) will take place at 10:00 a.m., New York time, on the date that is three Business Days following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the Parties set forth in Article VII (other than those conditions which, by their terms, are to be satisfied or waived at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions) by electronic exchange of deliverables, or such other time, place and/or date that Seller and Buyer may agree in writing (the date on which the Closing occurs, the “Closing Date”).

Section 2.3             Deliveries at the Closing.

(a)            Deliveries by Seller. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller will deliver or caused to be delivered to Buyer:

(i)            the Shares, including any certificates thereof (if any), accompanied by an assignment and stock power evidencing the transfer of the Shares to Buyer in a form reasonably acceptable to Buyer;

(ii)            the certificate contemplated by Section 7.2(d);

(iii)            a properly completed and duly executed IRS Form W-9 of Seller; and

(iv)            evidence of termination, in a form reasonably satisfactory to Buyer, of each Intercompany Agreement set forth on Section 2.3(a)(iv) of the Seller Disclosure Schedule.

(b)            Deliveries by Buyer. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer will deliver or cause to be delivered:

(i)            to Seller, the Estimated Purchase Price by wire transfer of immediately available funds in accordance with written instructions specified by Seller in the Estimated Closing Statement;

(ii)            to Seller, the aggregate amount of all unpaid Reimbursement Expense Amounts by wire transfer of immediately available funds in accordance with written instructions specified by Seller in the Estimated Closing Statement;

(iii)            payments to the applicable third parties of the Company Transaction Expenses, by wire transfer of immediately available funds in the amounts and in accordance with written instructions provided by or on behalf of Seller (net of applicable withholding Taxes (including any employment-related Taxes that are required to be withheld and remitted to a Tax Authority)); and

19

(iv)            to Seller, the certificate contemplated by Section 7.3(d).

Section 2.4             Purchase Price Calculation and Adjustment.

(a)            Delivery of the Estimated Closing Statement. No later than three Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer a written statement (the “Estimated Closing Statement”), together with reasonable supporting documentation used by Seller in calculating the amounts set forth therein, setting forth Seller’s good faith calculations of (i) Net Working Capital as of the Adjustment Measurement Time (“Estimated Net Working Capital”), (ii) Company Cash as of the Adjustment Measurement Time (“Estimated Company Cash”), (iii) Company Indebtedness as of the Adjustment Measurement Time (“Estimated Company Indebtedness”), (iv) Company Transaction Expenses as of immediately prior to (but assuming consummation of) the Closing (“Estimated Company Transaction Expenses”), (v) the Estimated Purchase Price derived from the foregoing and (vi) all unpaid Reimbursement Expense Amounts. For the avoidance of doubt, each of the foregoing shall be calculated in accordance with the Accounting Principles. Buyer will be entitled to review and comment on the Estimated Closing Statement prior to the Business Day prior to the Closing, and Seller shall consider in good faith any such comments made by Buyer in good faith and may revise the Estimated Closing Statement prior to the Closing Date to reflect any such comments; provided, that if Buyer and Seller are unable to resolve any differences with respect to the amounts set forth in the Estimated Closing Statement prior to the calendar day prior to the Closing Date, then (A) neither Party shall delay the Closing because of such failure and (B) with respect to any such amounts that remain in dispute, the amounts set forth in the Estimated Closing Statement delivered by Seller, without adjustment, shall be used for purposes of calculating the Estimated Purchase Price and the components thereof. The agreement of the Parties to any revisions to the Estimated Closing Statement, or the failure of the Parties to agree to such revisions, shall not constitute a waiver or limitation of a Party’s rights or obligations pursuant to Section 2.4(b). No comments to the Estimated Closing Statement delivered by Buyer, or Buyer’s failure to deliver any comments to the Estimated Closing Statement, will be deemed to constitute any waiver or release of any of Buyer’s rights under this Agreement, including this Section 2.4.

(b)            Post-Closing Purchase Price Adjustment.

(i)            Delivery of Post-Closing Statement. No later than 5:00 p.m., New York time, on the 90th day after the Closing Date, Buyer shall prepare and deliver to Seller a written statement (the “Post-Closing Statement”), together with reasonable supporting documentation used by Buyer in calculating the amounts set forth therein, setting forth Buyer’s good faith calculations of (A) Net Working Capital as of the Adjustment Measurement Time (the “Closing Net Working Capital”), (B) Company Cash as of the Adjustment Measurement Time (“Closing Company Cash”), (C) Company Indebtedness as of the Adjustment Measurement Time (“Closing Company Indebtedness”), (D) Company Transaction Expenses as of immediately prior to (but assuming consummation of) the Closing (“Closing Company Transaction Expenses”) and (E) the Closing Purchase Price derived from the foregoing. If Buyer does not deliver to Seller the Post-Closing Statement by 5:00 p.m., New York time, on the 90th day after the Closing Date, the Estimated Closing Statement and the amounts set forth therein (including the Estimated Purchase Price) will be deemed to have been accepted by Buyer and will be deemed final and binding upon the Parties and the Estimated Closing Statement will be deemed the “Final Closing Statement”, and the Estimated Purchase Price, Estimated Net Working Capital, Estimated Company Cash, Estimated Company Indebtedness and Estimated Company Transaction Expenses will be deemed the “Final Purchase Price”, “Final Net Working Capital”, “Final Company Cash”, “Final Company Indebtedness” and “Final Company Transaction Expenses”, respectively.

20

(ii)           Access to Information. From and after the delivery of the Post-Closing Statement (if any) until the final determination of the Final Closing Statement, Buyer will, and will cause its Affiliates and the Transferred Subsidiaries to, upon reasonable prior notice, (A) provide Seller and its Representatives with reasonable access during normal business hours to the books and records and work papers (subject to the execution of any required customary access letters) of the Transferred Subsidiaries used by Buyer in preparing the Post-Closing Statement and Buyer’s proposed amounts set forth therein or any other reasonable supporting documents as reasonably requested by Seller related to the calculations set forth in the Post-Closing Statement and (B) reasonably cooperate with Seller and its Representatives in connection with the review of such materials, including by making available its accountants and personnel, in a manner designed to not interfere with the operations of Buyer or the Transferred Subsidiaries) who were involved in preparation of the Post-Closing Statement to the extent reasonably requested.

(iii)          Notice of Objection. If Seller has any objections to the Post-Closing Statement or any amount included in the calculation of the Closing Purchase Price set forth therein, it shall deliver to Buyer a written statement (a “Notice of Objection”) setting forth in reasonable detail the particulars of such disagreement (including the specific items in the Post-Closing Statement that are in dispute and the nature and amount of any disagreement so identified) not later than 30 days after its receipt of the Post-Closing Statement (such 30-day period, the “Review Period”). If Seller fails to deliver a Notice of Objection by the expiration of the Review Period, then the Post-Closing Statement and the amounts set forth therein (including the Closing Purchase Price) will be deemed to have been accepted by Seller and the Post-Closing Statement will be deemed to be the “Final Closing Statement”, and the Closing Purchase Price, Closing Net Working Capital, Closing Company Cash, Closing Company Indebtedness and Closing Company Transaction Expenses will be deemed the “Final Purchase Price”, “Final Net Working Capital”, “Final Company Cash”, “Final Company Indebtedness” and “Final Company Transaction Expenses”, respectively. If Seller delivers a Notice of Objection to Buyer by the expiration of the Review Period, Seller and Buyer shall work in good faith to resolve Seller’s objections within the 30 days period following the delivery of the Notice of Objection.

(iv)         Selection of the Accountant. If Buyer and Seller are unable to resolve in writing all of Seller’s objections set forth in the Notice of Objection by the end of the 30-day period (or such longer period as may be agreed by Buyer and Seller) following the delivery of such Notice of Objection, the resolution of all such unresolved items (“Disputed Items”) shall be submitted to Ernst & Young (or such other independent accounting firm of recognized national standing in the United States, with significant experience related to purchase price adjustment disputes relating to transactions of a similar nature as may be mutually selected by Buyer and Seller) to resolve any remaining disagreements and determine the Final Purchase Price. If (A) neither Ernst & Young nor any such mutually selected accounting firm is willing and able to serve in such capacity or (B) Buyer and Seller otherwise fail to appoint an accounting firm pursuant to the immediately preceding sentence within 10 Business Days after the expiration of the resolution period set forth in the immediately preceding sentence, Seller shall deliver to Buyer a list of three other accounting firms of recognized national standing and Buyer shall select one of such three accounting firms within five Business Days of the delivery of such list by Seller (such firm as is ultimately selected pursuant to the aforementioned procedures being the “Accountant”). Seller and Buyer shall promptly execute any agreement reasonably required by the Accountant for its engagement under this Agreement.

21

(v)          Submission of Disputed Items. Each of Buyer and Seller shall, promptly (but in any event within 10 Business Days) following the formal engagement of the Accountant, provide the Accountant (copying the other upon submission) with a single written submission setting forth its respective calculations of and assertions regarding the Disputed Items and upon receipt thereof, each of Seller and Buyer shall be entitled (no later than five Business Days following receipt of the other Party’s initial submission) to submit to the Accountant a single written response to such other Party’s initial submission setting forth such Party’s objections or rebuttals to the calculations and/or assertions set forth in such initial submission (which responses the Accountant shall promptly distribute to the other applicable Party). There shall be no ex parte communications between Seller (or its Representatives) or Buyer (or its Representatives), on the one hand, and the Accountant, on the other hand, relating to the Disputed Items and, unless requested by the Accountant in writing, no Party may present any additional information or arguments to the Accountant, either orally or in writing.

(vi)         Accountant’s Determination. The Accountant shall be instructed to render its determination with respect to the Disputed Items as soon as reasonably possible (which the Parties agree shall not be later than 45 days following the formal engagement of the Accountant). The Accountant shall act as an expert and not as an arbitrator to determine solely the Disputed Items based solely on the submissions and responses of Buyer, on the one hand, and Seller, on the other hand, without independent investigation and in accordance with the terms of this Agreement, including the Accounting Principles. In resolving any disputed amount in connection with its determination of the Final Closing Statement, or any component thereof, the Accountant may not assign a value to any Disputed Item greater than the greatest value for such Disputed Item claimed by either Party or less than the smallest value for such item claimed by either Party in the Post-Closing Statement or a Notice of Objection. The Parties agree that the determination of the Accountant with respect to any Disputed Items is not intended to permit the introduction of different accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purposes of determining the Final Purchase Price, and the Accountant shall not conduct an independent investigation but shall instead base its determination on the written submissions of the Parties delivered pursuant to and in accordance with Section 2.4(b)(v) with respect to the Disputed Items. Each of Buyer and Seller agrees that: (A) the determination of the Accountant in accordance with this Section 2.4(b)(vi) shall be binding and final for purposes of this Agreement (absent manifest error); (B) the Post-Closing Statement, as modified to reflect the changes thereto resulting from the determinations with respect to the Disputed Items made by the Accountant in accordance with this Section 2.4(b)(vi), shall be deemed the “Final Closing Statement”; and (C) the Purchase Price, Net Working Capital, Company Cash, Company Indebtedness and Company Transaction Expense amounts, in each case as finally determined by the Accountant in accordance with this Section 2.4(b)(vi) (or, to the extent applicable, as agreed between Buyer and Seller prior to the end of the Review Period), will be deemed to be the “Final Purchase Price”, “Final Net Working Capital”, “Final Company Cash”, “Final Company Indebtedness” and “Final Company Transaction Expenses”, respectively.

(vii)        Accountant’s Fees and Expenses. The Accountant shall allocate its costs and expenses between Buyer and Seller based upon the percentage of the aggregate contested amount submitted to the Accountant that is ultimately awarded to Buyer, on the one hand, or to Seller, on the other hand, such that Buyer bears a percentage of such costs and expenses equal to the percentage of the contested amount awarded to Seller and Seller bears a percentage of such costs and expenses equal to the percentage of the contested amount awarded to Buyer. For example, if Seller claims that the appropriate adjustments with respect to the unresolved disputed items that are submitted to the Accountant are $1,000 greater than the amount determined by Buyer, and if the Accountant ultimately resolves the unresolved disputed items that are submitted to the Accountant by awarding to Seller $300 of the $1,000 contested, then the fees, costs and expenses of the Accountant will be allocated 30% (i.e., $300 ÷ $1,000) to Buyer and 70% (i.e., $700 ÷ $1,000) to Seller. For the avoidance of doubt, the fees and disbursements of the representatives of each Party incurred in connection with the preparation or review of the Post-Closing Statement and any Notice of Objection, as well as any submissions and responses to the Accountant, as applicable, shall be borne by such Party.

22

(c)            Post-Closing Adjustment Payments.

(i)            If the Final Purchase Price based on the Final Closing Statement determined in accordance with this Section 2.4 is greater than the Estimated Purchase Price, then within five Business Days after the determination of the Final Closing Statement in accordance with this Section 2.4, Buyer will pay Seller, by wire transfer of immediately available funds, an amount equal to such difference, in accordance with the written instructions provided by Seller to Buyer (no later than the third Business Day prior to such payment date).

(ii)           If the Final Purchase Price based on the Final Closing Statement determined in accordance this Section 2.4 is less than the Estimated Purchase Price, then within five Business Days after the determination of the Final Closing Statement in accordance with this Section 2.4, Seller will pay Buyer, by wire transfer of immediately available funds, an amount equal to the absolute value of such difference, in accordance with the written instructions provided by Buyer to Seller (no later than the third Business Day prior to such payment date).

(iii)          Neither Buyer nor Seller shall have any payment or delivery obligation pursuant to this Section 2.4(c) if the Final Purchase Price is equal to the Estimated Purchase Price.

(iv)          Any payment made pursuant to this Section 2.4(c) shall, for Tax purposes, be deemed to be an adjustment to the Purchase Price to the extent permitted by applicable Law.

(d)            Exclusive Remedy. Other than with respect to Fraud or with respect to any rights under the R&W Policy, the process set forth in this Section 2.4 shall be the sole and exclusive remedy of the Parties for any disputes related to items required to be included or reflected in the calculation of the Final Purchase Price; provided that each Party may enforce the other Party’s obligations under this Section 2.4 in the Chosen Courts.

Section 2.5             Withholding Taxes. Each Party acknowledges and agrees that the other Party (or its Affiliate or agent) shall be entitled to deduct and withhold (or cause to be deducted or withheld) from any payment otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to such payment under applicable Law; provided, that, other than with respect to payments that are compensatory in nature or payments to a recipient of Company Transaction Expenses that has not provided relevant Tax forms or certifications (including IRS Form W-9 or the appropriate IRS Form W-8, as applicable), each Party shall use reasonable best efforts to provide notice to the other Party of the amounts subject to withholding (and which notice shall include the basis and method of calculation of the proposed deduction or withholding) at least three Business Days prior to making any such deduction or withholding and shall reasonably cooperate with the other Party to eliminate or minimize to the greatest extent practicable the basis for such deduction or withholding. Upon reasonable request, Seller or Buyer, as applicable, shall complete and provide to Seller or Buyer, as applicable, any governmental form, receipt or document required in connection with payments made pursuant to this Agreement, including proof of payment of withholding Taxes or any form of certification required in order to reduce or eliminate any otherwise required withholding Tax. To the extent that amounts are deducted or withheld and remitted to the applicable Tax Authority in accordance with this Section 2.5, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

23

Article III
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Seller Disclosure Schedule, Seller hereby represents and warrants to Buyer as follows:

Section 3.1             Ownership of the Shares.

(a)            Seller is the sole record and beneficial owner of all the Shares. Seller has good and valid title to all such Shares, free and clear of all Liens (other than any Liens created by Buyer or its Affiliates or any restrictions on transfer arising under applicable securities Laws) and, upon delivery by Seller of the Shares to Buyer at the Closing, good and valid title to such Shares will pass to Buyer.

(b)            There are no preemptive or other outstanding rights, options, warrants, agreements, arrangements or commitments of any character under which Seller is or may become obligated to sell, or which give any Person a right to acquire, or in any way dispose of, any of such Shares. Except for this Agreement and the Company’s Governing Documents, Seller is not a party to any Contracts with respect to the voting, purchase, dividend rights, disposition or transfer of the Shares.

Section 3.2             Organization, Good Standing and Qualification(a)      . Seller (a) is a legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (c) is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except in the case of clause (b) or clause (c) of this Section 3.2 where the failure to be so qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or material impair the consummation of the Transactions.

Section 3.3             Authority; Approval. Seller has the requisite right, power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and has all requisite organizational power and authority and has taken all organizational action necessary to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by Seller and, when duly executed and delivered by Buyer, will constitute a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 3.4             Governmental Filings; No Violations.

(a)            Assuming the truth and accuracy of the representations and warranties of Buyer set forth in Section 5.3, other than the Company Approvals, no notice to, filing with or authorization, consent or approval of any Governmental Entity is necessary for the execution, delivery or performance by Seller of this Agreement or the consummation by Seller of the Transactions, except for where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, has not had and would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions.

24

(b)            Neither the execution, delivery or performance by Seller of this Agreement nor the consummation by Seller of the Transactions (i) conflict with or result in any breach of any provision of Seller’s Governing Documents, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, any contract, agreement or other instrument binding upon Seller, or (iii) assuming (solely with respect to the performance of this Agreement and consummation of the Transactions) compliance with the matters referred to in Section 3.4 violate any Law or Order applicable to Seller or the Shares, except, in the case of clauses (ii) and (iii) of this Section 3.4(b), as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions.

Section 3.5             Litigation. There are no Proceedings pending or, to the knowledge of Seller, threatened in writing against Seller that (a) relate to the Shares or (b) challenge the validity or enforceability of Seller’s obligations under this Agreement. Seller is not a party to or subject to the provisions of any Order that would, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions or have a material adverse impact on the Business or Transferred Subsidiaries, taken as a whole.

Section 3.6             Brokers. Neither Buyer nor any of the Transferred Subsidiaries is or will be responsible for any brokerage payments, investment banking fees (or related expenses and indemnification obligations), commissions, brokers, finders’ fees or other similar payments following the Closing to any investment banker, broker or finder or other Person engaged by Seller or the Transferred Subsidiaries in connection with the Transactions.

Article IV
REPRESENTATIONS AND WARRANTIES REGARDING THE TRANSFERRED SUBSIDIARIES

Except as set forth in the Seller Disclosure Schedule, Seller hereby represents and warrants to Buyer with respect to the Company as follows:

Section 4.1             Organization, Good Standing and Qualification.

(a)            The Company (i) is a legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (iii) is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except in the case of clause (ii) or clause (iii) of this Section 4.1(a) where the failure to have such power and authority or be so qualified would not, individually or in the aggregate, reasonably be expected to have a material adverse impact on the Business or the Transferred Subsidiaries, taken as a whole.

(b)            Each of the Key Transferred Subsidiaries is a legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

25

(c)            Each of the Transferred Subsidiaries (other than the Company) (i) other than the Key Transferred Subsidiaries, is a legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (iii) is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except in the case of the foregoing clauses (i), (ii) and (iii) where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a material adverse impact on the Business or the Transferred Subsidiaries, taken as a whole.

(d)            Seller has delivered or made available to Buyer copies of the Governing Documents of (i) the Company and each Key Transferred Subsidiary that are accurate and complete and (ii) each of the Transferred Subsidiaries (other than the Company and the Key Transferred Subsidiaries) that are accurate and complete in all material respects, each as amended as of the Execution Date.

Section 4.2             Authority; Approval.

(a)            Other than the expirations of waiting periods (and any extensions thereof) and the filings, notices, reports, consents, registrations, approvals, permits and authorizations (i) under the HSR Act and (ii) listed on Section 4.2(a) of the Seller Disclosure Schedule (the items set forth in clauses (i) and (ii) collectively, the “Company Approvals”), no expirations of waiting periods under applicable Antitrust Laws or Foreign Investment Laws are required and no notice to, filing with or authorization, consent or approval of any Governmental Entity is necessary in connection with the execution, delivery and performance of this Agreement by the Company or the consummation of the Transactions, except those that the failure to obtain would not, individually or in the aggregate, reasonably be expected to have a material adverse impact on the Business or the Transferred Subsidiaries, taken as a whole.

(b)            The execution, delivery and performance of this Agreement by Seller does not, and the consummation of the Transactions will not, conflict with, or result in any breach or violation of or default (with or without notice, lapse of time, or both) under, or give rise to any right of termination, loss of rights, adverse modification of provisions, cancellation or acceleration of any obligation under, or result in the creation of a Lien on any of the assets of the Company or any Transferred Subsidiary under any provision of (i) the Governing Documents of the Company, (ii) the Governing Documents of the Key Transferred Subsidiaries, (iii) the Governing Documents of the Transferred Subsidiaries (other than the Company and the Key Transferred Subsidiaries), (iv) any Material Contract or (v) assuming (solely with respect to the performance of this Agreement and consummation of the Transactions) compliance with the matters referred to in Section 4.2(a), any Orders or Laws to which the Transferred Subsidiaries are subject, except, in the cases of clauses (iii)-(v) of this Section 4.2(b), for any breach, violation, default, termination, loss, adverse modification, cancellation, acceleration or creation that would not, individually or in the aggregate, reasonably be expected to have a material adverse impact on the Business or the Transferred Subsidiaries, taken as a whole.

Section 4.3             Capitalization.

(a)            Each of the Shares is duly authorized, validly issued, fully paid and nonassessable and owned by Seller, free and clear of any Liens, other than (i) restrictions on transfer arising under applicable securities Laws, or the Governing Documents of the Company, as applicable, or (ii) Permitted Liens. The Shares comprise all the outstanding equity interests in the Company. Except for this Agreement, the Shares are not subject to any unexpired preemptive right, right of first refusal, purchase option, call option or similar right. The Shares are owned and held, beneficially and of record, by Seller. Except for the Shares, the Company has not issued other (A) equity interests, (B) securities convertible into or exchangeable for equity interests of the Company or (C) options or other rights to acquire from the Company any equity interests, in each case that remain outstanding. There are no outstanding obligations of the Company to issue, repurchase, redeem or otherwise acquire any equity interests of the Company. The Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which, in the capacities as such holders, have the right to vote (or that are convertible into or exercisable for securities having the right to vote) with such entities’ shareholders on any matter.

26

(b)            Each of the outstanding shares of capital stock or other securities of each of the Transferred Subsidiaries (other than the Company) is owned by the Company or by a direct or indirect wholly-owned Subsidiary of the Company, free and clear of any Liens, other than any (i) restrictions on transfer arising under applicable securities Laws, or the Governing Documents of the applicable Transferred Subsidiary (other than the Company), as applicable, or (ii) Permitted Liens. Except for this Agreement, there are no agreements, arrangements, options, warrants, calls, rights (including preemptive rights), commitments or similar rights of any character relating to the issuance, sale, purchase or redemption of any shares of capital stock (or equity securities) of the Transferred Subsidiaries. The Transferred Subsidiaries do not have any outstanding bonds, debentures, notes or other obligations the holders of which, in the capacities as such holders, have the right to vote (or that are convertible into or exercisable for securities having the right to vote) with such entities’ shareholders on any matter.

(c)            Each of the outstanding shares of capital stock or other securities of (i) each of the Key Transferred Subsidiaries is (A) duly authorized, validly issued, fully paid and nonassessable and (B) has been offered, issued, sold and delivered in compliance, in all material respects, with all applicable securities Laws and (ii) except as would not reasonably be expected to be, individually or in the aggregate, material to the Business or the Transferred Subsidiaries, taken as a whole, each of the Transferred Subsidiaries (other than the Company and the Key Transferred Subsidiaries) is (A) duly authorized, validly issued, fully paid and nonassessable and (B) has been offered, issued, sold and delivered in compliance with all applicable securities Laws.

(d)            The authorized capital stock of each Transferred Subsidiary other than the Company as of the Execution Date is as set forth in Section 4.3(d) of the Seller Disclosure Schedule and all of the outstanding equity interests of each such Transferred Subsidiary are held of record by the Persons set forth in Section 4.3(d) of the Seller Disclosure Schedule.

Section 4.4             Financial Statements.

(a)            Section 4.4(a) of the Seller Disclosure Schedule sets forth true, complete and correct copies of the following financial statements (such financial statements, collectively, the “Financial Statements”): the audited consolidated balance sheets of the Company as of each of December 28, 2024 (the “Latest Balance Sheet Date” and, such balance sheet, the “Latest Balance Sheet”) and December 30, 2023 and the related audited statements of operations, stockholders’ equity and cash flows for each of the fiscal years then ended.

(b)            The Financial Statements (i) have been prepared in accordance with GAAP in all material respects, and (ii) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as of the dates thereof and its results of operations for the periods then ended. Notwithstanding the foregoing, the Financial Statements and the representations and warranties set forth in Section 4.4(a) and this Section 4.4(b) are qualified by the fact that (A) the Transferred Subsidiaries have not operated on a standalone basis (it being understood, however, that the Transferred Subsidiaries has not been operating historically as a separate “standalone” entity, and, therefore, the Financial Statements will reflect certain allocations made that may not reflect what would have been incurred if the Transferred Subsidiaries had operated as a standalone business), (B) the Financial Statements were prepared solely for the purposes of this Agreement and assume certain allocated charges which do not necessarily reflect amounts that would have resulted from arms’-length transactions if the Transferred Subsidiaries was to operate as a standalone business and (C) the Financial Statements are not necessarily indicative of what the results of operations and financial position and cash flows of the Transferred Subsidiaries will be in the future.

27

(c)            The Transferred Subsidiaries maintain, or cause to be maintained, internal controls over financial reporting reasonably designed to provide reasonable assurance that (i) all material transactions are executed in all material respects in accordance with management’s general or specific authorization and (ii) all material transactions are recorded as necessary to permit preparation of the Financial Statements. Since April 11, 2022, no material claim or allegation regarding accounting, internal controls or auditing matters or possible material violations of applicable Law has been made through Seller’s whistleblower hotline or equivalent system for receipt of employee concerns regarding possible violations of applicable Law.

(d)            All inventory reflected on the Latest Balance Sheet consists of a quantity and quality usable and saleable in the Ordinary Course in all material respects, except for unmarketable, obsolete, irregular, defective or damaged inventory that have been written off or written down to fair market values in accordance with GAAP in all material respects or for which adequate reserves have been established and adjusted for the passage of time through the Latest Balance Sheet Date in the Ordinary Course.

Section 4.5             Absence of Certain Changes.

(a)            Since the Latest Balance Sheet Date through the Execution Date:

(i)            the Transferred Subsidiaries have conducted their respective businesses in the Ordinary Course in all material respects (except for actions taken or not taken in connection with the consummation of the Transactions); and

(ii)           there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the properties or assets of the Transferred Subsidiaries used in, or held for use in, the operation of their respective businesses (whether or not covered by insurance), except as would not, individually or in the aggregate, reasonably be expected to have a material adverse impact on the Business or the Transferred Subsidiaries, taken as a whole.

(b)            Since the Latest Balance Sheet Date, there has not been any Company Material Adverse Effect that is continuing.

Section 4.6             No Undisclosed Liabilities. The Transferred Subsidiaries do not have any Liabilities, other than Liabilities:

(a)            specifically reflected or reserved against in the Financial Statements or in the notes thereto;

(b)            that have arisen after the Latest Balance Sheet Date in the Ordinary Course (none of which relates to a breach of Law, breach of contract, breach of warranty, tort, infringement or other Proceeding);

(c)            incurred in accordance with this Agreement or in connection with the Transactions;

(d)            that are executory obligations required to be performed after the Execution Date under any Contract binding upon the Transferred Subsidiaries entered into in the Ordinary Course prior to the Execution Date or otherwise in compliance with this Agreement; or

28

(e)            that would not reasonably be expected, individually or in the aggregate, to have a material adverse impact on the Business or the Transferred Subsidiaries, taken as a whole.

Section 4.7             Material Contracts.

(a)            Section 4.7 of the Seller Disclosure Schedule sets forth, as of the Execution Date, each of the following Contracts to which any of the Transferred Subsidiaries is a party, other than any Employee Benefit Plan (such Contracts, the “Material Contracts”):

(i)            each Contract evidencing Company Indebtedness in excess of $250,000;

(ii)           each Contract pursuant to which any of the Transferred Subsidiaries guarantees obligations of others, other than guarantees of obligations of any of the Transferred Subsidiaries;

(iii)          each Contract concerning the establishment or operation of a material partnership, joint venture or other similar agreement in which any of the Transferred Subsidiaries owns a voting or economic interest;

(iv)         each Contract containing covenants applicable to any of the Transferred Subsidiaries (A) prohibiting any of the Transferred Subsidiaries from competing with any Person, in any line of business or in any geographic area, (B) requiring any of the Transferred Subsidiaries or to purchase or otherwise obtain any material products or services from a single third party or (C) requiring the Business to sell a particular product to only a specific customer or distributor;

(v)          each Contract containing (A) a “most favored nation” or similar provision in favor of any customer or other counterparty of any of the Transferred Subsidiaries or (B) any limitation on any of the Transferred Subsidiaries’ ability to increase prices;

(vi)         each Contract relating to the acquisition or disposition (whether by merger, sale of stock, sale of assets or otherwise) of any capital stock or other equity interests, or all or substantially all of the assets of any Transferred Subsidiary, including any such Contract pursuant to which, after the Closing, any Transferred Subsidiary will have an executory obligation with respect to an “earn-out” or similar material contingent payments ;

(vii)        under Contract under which any Transferred Subsidiary has made a loan to any other Person in excess of $500,000;

(viii)       any Contract that relates to any settlement of litigation (A) involving payments by any Transferred Subsidiary in excess of $250,000 and that has not been fully performed (with no ongoing Liability or obligation of any kind, other than customary non-disparagement, release or confidentiality obligations) as of the Execution Date or (B) that provides for any injunctive or non-monetary relief (other than customary non-disparagement, release or confidentiality obligations) that would hinder the operations of the Business or the Transferred Subsidiaries in any material respect;

(ix)          each Real Property Lease;

(x)           each Labor Agreement;

(xi)          each Contract with a Material Supplier or Material Customer;

29

(xii)         each written Intercompany Agreement, except for employment arrangements;

(xiii)        any Contract with any Governmental Entity; and

(xiv)       any Contract (A) pursuant to which any of the Transferred Subsidiaries grants or receives a license or similar right under any Intellectual Property Rights, (B) that governs the development of Intellectual Property Rights by or for any of the Transferred Subsidiaries, or (C) arising out of any material Intellectual Property Rights-related dispute related to the Business or the Transferred Subsidiaries, in each case of the foregoing clauses (A) through (C), excluding (x) non-exclusive licenses for commercially available off-the-shelf software, (y) non-exclusive licenses granted by the Transferred Subsidiaries in the Ordinary Course and (z) non-disclosure agreements, invention assignments and employee- or contractor-related agreements entered into in the Ordinary Course on substantially the same terms as forms made available to Buyer.

(b)            Except for expirations, including any non-renewals, in the Ordinary Course consistent and in accordance with the terms of such Material Contract, each Material Contract is valid, binding and enforceable against the applicable Transferred Subsidiary and, to the knowledge of Seller, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as would not, individually or in the aggregate, reasonably be expected to have a material adverse impact on the Business or the Transferred Subsidiaries, taken as a whole. Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse impact on the Business or the Transferred Subsidiaries, taken as a whole, each Transferred Subsidiary has fulfilled and performed its respective obligations under each of the Material Contracts, and no Transferred Subsidiary is in, nor alleged to be in, breach or default under, nor is there or is there alleged to be any basis for termination of, any Material Contract and, to the knowledge of Seller (i) there is no breach or violation of, or default under, any such Material Contract by any other party thereto and (ii) no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder or would permit or cause the termination or modification thereof or acceleration or creation of any right or obligation thereunder. Seller has made available to Buyer copies of each Material Contract containing all material terms of such Material Contract.

Section 4.8             Litigation.

(a)            There is no, and from April 11, 2022, there has been no, Proceeding pending or threatened in writing against any of the Transferred Subsidiaries by any Person that, if decided against any of the Transferred Subsidiaries, would, or would reasonably be expected to (i) have a material adverse impact on the Business or the Transferred Subsidiaries, taken as a whole, or (ii) prevent, materially delay or materially impair the consummation of the Transactions.

(b)            None of the Transferred Subsidiaries is or, from April 11, 2022, has been subject to any outstanding Order which has had or would reasonably be expected to (i) have a material adverse impact on the Business or the Transferred Subsidiaries, taken as a whole, or (ii) prevent, materially delay or materially impair the consummation of the Transactions.

(c)            Neither matter set forth on Section 4.8(c) of the Seller Disclosure Schedule is reasonably expected to (i) result in Liabilities against any of the Transferred Subsidiaries or (ii) have a material adverse impact on the Business or the Transferred Subsidiaries, taken as a whole.

30

Section 4.9             Compliance with Applicable Law; Licenses. Since April 11, 2022, except as would not, individually or in the aggregate, reasonably be expected to have a material adverse impact on the Business or the Transferred Subsidiaries, taken as a whole, (i) each Transferred Subsidiary has been in compliance with all applicable Laws, (ii) the Transferred Subsidiaries have not received any written communication alleging any material noncompliance with any such Laws that has not been cured, (iii) each of the Transferred Subsidiaries has obtained and is in compliance with all material permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity (collectively, “Permits”) necessary to conduct its business as presently conducted, and (iv) there are no Proceedings pending or, to the knowledge of Seller, threatened in writing affecting the validity of the Permits.

Section 4.10           Environmental Matters.

(a)            Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse impact on the Business or the Transferred Subsidiaries, taken as a whole, :

(i)            the Transferred Subsidiaries are and, since April 11, 2022, have been in compliance with all applicable Environmental Laws;

(ii)           the Transferred Subsidiaries hold, and are, and since April 11, 2022, and have been in compliance with, all Permits that are required pursuant to Environmental Laws for the ownership or operation of the Businesses or the Transferred Subsidiaries or of the Owned Real Property or Leased Real Property as presently operated (“Environmental Permits”), all such Environmental Permits are valid and in full force and effect, and Seller has not received any notice threatening to revoke, adversely modify, cancel, or terminate any such Environmental Permit;

(iii)          there has been no Release of Hazardous Materials on, at, under or from the Owned Real Property, any Leased Real Property, any property formerly owned, leased or operated by any of the Transferred Subsidiaries or any other location in a manner that has resulted in or could reasonably be expected to result in any Liability of any of the Transferred Subsidiaries under applicable Environmental Laws;

(iv)           none of the Transferred Subsidiaries has received any written notice of, and there is no Proceeding pending or, to the knowledge of Seller, threatened alleging, any violation of, non-compliance with, or Liability (including any investigatory, corrective or remedial obligation) on the part of any Transferred Subsidiary under any Environmental Laws, that has not been fully resolved with no continuing obligations as of the Closing Date;

(v)           none of the Transferred Subsidiaries, the Business, the Owned Real Property or the Leased Real Property is party to or the subject of any Order that remains unresolved or that imposes any continuing obligation following the Closing, in either case under or relating to any Environmental Law; and

(vi)          none of the Transferred Subsidiaries has, either expressly or by operation of law, assumed or undertaken any material liability, including any obligation for investigation, corrective action, or remedial action, of any other Person arising under or relating to any Environmental Laws.

(b)            Seller and the Transferred Subsidiaries have made available to Buyer copies of all environmental reports, studies, assessments and audits prepared by or on behalf of Seller or any Transferred Subsidiary since April 11, 2022 or that identify any material outstanding violation of or liability or obligation under any Environmental Law, which are in their possession or control, in each case relating to the Transferred Subsidiaries, the Owned Real Property, the Leased Real Property or any real property formerly owned, leased or operated by the Transferred Subsidiaries.

31

Section 4.11           Intellectual Property; IT Assets; Privacy.

(a)            Section 4.11(a) of the Seller Disclosure Schedule contains a true and complete list, as of the Execution Date, of all Company IP that is Registered, indicating for each item the record owner, registration or application number, registration or application date and the filing jurisdiction or domain name registrar, as applicable. All Company IP is subsisting, and all issued or granted items included therein are valid and enforceable.

(b)            The Transferred Subsidiaries solely and exclusively own all Company IP, free and clear of all Liens (other than Permitted Liens). No Company IP was developed with Governmental Entity, university, or research institution funding, except as set forth in Section 4.11(b) of the Seller Disclosure Schedule. No Company IP is subject to any outstanding judgment, injunction, Order, or decree materially restricting any Transferred Subsidiary’s use or licensing thereof. No Transferred Subsidiary has participated in any standards-setting process in a manner that has resulted in, or given rise to, any commitment or obligation to license, or offer to license, any Intellectual Property Rights in connection with such participation.

(c)            The Transferred Subsidiaries own or otherwise have the right to use, and immediately following the Closing will continue to own or otherwise have the right to use, all material Intellectual Property Rights that are used in, held for use in, or necessary to, the conduct of their respective businesses as currently conducted. Except as would not be material to Buyer and its Affiliates, taken as a whole, no Contract to which any Transferred Subsidiary is a party will, upon Closing, grant or purport to grant to any Person any license, covenant not to sue, or other rights related to Intellectual Property Rights owned by Buyer or any of its Affiliates (other than the Transferred Subsidiaries).

(d)            Except for the Licensed Marks and Seller Licensed IP, (i) the Company IP constitutes all of the material Intellectual Property Rights owned by Seller or any of its Affiliates that are applicable to the respective businesses of the Transferred Subsidiaries and (ii) as of the Closing, neither Seller nor any of its Affiliates (other than the Transferred Subsidiaries) will own any Intellectual Property Rights applicable to the respective businesses of the Transferred Subsidiaries.

(e)            Except as would not, individually or in the aggregate, reasonably be expected to be material to the businesses of the Transferred Subsidiaries, taken as a whole, (i) the Transferred Subsidiaries and the conduct of the Transferred Subsidiaries’ respective businesses do not infringe, misappropriate or otherwise violate, and have not in the past six years, infringed, misappropriated or otherwise violated, the Intellectual Property Rights of any Person and (ii) none of the Transferred Subsidiaries has, in the past six years, received any written claim, notice, invitation to license or similar communication alleging any of the foregoing, nor is any such claim or proceeding pending.

(f)            Except as would not, individually or in the aggregate, reasonably be expected to be material to the businesses of the Transferred Subsidiaries, taken as a whole, (i) to the knowledge of Seller, no Person is infringing, misappropriating or otherwise violating, or has in the past six years infringed, misappropriated or otherwise violated, any Company IP, and (ii) none of the Transferred Subsidiaries has asserted or threatened in writing any Proceeding against any Person alleging any of the foregoing in the past six years.

32

(g)            The Transferred Subsidiaries have taken commercially reasonable measures to protect the confidentiality of all material Trade Secrets that are owned, used or held for use in connection with their respective businesses, and no such Trade Secrets have been used, disclosed to or, to the knowledge of Seller, discovered by any Person except pursuant to non-disclosure or license agreements which, to the knowledge of Seller, have not been breached in any material respect including no disclosure by such Person of any such material Trade Secrets in breach of such agreement.

(h)            Each current and former employee, consultant and contractor of each Transferred Subsidiary who contributed to the development of any material Company IP has executed a written Contract assigning all right, title and interest of such employee, consultant or contractor in such Company IP to the applicable Transferred Subsidiary (or such Company IP otherwise vested in the Transferred Subsidiaries by operation of Law) and agreeing to confidentiality provisions protective of the confidential information of the Transferred Subsidiaries (an “Invention Assignment Agreement”). To the knowledge of Seller, no such current or former employee, consultant, or contractor of any Transferred Subsidiary is in violation of such Invention Assignment Agreement in any material respect.

(i)            The manner in which any Open Source Software is incorporated into, linked to or called by, or otherwise combined or distributed with any Company IP does not, according to the terms of the license applicable to such Open Source Software, obligate any Transferred Subsidiary to: (i) disclose, make available, offer or deliver all or any portion of any source code included in Company IP to any third party, other than the applicable Open Source Software, or (ii) create obligations for any Transferred Subsidiary to grant, or purport to grant, to any third party any rights or immunities under any Company IP (including any agreement not to assert patents) including the right to make derivative works or at no or minimal charge.

(j)            No Transferred Subsidiary has delivered, licensed or made available to any escrow agent or other Person any source code included in the Company IP except for disclosures to employees, consultants and independent contractors for the Transferred Subsidiaries that are subject to written confidentiality obligations to maintain the confidentiality of such source code and who have had such access only during the term of their employment or engagement by or provision of services to a Transferred Subsidiary. No Transferred Subsidiary has any duty or obligation (whether present or contingent) to deliver, license or make available any source code included in the Company IP to any escrow agent or other Person.

(k)            Since April 11, 2022, (i) the Transferred Subsidiaries comply and have complied at all times in all material respects with applicable Privacy and Security Requirements and Company Privacy Policies, and (ii) except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole, to the extent required under applicable Privacy and Security Requirements, each Transferred Subsidiary: (A) has in place written agreements with any third party which it has authorized to have access to Personal Data, including Data Processors, to abide by terms that are compliant in all material respects with applicable Privacy and Security Requirements and (B) do not and have not undertaken a transfer of Personal Data which is restricted under Privacy and Security Requirements other than where in accordance with or permitted by Privacy and Security Requirements.

(l)            Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole, (i) since April 11, 2022, to the extent required under applicable Privacy and Security Requirements, each Transferred Subsidiary has established an Information Security Program that is appropriately implemented and maintained, (ii) the Information Security Program is compliant with Privacy and Security Requirements, and (iii) the Company IT Assets (A) together with the rights provided pursuant to any document entered into in connection with the Transactions, constitute all IT Assets used in, held for use in or otherwise necessary for the operation of the Transferred Subsidiaries’ businesses as currently conducted, and (B) are in reasonably good working condition, do not contain any Malicious Code or defect, and operate and perform as necessary to conduct the business of the Transferred Subsidiaries as currently conducted.

33

(m)            Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole, since April 11, 2022, the Transferred Subsidiaries (i) have not suffered and are not suffering a Security Incident, have not been and are not required to notify any Person or Governmental Entity of any Security Incident, and have not been and are not adversely affected by any Malicious Code, ransomware or malware attacks, or denial-of-service attacks on any Company IT Assets and (ii) have not received any written notice (including any enforcement notice), letter or complaint from any Person or Governmental Entity alleging noncompliance with any Privacy and Security Requirements or Company Privacy Policies and have not been subject to any Proceeding with respect to noncompliance with Privacy and Security Requirements or the Transferred Subsidiaries’ Processing of Personal Data.

Section 4.12           Employee Benefit Plans.

(a)            Section 4.12(a) of the Seller Disclosure Schedule sets forth a list of each material Employee Benefit Plan and separately identifies each Transferred Benefit Plan.

(b)            With respect to each material Transferred Benefit Plan, Seller has made available to Buyer, to the extent applicable, correct and complete copies of (i) the Employee Benefit Plan document, including any amendments thereto, or a written summary thereof, (ii) the most recent IRS determination, advisory or opinion letter (or local equivalent thereof), (iii) the most recent annual report required to be filed with a Governmental Entity (with all schedules and attachments thereto), (iv) the most recent actuarial valuation report and (v) all non-routine correspondence to or from any Governmental Entity in the three most recent years with respect thereto. With respect to any Seller Benefit Plan from which the Buyer 401(k) Plan may be accepting “eligible rollover distributions” within the meaning of Code section 402(c)(4) pursuant to Section 6.4(d), Seller has made available to Buyer, to the extent applicable, correct and complete copies of (i) the Seller Benefit Plan document and (ii) the most recent IRS determination, advisory or opinion letter.

(c)            Each Employee Benefit Plan (including any related trusts) has been established, operated and administered in all material respects in compliance with its terms and applicable Laws, including, without limitation, ERISA, the Code and automatic enrollment obligations under the Pensions Act 2008 in the United Kingdom and regulations made thereunder. There are no claims (other than routine claims for benefits), Actions or Proceedings pending or, to the knowledge of Seller, threatened in writing relating to any Transferred Benefit Plan or involving any Business Employee or any other current or former service provider to the Transferred Subsidiaries under any Seller Benefit Plans, except as would not reasonably be expected to result in material Liability. To the knowledge of Seller, there is no audit, inquiry, investigation, or examination pending or threatened by the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity with respect to any Transferred Benefit Plan. Neither the Seller nor the Transferred Subsidiaries have made any promise or commitment, whether written or oral, to amend or terminate any Transferred Benefit Plan or modify or increase the benefits or payments thereunder.

(d)            Each Transferred Benefit Plan and each Seller Benefit Plan from which the Buyer 401(k) Plan may be accepting “eligible rollover distributions” within the meaning of Code Section 402(c)(4) that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable and currently effective determination as to such qualification from the IRS or is in the form of a preapproved plan document that is the subject of a favorable opinion or advisory letter from the IRS on which it is entitled to rely, and, to the knowledge of Seller, nothing has occurred and no circumstances exist which could adversely affect the qualification or tax exemption of any such Employee Benefit Plan or which could result in a penalty under the IRS Closing Agreement Program if discovered during an IRS audit or investigation.

34

(e)            None of the Transferred Subsidiaries nor any ERISA Affiliate sponsors, contributes to, has an obligation to contribute to or has any potential Liability (whether direct, indirect, contingent or otherwise) with respect to, or, since April 12, 2022, sponsored, contributed to, had been obligated to contribute to, or otherwise had any potential Liability (whether direct, indirect, contingent or otherwise) with respect to: (i) a plan subject to Section 412 of the Code or Section 302 or Title IV of ERISA, including any defined benefit plan (as defined in Section 3(35) of ERISA); (ii) a Multiemployer Plan; (iii) a multiple employer welfare arrangement (as defined in Section 3(40)(A) of ERISA); or (iv) a voluntary employees’ beneficiary association under Section 501(c)(9) of the Code. No Transferred Subsidiary has any material Liability as a result of a violation of COBRA or under Section 502(i) or 502(l) of ERISA.

(f)            No Transferred Benefit Plan and no Transferred Subsidiary provides or has any obligation to provide medical, welfare or death benefits with respect to any current or former employees (or any dependent thereof) beyond their termination of employment or service (other than coverage mandated by Law, the full premiums for which are paid by the applicable employee or service provider), and there are no reserve assets, surplus or prepaid premiums under any such Transferred Benefit Plan. No Transferred Benefit Plan or Transferred Subsidiary provides, or has any obligation to provide welfare benefits to any Person who is not a current or former employee of a Transferred Subsidiary, or a beneficiary thereof. The Seller and each Transferred Subsidiary are, and has been, compliant in all material respects with the applicable provisions of the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, including the employer shared responsibility provisions relating to the offer of “affordable” health coverage that provides “minimum essential coverage” to “full-time” employees (as those terms are defined in Section 4980H of the Code and related regulations) and the applicable employer information reporting requirements under Code Section 6055 and Code Section 6056 and related regulations.

(g)            No fiduciary (within the meaning of Section 3(21) of ERISA) of any Employee Benefit Plan subject to Part 4 of Title B of ERISA has committed a breach of fiduciary duty with respect to that Employee Benefit Plan that could subject a Transferred Subsidiary to a material Liability (including a material Liability on account of an indemnification obligation). No Transferred Subsidiary has incurred any excise Taxes under Chapter 43 of the Code with respect to any Employee Benefit Plan that could result in a material Liability.

(h)            Each Transferred Benefit Plan that is a nonqualified deferred compensation plan within the meaning of Section 409A(d)(1) of the Code has been established and maintained in documentary and operational compliance, in all material respects, with Section 409A of the Code and the regulations and guidance promulgated thereunder. None of the Transferred Subsidiaries has an obligation to “gross up” or indemnify any Business Employee or any current or former employee, officer, director or individual independent contractor of any Transferred Subsidiary with respect to the excise Taxes arising under Sections 409A or 4999 of the Code.

(i)            None of the Seller, the Transferred Subsidiaries nor, to the knowledge of Seller, any of their respective ERISA Affiliates has terminated an employee benefit plan for which any Transferred Subsidiary could have any existing or continuing liability or obligation relating thereto.

(j)            Neither the execution and delivery of this Agreement nor the consummation of the Transactions will, either alone or in combination with another event, (i) result in any compensation or benefits becoming due to, or any increase in the amount of compensation or benefits due to any Business Employee or any current or former employee, officer, director, or individual independent contractor of the Transferred Subsidiaries, (ii) accelerate the time of payment or vesting of any compensation or benefits payable to or in respect of any Business Employee or any current or former employee, officer, director, or individual independent contractor of the Transferred Subsidiaries or any increased or accelerated funding obligation with respect to any compensation or benefits or any Employee Benefit Plan, (iii) result in the forgiveness of any loan or indebtedness with respect to any current or former employee, officer, director, or individual independent contractor of the Transferred Subsidiaries, (iv) result in any restriction or prohibition on the ability to amend or terminate any Transferred Benefit Plan, or (v) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

35

(k)            With respect to each Transferred Benefit Plan maintained primarily for employees and former employees located outside the United States (each, an “International Plan”): (i) if required to be registered with a Governmental Entity, is so registered and has been maintained in good standing in all material respects with any applicable Governmental Entity; and (ii) except as set forth on Section 4.12(k) (ii) of the Seller Disclosure Schedule, no material unfunded or underfunded Liabilities exist with respect to any International Plan.

Section 4.13           Labor Matters.

(a)            Section 4.13(a) of the Seller Disclosure Schedule contains an anonymized list as of the Execution Date of all Business Employees, accurately stating, as applicable to the extent permitted by applicable Law, for each Business Employee: (i) the employee identification number; (ii) primary work location; (iii) job title; (iv) annual salary or hourly wage rate; (v) target short-term cash incentive opportunities for the current year (if any); (vi) employing entity; (vii) date of hire; and (viii) if applicable, visa status. Seller has not made any promises or commitments to any Business Employees with respect to changes or additions to compensation or benefits. Seller and its Affiliates do not employ any individuals who primarily devote their working time to performing services on behalf of the Transferred Subsidiaries who are not included in Section 4.13(a) of the Seller Disclosure Schedule.

(b)            Section 4.13(b) of the Seller Disclosure Schedule sets forth an accurate and complete list of all Labor Agreements that the Transferred Subsidiaries and, to the extent relating to the Business, Seller and its Affiliates, is party to, or otherwise bound by with respect to the Business Employees. Other than as set forth in Section 4.13(b) of the Seller Disclosure Schedule, there are no Labor Agreements or any other Contracts or arrangements with respect to the Business Employees, and none are currently being negotiated. To the knowledge of Seller, since April 11, 2022, there have been no labor organizing activities or Proceedings with respect to any Business Employees. Since April 11, 2022, there has been no actual or, to the knowledge of Seller, threatened unfair labor practice charges, material labor grievances, material labor arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other material labor disputes against or affecting the Transferred Subsidiaries or the Business Employees.

(c)            The Transferred Subsidiaries are, and have within the past three years been, in compliance in all material respects with all Laws relating to employment and labor, employment practices, and terms and conditions of employment, including, but not limited to, wage and hour, employee classification (either as exempt or non-exempt, or as a contractor versus employee), time off and leave of absence rights, immigration (including completion and retention of Form I-9s or similar foreign documents required by applicable Law), disability rights or benefits, workers’ compensation, unemployment compensation and insurance, harassment, discrimination, retaliation, and working conditions or employee safety or health. No Transferred Subsidiary is delinquent in any material payments to any of its current or former employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, severance, termination pay or other direct compensation for any services performed for it.

36

(d)            Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse impact on the Business or the Transferred Subsidiaries, taken as a whole, since April 11, 2022, no Transferred Subsidiary has been a party to a relevant transfer for the purposes of the Transfer of Undertakings (Protection of Employment) Regulations 2006 (or local equivalent applicable Law) affecting any Business Employee or any other person engaged in the business of the Company or any Transferred Subsidiary.

Section 4.14           Insurance. Section 4.14 of the Seller Disclosure Schedule sets forth, as of the Execution Date, a true and complete list of all insurance policies in force with respect to the Transferred Subsidiaries (collectively, the “Insurance Policies”). All Insurance Policies are with reputable insurance carriers and provide adequate coverage for all normal risks incident to the Business or the Transferred Subsidiaries and their properties and assets. Each Insurance Policy is in full force and effect, subject to the Bankruptcy and Equity Exceptions, and since April 11, 2022, Seller or a Transferred Subsidiary (i) has paid all premiums due and owing with respect to the Insurance Policies, (ii) is not in default with respect to any provision contained in any Insurance Policy and (iii) has not had any claims denied or coverage limitations or other disputed with respect to any Insurance Policy, in each case, related to the Business or the Transferred Subsidiaries. Section 4.14 of the Seller Disclosure Schedule sets forth all claims made or pending, since April 11, 2022, under any Insurance Policies with respect to the Business or the Transferred Subsidiaries.

Section 4.15           Tax Matters.

(a)            All income, corporate and other material Tax Returns required to be filed under applicable Law by the Transferred Subsidiaries have been timely filed (taking into account extensions properly obtained), such Tax Returns are complete and accurate in all material respects and all income and other material Taxes (whether or not shown to be due on such Tax Returns) have been timely and fully paid.

(b)            There are no Liens for Taxes on the assets of the Transferred Subsidiaries, except for Permitted Liens.

(c)            There is no pending Tax Contest by any Governmental Entity with respect to any Taxes of the Transferred Subsidiaries and no such Tax Contest has been threatened in writing.

(d)            Since April 11, 2022, no jurisdiction where the Transferred Subsidiaries do not file a Tax Return has made a claim in writing that any of the Transferred Subsidiaries are required to file a Tax Return in such jurisdiction or pay such Tax, which claim has not been resolved in such jurisdiction.

(e)            Since April 11, 2022, each Transferred Subsidiary has withheld and paid all material amounts of Taxes required to have been withheld and paid in connection with any amounts such Transferred Subsidiary has paid to any employee, independent contractor, creditor, stockholder or other third party.

(f)            Since April 11, 2022, no waiver of any statute of limitations relating to Taxes (other than any such waivers which are routine, automatic, or arise by operation of Law) for which any Transferred Subsidiary may be liable is in effect, and no written request for such a waiver is outstanding.

(g)            None of the Transferred Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than (i) an agreement or arrangement solely between or among the Transferred Subsidiaries and their Subsidiaries or any other members of the Seller Consolidated Group or (ii) any customary commercial, employment, leasing or financing Contracts entered into in the Ordinary Course, the principal purpose of which is unrelated to Taxes).

37

(h)            None of the Transferred Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) or any transaction or series of transactions subject to DAC6 disclosure requirement.

(i)            None of the Transferred Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code in the two years prior to the Execution Date.

(j)            Since April 11, 2022, no Transferred Subsidiary has been a member of any Consolidated Group that filed or was required to file an affiliated, consolidated, combined, unitary or other similar Tax Return other than a Seller Consolidated Group or a group where the Company was the common parent. No Transferred Subsidiary has any liability for the Taxes of any other Person (other than any member of the Seller Consolidated Group or Transferred Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, or other provision of applicable Law.

(k)            No Transferred Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any installment sale or open transaction disposition made on or prior to the Closing Date, (ii) any deferred revenue or prepaid amount received on or prior to the Closing Date outside of the Ordinary Course, (iii) any Tax rulings, requests for rulings or “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or non-U.S. Law) entered into on or prior to the Closing Date, (iv) a change in the method of accounting for a period ending prior to or including the Closing Date or (v) an intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code entered into or existing prior to the Closing Date.

(l)            Since April 11, 2022, none of the Transferred Subsidiaries has, or has had, a permanent establishment (as defined in the applicable Tax treaty or convention between the United States and such country), source of income or other presence in any country other than the country of its organization that would subject it to Tax in such other country.

(m)            No Transferred Subsidiary has any liability for Taxes as a result of any election under Section 965(h) of the Code.

(n)            Each Transferred Subsidiary has complied in all material respects with any obligation under applicable escheat or unclaimed property Law.

(o)            Section 4.15 (o) of the Seller Disclosure Schedule sets forth a list as of the date hereof of the classification for U.S. federal Income Tax purposes of each Transferred Subsidiary.

(p)            No charge to Tax will arise on any Transferred Subsidiary and no Tax credit, refund or other relief previously claimed by a Transferred Subsidiary will be clawed back or cease to be available as a result of entry into this Agreement or Closing.

38

Section 4.16           Real Property.

(a)            Section 4.16(a) of the Seller Disclosure Schedule sets forth, as of the Execution Date, a true, correct and complete list of real property owned by the Transferred Subsidiaries (collectively, the “Owned Real Property”). Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse impact on the Business or the Transferred Subsidiaries, taken as a whole, (i) each Transferred Subsidiary, as applicable, holds good and valid fee simple (or its equivalent) title to the Owned Real Property free and clear of all Liens, except for Permitted Liens and no Transferred Subsidiary has granted any outstanding options or rights of first refusal to third parties (other than to any of the Transferred Subsidiaries) to purchase or lease any Owned Real Property and (ii) no Transferred Subsidiary is obligated or bound by any options, obligations or rights of first refusal or contractual rights to sell, lease or any real property or interest therein.

(b)            Section 4.16(b) of the Seller Disclosure Schedule sets forth a true, correct and complete list of all material leases, subleases, occupancy agreements and licenses of real property (such real property, the “Leased Real Property”) pursuant to which any Transferred Subsidiary is a tenant, subtenant, occupant or a lessor (each such lease, sublease, occupancy agreement and license, a “Real Property Lease”). Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse impact on the Business or the Transferred Subsidiaries, taken as a whole, the Transferred Subsidiaries, as applicable, (i) have a valid leasehold interest in all Leased Real Property, free and clear of all Liens, except Permitted Liens, (ii) there exists no default or event of default on the part of any of the Transferred Subsidiaries under the Real Property Leases, (iii) none of the Transferred Subsidiaries has received written notice of any material breach or material default under any Real Property Lease that remains uncured, and (iv) the Transferred Subsidiaries have not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof.

(c)            Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse impact on the Business or the Transferred Subsidiaries, taken as a whole, (i) neither the whole nor any part of the Real Property is subject to any Proceeding for condemnation or other taking by any Governmental Entity, and, to the knowledge of Seller, no such condemnation or other taking is threatened or contemplated, (ii) the use and occupancy of the Real Property by the Transferred Subsidiaries and the conduct of the Transferred Subsidiaries and Business thereat as presently conducted does not violate any applicable Laws (including zoning), (iii) all buildings, structures, facilities and improvements located on the Real Property, including, buildings, structures, facilities and improvements which are under construction (collectively, “Improvements”) comply with valid and current certificates of occupancy or similar Permits to the extent required by Laws for the use thereof, and conform with all applicable Laws. Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse impact on the Business or the Transferred Subsidiaries, taken as a whole, the Improvements are (A) in good operating condition and repair (ordinary wear and tear excepted) and (B) suitable and adequate for continued use in the manner in which they are presently being used. Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse impact on the Business or the Transferred Subsidiaries, taken as a whole, there is no structural damage at any of the Real Properties. For the avoidance of doubt, the foregoing sentence includes, without limitation, any structural damage caused to the Japan Facility as a result of the 2011 earthquake.

Section 4.17           Customers and Suppliers.

(a)            Section 4.17(a) of the Seller Disclosure Schedule sets forth a true, complete and correct list of the top 10 installers, retailers, dealers, distributors and/or end-customers of the Transferred Subsidiaries for the 12-month period ended December 31, 2024 based on revenues received from each such customer during each such period (each, a “Material Customer”).

(b)            Section 4.17(b) of the Seller Disclosure Schedule sets forth a complete and accurate list of the top 10 suppliers of the Transferred Subsidiaries for the 12-month period ended December 31, 2024 based on aggregate payments made to each supplier during each such period (each, a “Material Supplier”).

39

(c)            As of the Execution Date, (i) no Material Customer or Material Supplier has cancelled or otherwise terminated its relationship with the Transferred Subsidiaries or has materially altered, in a manner adverse to the Transferred Subsidiaries, its relationship with the Transferred Subsidiaries and (ii) none of the Transferred Subsidiaries has received any written notice or written threat, or to the knowledge of Seller’s, verbal threat of termination from any Material Customer or Material Supplier that any Material Customer or Material Supplier intends to materially decrease the amount or frequency or materially and adversely modify its relationship with any of the Transferred Subsidiaries.

Section 4.18           International Trade Matters.

(a)            The Transferred Subsidiaries are, and for the last five years have been, in compliance in all material respects with Sanctions, export and import controls, customs Laws (including tariff classification), anti-boycott Laws, and related measures (“Trade Laws”) maintained by the United States and any other applicable Governmental Entity.

(b)            Neither the Seller nor the Transferred Subsidiaries, nor any of their respective officers, directors agents or employees (i) is a Sanctioned Person, (ii) has, in the last five years, directly or indirectly engaged in any dealings with or involving any Sanctioned Person or Sanctioned Country, except as would not, individually or in the aggregate, reasonably be expected to have a material adverse impact on the Business or the Transferred Subsidiaries, taken as a whole, or (iii) has at any time in the last five years been notified that they are the target of any investigation or enforcement by, or made any voluntary or directed disclosures to, any Governmental Entity relating to applicable Trade Laws.

(c)            Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse impact on the Business or the Transferred Subsidiaries, taken as a whole, the Transferred Subsidiaries have, during the last five years, maintained policies and procedures reasonably designed to ensure their compliance with applicable Sanctions and Trade Laws.

(d)            Since April 11, 2022, the Transferred Subsidiaries have not directly or indirectly engaged in any material dealings with or involving the Russian Federation or Belarus.

Section 4.19           Compliance, Anti-Corruption, Anti-Money Laundering and Anti-Bribery Laws. Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse impact on the Business or the Transferred Subsidiaries, taken as a whole, none of the Transferred Subsidiaries nor any of their respective officers, directors, employees, agents, distributors and other Persons acting for or on behalf of any of the Transferred Subsidiaries (a) has made, authorized, or offered, directly or indirectly, any bribe, rebate, payoff, influence payment, kickback or other payment of funds or received or retained any funds in violation of any applicable Law; or (b) has taken any action, directly or indirectly, which would cause any of the Transferred Subsidiaries to be in violation of the Foreign Corrupt Practices Act of 1977 or any other anti-corruption, anti-money laundering and/or anti-bribery Laws applicable to any of the Transferred Subsidiaries. Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse impact on the Business or the Transferred Subsidiaries, taken as a whole, the Transferred Subsidiaries have established and maintained written policies and procedures and systems of internal controls reasonably designed to ensure compliance with the U.S. Foreign Corrupt Practices Act of 1977 and other anti-corruption, anti-money laundering and anti-bribery Laws applicable to any of the Transferred Subsidiaries. None of the Transferred Subsidiaries is, or since April 11, 2022, has been, party to any actual or, to the knowledge of Seller, threatened Proceeding relating to any violation of the U.S. Foreign Corrupt Practices Act of 1977 or any other anti-corruption, anti-money laundering or anti-bribery Laws applicable to any of the Transferred Subsidiaries.

40

Section 4.20           Affiliate Agreements; Shared Contracts.

(a)            Section 4.20(a) of the Seller Disclosure Schedules sets forth a list of all written Intercompany Agreements.

(b)            Section 4.20(b) of the Seller Disclosure Schedules sets forth a list of all written Shared Contracts.

Section 4.21           No Other Representations or Warranties.

(a)            Except for the representations and warranties expressly set forth in Article III, this Article IV, and any Transaction Document or certificate delivered hereunder or thereunder, neither Seller nor any other Person (including the Company, the other Transferred Subsidiaries or any of their respective Non-Recourse Parties) has made or makes (and Seller, on behalf of itself, the Company, the other Transferred Subsidiaries and their respective Non-Recourse Parties hereby disclaims) any other express or implied representation or warranty, either written or oral, with respect to Seller, the Company or any of their respective Subsidiaries or Non-Recourse Parties or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement and the Transactions (including any implied warranties that may otherwise be applicable because of the provisions of the Uniform Commercial Code or any other applicable Law, including the warranties of merchantability and fitness for a particular purpose) or with respect to the accuracy or completeness of any other information provided, or made available, to Buyer or any of its Subsidiaries or their respective Non-Recourse Parties in connection with the Transactions.

(b)            Seller acknowledges and agrees that (i) except for the representations and warranties expressly set forth in Article V and any Transaction Document or certificate delivered hereunder or thereunder, neither Buyer nor any other Person (including its Subsidiaries and Buyer’s and its Subsidiaries’ respective Non-Recourse Parties) has made or makes any express or implied representation or warranty, either written or oral, with respect to the Transactions or any other transactions contemplated by this Agreement (including any implied warranties that may otherwise be applicable because of the provisions of the Uniform Commercial Code or any other applicable Law, including the warranties of merchantability and fitness for a particular purpose) or with respect to the accuracy or completeness of any other information provided, or made available, to Seller, the Transferred Subsidiaries or their respective Non-Recourse Parties in connection with the Transactions and (ii) Seller has not relied on any representation or warranty other than those expressly set forth in Article V and the other Transaction Documents.

Article V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

Section 5.1             Organization and Good Standing. Buyer (a) is a legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (c) is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except in the case of clause (b) or clause (c) of this Section 5.1 where the failure to be so qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or material impair the consummation of the Transactions.

41

Section 5.2             Authority; Approval. Buyer has the requisite right, power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and has all requisite organizational power and authority and has taken all organizational action necessary to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by Buyer and, when duly executed and delivered by Seller, will constitute a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 5.3             Consents and Approvals; No Violations.

(a)            Other than the expirations of waiting periods and the filings, notices, reports, consents, registrations, approvals, permits and authorizations (i) under the HSR Act and (ii) listed on Section 4.2(a)of the Seller Disclosure Schedule, no expirations of waiting periods under applicable Laws are required and no notices, reports or other filings are required to be made by Buyer with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Buyer from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Buyer or the consummation of the Transactions, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions.

(b)            The execution, delivery and performance by Buyer of this Agreement do not, and the consummation of the Transactions will not, (i) conflict with or result in any breach of any provision of Buyer’s Governing Documents, (ii) to the knowledge of Buyer, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, any contract, agreement or other instrument binding upon Buyer or (iii) assuming (solely with respect to the performance of this Agreement and consummation of the Transactions) compliance with the matters referred to in Section 5.3(a), any Law to which Buyer is subject, except, in the case of clauses (ii) and (iii) of this Section 5.3(b), for any such breach, violation, default, termination, loss, adverse modification, cancellation, acceleration or creation that would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

Section 5.4             Available Funds. Buyer has cash on hand or other sources of immediately available funds sufficient to enable it to consummate the Transactions and satisfy all of its obligations under this Agreement when required to do so pursuant to the terms hereof and has furnished to Seller written evidence thereof.

Section 5.5             Anti-Money Laundering Compliance. (a) No part of the funds used by Buyer to pay the Purchase Price has been or will be directly or indirectly derived from, or related to, any activity that contravenes Laws, including anti-money laundering Laws, applicable to Buyer; and (b) no other payment by Buyer to Seller hereunder will cause Seller to be in violation of any Laws applicable to Buyer that relate to the prohibition of money laundering and/or the financing of terrorism or other crimes.

Section 5.6             Brokers. Neither Seller nor any of its Affiliates will be responsible for any brokerage payments, investment banking fees, commissions, brokers’ fees, finders’ fees or other similar payments following the Closing to any investment banker, broker or finder engaged by Buyer or its Affiliates in connection with the Transaction.

42

Section 5.7             Investment Intent. Buyer is acquiring the Shares solely for its own account, for investment only and not with a view toward or for sale in connection with any distribution thereof in violation of the Securities Act. Buyer understands and acknowledges that the securities comprising the Shares have not been registered under the Securities Act or any state, local and foreign securities Laws and may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with state, local and foreign securities Laws, in each case to the extent applicable.

Section 5.8             Investigation.

Buyer (i) has had access to and an opportunity to review documents in a virtual data room hosted by Datasite for Project Moon and has been afforded access to representatives of the Company for purposes of conducting a due diligence investigation with respect to the Transferred Subsidiaries, (ii) has conducted and is relying on its own investigation and analysis of the Transferred Subsidiaries (including their business, results of operations, prospects, and condition) in entering into this Agreement and (iii) has such knowledge, sophistication and experience in business and financial matters so as to be capable of conducting such investigation and analysis. Buyer is knowledgeable about the industries in which the Transferred Subsidiaries have operations or sales and is capable of evaluating the merits and risks of Transactions and is able to bear the substantial economic risk of such investment for an indefinite period of time.

Section 5.9             No Other Representations or Warranties.

(a)            Except for the representations and warranties expressly set forth in this Article V and the other Transaction Documents, neither Buyer nor any other Person has made or makes (and Buyer, on behalf of itself, its Subsidiaries and their respective Non-Recourse Parties hereby disclaims) any other express or implied representation or warranty, either written or oral, with respect to Buyer, its Subsidiaries or their respective Affiliates or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement and the Transactions (including any implied warranties that may otherwise be applicable because of the provisions of the Uniform Commercial Code or any other applicable Law, including the warranties of merchantability and fitness for a particular purpose) or with respect to the accuracy or completeness of any other information provided, or made available, to Seller or any of its Subsidiaries or their respective Non-Recourse Parties in connection with the Transactions.

(b)            Buyer acknowledges and agrees that (i) except for the representations and warranties expressly set forth in Article III and Article IV and the other Transaction Documents, neither Seller nor any other Person (including the Company, the other Transferred Subsidiaries or any of their respective Non-Recourse Parties) has made or makes any express or implied representation or warranty, either written or oral, with respect to the Transactions or any other transactions contemplated by this Agreement (including any implied warranties that may otherwise be applicable because of the provisions of the Uniform Commercial Code or any other applicable Law, including the warranties of merchantability and fitness for a particular purpose) or with respect to the accuracy or completeness of any other information provided, or made available, to Buyer or any of its Subsidiaries or their respective Non-Recourse Parties in connection with the Transactions and (ii) Buyer has not relied on any representation or warranty other than those expressly set forth in Article III and Article IV and the other Transaction Documents.

43

Article VI
COVENANTS

Section 6.1             Interim Operations of the Company.

(a)            Except (i) as set forth in Section 6.1 of the Seller Disclosure Schedule, (ii) as required by applicable Law (including as may be required or compelled by any Governmental Entity pursuant to applicable Law), (iii) as expressly contemplated by this Agreement or (iv) as consented to in writing by Buyer (not to be unreasonably withheld, delayed or conditioned) (it being understood and agreed that if Buyer fails to respond in writing within five Business Days of the date on which Seller submits a request for such consent, Buyer shall be deemed to have provided its consent for all purposes under this Agreement) (collectively, the “Interim Period Exceptions”), from the Execution Date until the earlier of the Closing and the termination of this Agreement in accordance with its terms, Seller shall, and shall cause the Transferred Subsidiaries to, use commercially reasonable efforts to (i) conduct the Business in the Ordinary Course in all material respects, and (ii) preserve substantially intact the Transferred Subsidiaries’ business organizations and goodwill (including by, to the extent within the control of the Transferred Subsidiaries, maintaining existing commercial and employment relationships).

(b)            Without limiting the generality, and in furtherance, of Section 6.1(a), from the Execution Date until the earlier of the Closing and the termination of this Agreement in accordance with its terms, except for the Interim Period Exceptions, Seller shall not (to the extent related to the Transferred Subsidiaries or the Business), and shall cause the Transferred Subsidiaries not to, take any of the following actions (it being understood and agreed that if any action is expressly permitted by any of the following subsections of this Section 6.1(b), such action will not be deemed to be inconsistent with Seller’s obligations set forth in Section 6.1(a)):

(i)            adopt, approve, consent to, or implement any change, amendment or modification to any of the Transferred Subsidiaries’ Governing Documents;

(ii)           adopt, approve, consent to, or implement any joint venture with or acquisition by any Transferred Subsidiary (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, of any Person, or any business organization or division or all or substantially all of the assets thereof, in each case other than acquisitions (A) of inventory in the Ordinary Course, or (B) pursuant to any Contract to which any of the Transferred Subsidiaries is a party in effect as of the Execution Date;

(iii)          redeem, repurchase or otherwise reacquire any securities of any Transferred Subsidiary or obligations convertible into or exchangeable for any of the Transferred Subsidiaries’ equity securities;

(iv)          issue, sell, dispose of or transfer any shares of capital stock of any Transferred Subsidiary, or securities convertible or exchangeable into or exercisable for any shares of such capital stock or otherwise commence any reorganization of any of the Transferred Subsidiaries, in each case other than the issuance of equity interests by a direct or indirect wholly-owned Subsidiary of the Company to the Company or another direct or indirect wholly-owned Subsidiary of the Company;

44

(v)           except with respect to Intellectual Property Rights, which is the subject of Section 6.1(b)(xvii), transfer, sell, lease, license, mortgage, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any of its material assets, properties, licenses, operations, rights, product lines, businesses or interests therein, including the capital stock of any of the Transferred Subsidiaries, other than (A) sales or other dispositions of obsolete assets in the Ordinary Course, (B) pursuant to Contracts to which any of the Transferred Subsidiaries is party in effect as of the Execution Date or (C) transfers, sales, leases, licenses, mortgages, divestitures, cancellations, lapses, expirations or other dispositions of assets with a fair market value not in excess of $200,000;

(vi)          make any changes with respect to the accounting policies or procedures or internal controls of any Transferred Subsidiary, other than changes as may be initiated by Seller with respect to Seller’s business in a manner that is not limited to the Transferred Subsidiaries and other than as may be appropriate to conform to GAAP or applicable Law;

(vii)         create or incur any Lien material to any of the Transferred Subsidiaries that will not be released as of the Closing, other than Permitted Liens;

(viii)        except (x) as may be required by Law or (y) as may be required by the written terms of any Employee Benefit Plan, (A) materially increase any compensation or benefits (including any severance, change of control, transaction, or retention payments) to any Business Employee or other current or former employee, officer, director, or individual independent contractor of any Transferred Subsidiary, (B) accelerate the vesting or timing of any payment or benefit due to any Business Employee or any other current or former employee, officer, director, or individual independent contractor of any Transferred Subsidiary, (C) establish, adopt, enter into or materially amend any Transferred Benefit Plan or establish any new arrangement that would (if it were in effect on the date of this Agreement) constitute a Transferred Benefit Plan, except in each case for (x) amendments to a Transferred Benefit Plan in the Ordinary Course made in connection with an open enrollment period, and (y) such actions taken on an enterprise-wide level that apply uniformly to substantially all similarly situated Business Employees and to substantially all other similarly situated employees of Seller and its Subsidiaries who are not Business Employees, (D) accelerate the funding under any Transferred Benefit Plan or provide discretionary benefits under any Employee Benefit Plan to any Business Employee, (E) hire, engage, promote, change the title of, or terminate (other than for “cause”) any Business Employee or any individual independent contractor of the Transferred Subsidiaries, in each case, at the level of Director and above, or (F) transfer the employment or services of any individual who is not a Business Employee or an individual independent contractor of the Transferred Subsidiaries to a Transferred Subsidiary, or transfer the employment or services of any Business Employee or individual independent contractor of the Transferred Subsidiaries out of the Transferred Subsidiaries;

(ix)           (A) modify, extend, terminate or enter into any Labor Agreement; or (B) recognize or certify any labor union, labor organization, works council or group of employees as the bargaining representative for any Business Employees;

(x)            materially modify or affirmatively waive any non-competition, non-solicitation, confidentiality or similar obligations of any current or former employee of the Company or any Transferred Subsidiary;

(xi)           make any loans, advances, guarantees or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly-owned Subsidiary of the Company), other than (A) advances for travel and other normal business expenses in the Ordinary Course or (B) loans, advances or guarantees not in excess of $250,000, individually or in the aggregate;

45

(xii)          incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Transferred Subsidiaries in excess of $250,000 in the aggregate, except for (A) (x) indebtedness incurred pursuant to any existing credit facilities of the Transferred Subsidiaries and (y) indebtedness guaranteed by the Transferred Subsidiaries pursuant to any existing credit facilities of Seller, in each case in effect as of the Execution Date, or (B) indebtedness in replacement or refinancing of existing indebtedness for borrowed money on terms substantially consistent with or more beneficial to the Transferred Subsidiaries than the indebtedness being replaced or otherwise consistent with market terms when incurred, together with indebtedness to fund fees, accrued and unpaid interest and other amounts paid in connection with such replacement or refinancing, (C) intercompany loans among any of the Transferred Subsidiaries or (D) guarantees of indebtedness of wholly-owned Subsidiaries of the Company incurred in compliance with this Section 6.1;

(xiii)         (A) terminate or materially amend, modify or waive any material right under any Material Contract (other than upon any expiration of the term of any Material Contract or in respect of amendments or modifications of Material Contracts in the Ordinary Course) or (B) enter into any Contract that would have constituted a Material Contract had it been entered into on or prior to the Execution Date (other than (x) the renewal of a Material Contract upon the expiration of such Contract on terms that are substantially consistent with, or more favorable than, the Material Contract it is replacing or (y) Material Contracts with suppliers intended to replace Material Contracts with Material Suppliers on terms that are consistent with, or more favorable than, the Material Contract it is replacing in all material respects); it being understood and agreed that this clause (xiii) does not apply to Material Contracts relating to indebtedness or the incurrence of Liens, which are governed by clauses (vii) and (xii);

(xiv)        except as is not reasonably expected to materially increase any Tax liability of the Transferred Subsidiaries for any Post-Closing Period, (A) file any amended income or other material Tax Return other than in the Ordinary Course, (B) make, change or rescind any material Tax election other than in the Ordinary Course, (C) surrender any right or claim to a refund of material Taxes, (D) consent to any extension or waiver of the statute of limitations period applicable to any Income Taxes or other material Taxes (other than any such extensions or waivers which are routine, automatic, or arise by operation of Law), (E) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of U.S. state, local or non-U.S. Law), (F) settle or compromise any Tax Contest with respect to Income Taxes or other material Taxes or (G) change its residence for any Tax purpose (including for the purpose of a double taxation arrangement), or create any permanent establishment or similarly taxable place of business of it in a jurisdiction in which it is not so resident;

(xv)         compromise or settle any Proceeding (i) resulting in payments by the Transferred Subsidiaries in excess of $250,000, individually or in the aggregate, and net of any amounts covered by insurance, indemnification or existing reserves established in accordance with the Accounting Principles, in each case that would not be paid prior to the Closing Date or (ii) related to the matter set forth as Item 1 on Section 4.8(c) of the Seller Disclosure Schedule, solely to the extent that the compromise or settlement of such matter would be binding the Transferred Subsidiaries following the Closing in any material respect;

(xvi)        except for dividends or distributions to another Transferred Subsidiary, declare, set aside, accrue, make or pay any dividend or other distribution to its equityholders (other than any cash dividend or distribution made prior to the Adjustment Measurement Time);

46

(xvii)       transfer, sell, license, divest, encumber (other than Permitted Liens), cancel, abandon or allow to lapse or expire or otherwise dispose of any material Company IP, other than (A) non-exclusive licenses granted in the Ordinary Course or (B) the lapse or expiry of Intellectual Property Rights at the end of the applicable statutory terms; or disclose any Trade Secrets owned, used or held for use by Seller and its Affiliates in connection with the Business to any Person, other than (x) in the Ordinary Course pursuant to a written confidentiality agreement or (y) pursuant to Contracts in effect as of the Execution Date;

(xviii)      acquire any real property that would be Owned Real Property if it were acquired prior to the Execution Date with a value in excess of $200,000;

(xix)         enter into any new line of business or discontinue any existing line of business; provided that changes in the product models, product mix or use of sales channels by the Transferred Subsidiaries or the Business, or other changes that are reasonably ancillary to or reasonably foreseeable extensions of the Business as conducted as of the Execution Date, shall not be considered new lines of business; or

(xx)          agree, authorize or commit to do any of the foregoing.

(c)            During the period from the Execution Date until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Seller shall not:

(i)            sell, convey, transfer, pledge or otherwise encumber or dispose of any of the Shares or any interest therein except pursuant to this Agreement;

(ii)            deposit any Shares into a voting trust or enter into a voting agreement or arrangement with respect to any such Shares or grant any proxy with respect thereto; or

(iii)            agree, authorize or commit to do any of the foregoing.

(d)            Nothing contained in this Agreement is intended to give Buyer, directly or indirectly, the right to control or direct any of the Transferred Subsidiaries’ operations prior to the Closing Date. Prior to the Closing Date, Seller shall exercise, in accordance with the terms and conditions of this Agreement, complete control and supervision over the operations of the Transferred Subsidiaries.

Section 6.2             Tax Matters.

(a)            Transfer Taxes. Buyer and Seller shall each be liable for and pay 50% of any and all Transfer Taxes. Each Party shall reimburse the other Party for any Transfer Taxes that are paid by such other Party or its Affiliates. If Seller is required by applicable Law to collect any applicable Transfer Taxes from Buyer and provides notice of such requirement to Buyer at least 10 Business Days prior to the Closing Date, Buyer shall pay its share of such amount to Seller concurrent with the payment of any consideration payable pursuant to this Agreement. Any Tax Returns that must be filed in connection with any Transfer Taxes shall be prepared and filed by the Party primarily or customarily responsible under applicable Law for filing such Tax Returns, and such Party will use its commercially reasonable efforts to provide such Tax Returns to the other Party for review and comment at least 5 Business Days prior to the date such Tax Returns are due to be filed. Buyer and Seller shall cooperate in the timely completion and filing of all such Tax Returns and in filing any forms and documents as may be necessary to obtain any exemption or refund of any Transfer Taxes.

47

(b)            Tax Returns.

(i)            Seller shall prepare or shall cause to be prepared (A) any combined, consolidated or unitary Tax Return that includes Seller or any of its Affiliates (other than the Transferred Subsidiaries), on the one hand, and any of the Transferred Subsidiaries, on the other hand (a “Combined Tax Return”), and (B) any Tax Return (other than any Combined Tax Return) that is required to be filed by or with respect to any of the Transferred Subsidiaries for any taxable period that ends on or before the Closing Date (a “Pre-Closing Separate Tax Return”). Seller shall prepare any Pre-Closing Separate Tax Returns for which it is responsible under this Section 6.2(b)(i) in a manner consistent with past practices unless otherwise required by applicable Law. Seller shall timely file or cause to be timely filed any Combined Tax Return and any Pre-Closing Separate Tax Return that is required to be filed on or before the Closing Date (taking into account any extensions properly obtained) and shall timely pay or cause to be timely paid all Taxes due with respect to such Tax Returns. Seller shall deliver, or cause to be delivered, to Buyer for its review, comment and approval (which approval shall not be unreasonably withheld, conditioned or delayed) any Pre-Closing Separate Tax Returns that are required to be filed after the Closing Date at least 30 days prior to the due date for filing such Tax Return (taking into account any extensions properly obtained) or as soon as is reasonably practicable thereafter, and any additional relevant information that Buyer reasonably requests. Seller shall revise any such Pre-Closing Separate Tax Return to reflect any reasonable comments Buyer has with respect to such Pre-Closing Separate Tax Return, and Buyer shall timely file or cause to be timely filed such Tax Returns as so revised. Buyer shall use commercially reasonable efforts to promptly provide (or cause to be provided) to Seller any information reasonably requested by Seller to facilitate the preparation and filing of any Tax Returns described in this Section 6.2(b)(i); provided, that Seller shall reimburse Buyer for any reasonable out-of-pocket expenses incurred to provide such information. Seller shall make, or cause to be made, a timely and valid election pursuant to Treasury Regulation Section 1.1502-36(d)(6)(i)(A) to reduce the basis of the stock of any Transferred Subsidiary to the extent necessary to prevent any attribute reduction pursuant to Treasury Regulation Section 1.1502-36(d)(6). Seller shall not make (or cause to be made) an election pursuant to Treasury Regulations Section 1.1502-36(d)(6)(i)(B) or (C) to reattribute any of the Transferred Subsidiaries’ tax attributes to Seller or another Affiliate, without the prior written consent of Buyer, which may be withheld in Buyer’s sole discretion.

(ii)           Except for any Tax Return required to be prepared by Seller pursuant to Section 6.2(b)(i), Buyer shall prepare and timely file or cause to be prepared and timely filed all Tax Returns with respect to the Transferred Subsidiaries. In the case of any such Tax Return for a Straddle Period (a “Straddle Period Separate Tax Return”), Buyer shall prepare or cause to be prepared such Tax Return in a manner consistent with past practices of the applicable Transferred Subsidiary (or Seller or its Affiliates with respect to the applicable Transferred Subsidiary) unless otherwise required by applicable Law. Buyer shall deliver to Seller for its review and comment (and, solely with respect to those items that relate to a Pre-Closing Period and for which Seller would reasonably be expected to have an indemnification obligation under Section 6.2(i), approval (which approval shall not be unreasonably withheld, conditioned or delayed)) a copy of such Straddle Period Separate Tax Returns at least 30 days prior to the due date thereof (taking into account any extensions). Buyer shall consider in good faith (and, solely with respect to those items that relate to a Pre-Closing Period and for which Seller would reasonably be expected to have an indemnification obligation under Section 6.2(i), shall revise to reflect (to the extent Seller has not unreasonably withheld, conditioned or delayed its approval of such items)), any reasonable comments received from Seller on such Straddle Period Separate Tax Return at least 15 days before the due date of such Straddle Period Separate Tax Return (taking into account any extensions). Seller shall use commercially reasonable efforts to promptly provide (or cause to be provided) to Buyer any information reasonably requested by Buyer to facilitate the preparation and filing of any Tax Returns described in this Section 6.2(b)(ii); provided, that Buyer shall reimburse Seller for any reasonable out-of-pocket expenses incurred to provide such information.

48

(iii)          Seller may choose to make, or procure the making of, (A) a surrender of Group Relief by Seller or any of its Affiliates to a Transferred Subsidiary or by a Transferred Subsidiary to Seller or any of its Affiliates in accordance with applicable law, provided that the aggregate amount of Group Relief surrendered under this Section shall not exceed £7.5 million without Buyer’s consent (not to be unreasonably withheld, conditioned or delayed) provided such surrender is not reasonably expected to entail a cash tax charge on the surrendering Transferred Subsidiary in the tax period in respect of which the surrender of Group Relief is made; or (B) an election for a Group Reallocation between Seller or any of its Affiliates and a Transferred Subsidiary to the extent that doing so does not entail a cash tax charge on the Transferred Subsidiary for the period to which the Group Reallocation relates. Buyer shall procure that the Transferred Subsidiaries shall promptly take any action that Seller reasonably requests to ensure that surrender or election is validly made without, in either case, any compensation being paid to the Transferred Subsidiary.

(c)            Proration of Taxes. To the extent permitted or required by applicable Law, the taxable year of each Transferred Subsidiary that includes the Closing Date shall be treated as closing on (and including) the Closing Date. With respect to any Taxes imposed on the Transferred Subsidiaries with respect to a Straddle Period: (i) in the case of any Taxes based upon income, receipts, transactions or payroll, the portion of such Taxes attributable to a Pre-Closing Period shall be deemed equal to the amount which would be payable if the relevant Tax period ended on and included the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity or non-U.S. entity in which any of the Transferred Subsidiaries holds a beneficial interest shall be deemed to terminate at such time); provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period; and (ii) in the case of any other Taxes, the portion of such Taxes attributable to a Pre-Closing Period shall be deemed to be the amount of such Tax for the entire taxable period, multiplied by a fraction, the numerator of which is the number of days in the taxable period prior to and including the Closing Date and the denominator of which is the number of days in such Straddle Period; provided, further, that any deductions attributable to Company Transaction Expenses shall be treated as arising in a Pre-Closing Period so long as such deductions are “more likely than not” deductible (or deductible at a higher confidence level) in a Pre-Closing Period and the underlying Company Transaction Expense is economically borne by Seller under this Agreement. For purposes of this Section 6.2(c), whenever it is necessary to determine the liability for Taxes of a Transferred Subsidiary that is a United States shareholder (within the meaning of Section 951(b) of the Code) of a controlled foreign corporation (within the meaning of Section 957 of the Code) attributable to amounts included in the income of such United States shareholder under Sections 951 and 951A of the Code for a Straddle Period, the liability for any such Taxes shall be computed (A) as if the Transferred Subsidiaries had taxable years that ended for all Income Tax purposes as of the end of the day on the Closing Date and (B) by taking into account any applicable Tax deductions or Tax credits (e.g., the Section 245A deduction and foreign Tax credits) to the extent such Tax deductions or Tax credits are allowed under applicable Law and may be claimed in the applicable short taxable year, in each case, at a “more likely than not” or greater level of comfort.

49

(d)            Cooperation. With respect to the Transferred Subsidiaries, each Party shall, and shall cause its respective Affiliates to (including, in the case of Buyer, the Transferred Subsidiaries), use commercially reasonable efforts to make available to the other Party as reasonably requested all information, records and documents relating to Taxes concerning the Transferred Subsidiaries with respect to or that relate to a Pre-Closing Period, and provide the assistance of all officers and employees of the Transferred Subsidiaries to the extent reasonably requested by such other Party for such foregoing purpose, in each case, at the cost and expense of the requesting Party to the extent that costs other than those attributable to overhead are reasonably expected to be incurred in responding to such request. Notwithstanding anything to the contrary in this Agreement, and unless required by applicable Laws, neither Seller nor any of its Affiliates shall be required to provide any Person with any Tax Return or copy of any Tax Return of (i) Seller or any of its Affiliates or (ii) a Consolidated Group that includes Seller or any of its Affiliates, except, in each case, for materials or portions thereof (including associated schedules and work papers) that relate solely to the Transferred Subsidiaries.

(e)            Tax Refunds. To the extent not otherwise taken into account in Accrued Taxes or Net Working Capital for purposes of determining the Final Purchase Price, any Tax refunds or credits attributable to a Pre-Closing Period of a Transferred Subsidiary that are received by Buyer and its Affiliates (including for this purpose the Transferred Subsidiaries) within the date that is three years after the Closing Date shall be for the account of Seller, and Buyer shall pay over, or cause its Affiliates to pay over, the amount of any such refund or credit, net of any Taxes imposed thereon or other reasonable costs or expenses incurred in connection with obtaining, receiving or paying over such refund, to Seller promptly following the receipt thereof or the application of such refund or credit against Taxes otherwise payable. Buyer shall, if Seller reasonably requests and, at Seller’s sole cost and expense, file for and obtain or cause its Affiliates, including any Transferred Subsidiary, to file for and obtain, any refunds or credits to which Seller is entitled under this Section 6.2(e), and shall remit to Seller the amount of such refund or credit to which Seller is entitled in accordance with this Section 6.2(e).

(f)            Tax Sharing Agreements. All Tax sharing or allocation agreements or arrangements between Seller (or any affiliate of Seller, other than the Transferred Subsidiaries), on the one hand, and any of the Transferred Subsidiaries, on the other hand, shall be terminated as of the Execution Date and, after the Closing Date, the Transferred Subsidiaries shall not be bound thereby or have any liability thereunder.

(g)            Tax Claims.

(i)            Buyer shall, within 15 days of Buyer or any its Affiliates, including any Transferred Subsidiary, becoming aware thereof, give written notice to Seller of the assertion of any claim, or the commencement of any proceeding, with respect to any Tax Liability of the Transferred Subsidiaries that relates to a Pre-Closing Period or portion thereof, the resolution of which could reasonably be expected to result in an indemnity payment pursuant to Section 6.2(i) (a “Seller Tax Claim”); provided, however, that the failure to notify Seller as provided herein shall not relieve Seller of its obligations under Section 6.2(i) expect to the extent Seller is actually and materially prejudiced thereby. Such notice shall specify in reasonable detail the basis for such Seller Tax Claim and shall include a copy of the relevant portion of any correspondence received from the relevant Governmental Entity. Buyer shall have the right to control a Seller Tax Claim involving a Straddle Period Separate Tax Return and Seller shall have the right to control the defense of all other Seller Tax Claims (it being understood and agreed that if Seller fails to respond in writing within 7 Business Days of the date on which Buyer provides notice of a Seller Tax Claim, Seller shall be deemed to have elected not to control the defense of such Seller Tax Claim). In the case of any Seller Tax Claim involving a Combined Tax Return, Seller shall keep Buyer and its Affiliates reasonably informed concerning the progress of any such Seller Tax Claim to the extent such Seller Tax Claim, if decided adversely, would be expected to affect the Tax Returns or the Tax Liability of the Transferred Subsidiaries for a Post-Closing Period. In the case of any Seller Tax Claim that does not involve a Combined Tax Return, (i) the Party controlling such Seller Tax Claim shall (A) keep the other Party reasonably informed concerning the progress of any such Seller Tax Claim, (B) provide the other Party with copies of all material correspondence and other documents relevant to any such Seller Tax Claim, (C) consider in good faith (and in the case of a Seller Tax Claim involving a Straddle Period Separate Tax Return, incorporate) any reasonable comments made by the other Party with respect to any such Seller Tax Claim and (D) not settle any such Seller Tax Claim without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed) and (ii) the other Party shall have the right to participate in the defense of any such Seller Tax Claim at its own expense separate from the counsel employed by the Party controlling such Seller Tax Claim.

50

(ii)           Seller shall, within 15 days of Seller or any its Affiliates becoming aware thereof, give written notice to Buyer of the assertion of any claim, or the commencement of any proceeding, with respect to any Tax Liability of Seller or the Transferred Subsidiaries, the resolution of which could reasonably be expected to result in an indemnity payment pursuant to Section 6.2(j) (a “Buyer Tax Claim”); provided, however, that the failure to notify Buyer as provided herein shall not relieve Buyer of its obligations under Section 6.2(j) expect to the extent Buyer is actually and materially prejudiced thereby. In the case of any Buyer Tax Claim, Seller shall (A) keep Buyer reasonably informed concerning the progress of any such Buyer Tax Claim, (B) provide Buyer with copies of all material correspondence and other documents relevant to any such Buyer Tax Claim, and (C) consider in good faith any reasonable comments made by Buyer with respect to any such Buyer Tax Claim.

(h)            Post-Closing Actions. Except as required by applicable Law and without the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed), neither Buyer nor any of its Affiliates (including, following the Closing, the Transferred Subsidiaries) shall (or shall cause or permit any Transferred Subsidiary to) (A) make or change any Tax election with respect to any Transferred Subsidiary (including any “check-the-box” election pursuant to Treasury Regulations Section 301.7701-2, which election would be effective for any Pre-Closing Period, or any election under Section 336 or Section 338 of the Code, or any similar election under state, local, or foreign Tax Law) or change any method of Tax accounting or any Tax accounting period of any Transferred Subsidiary, which election or change would be effective on or prior to the Closing Date, (B) amend, re-file or otherwise modify any Tax Return (or extend or waive any statute of limitations or other period for the assessment of any Tax or deficiency) relating, in whole or in part, to the Transferred Subsidiaries for any Pre-Closing Period, (C) file a Tax Return for a Pre-Closing Period in a jurisdiction where the Transferred Subsidiaries did not file such Tax Return for such period, (D) change a transfer-pricing policy of any Transferred Subsidiary which is in place at the Closing Date with retroactive effect to a Pre-Closing Period, (E) initiate any voluntary disclosure or similar proceedings with respect to any Transferred Subsidiary for any Pre-Closing Period or portion thereof or (F) withdraw, in whole or in part, any surrender of Group Relief or any Group Reallocation that was submitted to a Tax Authority in respect of a Pre-Closing Period or relating to an event or profits or losses of part of a Straddle Period before Closing, in the cases of clauses (A) to (E), to the extent such action would increase the amount of Indemnified Taxes for which Seller is required to indemnify the Buyer Indemnified Parties under this Agreement or Taxes included in Accrued Taxes, Company Transaction Expenses or Net Working Capital for purposes of determining the Final Purchase Price.

51

(i)            Indemnified Taxes. Except to the extent taken into account in determining Final Company Indebtedness, Final Company Transaction Expenses or Final Net Working Capital, Seller shall indemnify, hold harmless and reimburse Buyer and its Affiliates and their respective successors and permitted assigns, in their capacity as such (collectively, the “Buyer Indemnified Parties”), for (A) Taxes imposed on or with respect to any Transferred Subsidiary for any Pre-Closing Period (determined in the case of any Straddle Period in accordance with Section 6.2(c)), provided, that any inclusions under Sections 951(a) or 951A of the Code (or any similar provision of state or local Law) shall be computed (i) as if the Transferred Subsidiaries had taxable years that ended for all Income Tax purposes as of the end of the day on the Closing Date and (ii) by taking into account any applicable Tax deductions or Tax credits (e.g., the Section 245A deduction and foreign Tax credits) to the extent such Tax deductions or Tax credits are allowed under applicable Law and may be claimed in the applicable short taxable year, in each case, at a “more likely than not” or greater level of comfort and (B) any Taxes of any Person (other than any Transferred Subsidiary) for which any Transferred Subsidiary is liable under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a result of having been a member of a Consolidated Group prior to the Closing, as a transferee or successor, or by Contract (other than any customary commercial, employment, leasing or financing Contracts entered into in the Ordinary Course, the principal purpose of which is unrelated to Taxes) (collectively, “Indemnified Taxes”); provided, that Seller’s obligation to indemnify Buyer Indemnified Parties for any Indemnified Taxes shall not exist if and to the extent (i) such Taxes are otherwise borne by Buyer Indemnified Parties pursuant to this Agreement, (ii) such Taxes are imposed on or with respect to any Transferred Subsidiary as a result of a breach by Buyer of any provision of this Agreement, (iii) such Taxes arise solely as a result of any actions taken by Buyer or its Affiliates (including, after the Closing, the Transferred Subsidiaries) on the Closing Date but after the time of Closing that are outside of the Ordinary Course or not contemplated by this Agreement or (iv) such Taxes are recoverable under Section 6.12. Notwithstanding anything to the contrary herein, the right of a Buyer Indemnified Party to bring an indemnification claim for Indemnified Taxes under this Section 6.2(i) shall survive the Closing until the later of the expiration of the applicable statute of limitations plus 30 days or the date that is six years after the Closing Date. Indemnification procedures relating to Taxes shall be governed exclusively by Section 6.2(g) and this Section 6.2(i), subject to the last sentence of Section 6.12.

(j)            Buyer’s Indemnity. Buyer shall indemnify, hold harmless and reimburse Seller and its Affiliates and their respective successors and permitted assigns, in their capacity as such (collectively, the “Seller Indemnified Parties”), for any Taxes of Seller or any of its Affiliates arising as a consequence of any failure by Buyer or its Affiliates (including, after the Closing, the Transferred Subsidiaries) to pay any Tax due in the United Kingdom which is the primary liability of Buyer or its Affiliates (including, after the Closing, the Transferred Subsidiaries); provided that Buyer’s obligation to indemnify the Seller Indemnified Parties for any of these taxes shall not exist if and to the extent: (A) Buyer has validly claimed against Seller under Section 6.2(i) in respect of the amount of the relevant Tax liability which Buyer has failed to pay under this Section 6.2(j) and for which no payment has yet been made by Seller; or (B) an amount in respect of Tax has been recovered by Seller or any member of the Seller Consolidated Group under any relevant United Kingdom Tax Statute (and Seller shall procure that no such recovery is sought to the extent that payment is made hereunder).

Section 6.3             Reasonable Best Efforts; Regulatory Approvals.

(a)            Prior to the Closing, each of Seller and Buyer shall, and Seller shall cause the Company to, use its respective reasonable best efforts to (i) make, as promptly as practicable, any submissions and filings required under the HSR Act or under any other Antitrust Laws or Foreign Investment Laws with respect to the Transactions, (ii) obtain any clearances, approvals, actions, non-actions, consents, waivers, registrations, permits, authorizations or other confirmations (collectively, “Authorizations”) with respect to the Transactions required under any Antitrust Laws or Foreign Investment Laws and (iii) take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate the Transactions in the most expeditious manner possible.

52

(b)            Without limiting the generality of Section 6.3(a), each of Buyer and Seller shall, and Seller shall cause the Company to, (i) file or cause to be filed, as promptly as practicable following the Execution Date (and in any event within 20 Business Days after the Execution Date), the notifications, submissions and filings required to be filed by Seller, the Company and Buyer or any of their respective Affiliates, as applicable, under the HSR Act, (ii) file or cause to be filed, as promptly as practicable following the Execution Date (and in any event within 35 Business Days after the Execution Date), the notifications, submissions and filings required to be filed by Seller, the Company and Buyer or any of their respective Affiliates, as applicable, under any other Antitrust Law or Foreign Investment Law mutually agreed by Buyer and Seller to be applicable to and required in connection with the Transactions and (iii) subject to the terms of this Section 6.3, use reasonable best efforts to cooperate with each other in connection with any and all such notifications, submissions, and filings and in connection with resolving any investigation or other inquiry of any Antitrust Authority or Foreign Investment Authority, including making an appropriate response as promptly as practicable to any requests for additional information or documents or other outreach by any Antitrust Authority or Foreign Investment Authority.

(c)            Without limiting the generality of Section 6.3(a), each of Buyer and Seller shall, and Seller shall cause the Company to, (i) give the other Party prompt notice of the making or commencement of any request or proceeding by or before any Governmental Entity with respect to the Transactions, (ii) keep the other Party informed as to the status of any such request or proceeding, (iii) give the other Party notice and an opportunity to participate in any substantive communication made to any Governmental Entity regarding the Transactions and (iv) promptly notify the other Party of any communication from any Governmental Entity regarding the Transactions, including by including the other Party or its Representatives on any relevant written communications with any such Governmental Entity. Subject to applicable Laws relating to the exchange of information, Buyer and Seller shall have the right to review in advance, and each shall consult with the other on and consider in good faith the views of the other in connection with, any filing made with, or substantive written materials submitted or substantive communication made to, any Governmental Entity in connection with the Transactions. In addition, except as may be prohibited by any Governmental Entity or by any applicable Law, each Party shall permit authorized representatives of the other Party to be present at each non-ministerial meeting, conference, videoconference, or telephone call and to have access to and be consulted in connection with any presentation, letter, white paper or proposal made or submitted to any Governmental Entity in connection with any such request or proceeding. In exercising the foregoing rights, each Party shall act reasonably and as promptly as practicable. Buyer and Seller may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.3 as “outside counsel only”. Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Buyer or Seller, as the case may be). Materials provided pursuant to this Section 6.3 may be redacted (i) to remove references concerning the valuation of the Company, (ii) as necessary to comply with contractual obligations and (iii) as necessary to address reasonable privilege concerns.

(d)            Without limiting the generality of Section 6.3(a), between the Execution Date and the earlier of the Closing and the termination of this Agreement in accordance with its terms, the Parties shall not, and shall cause their respective Affiliates not to, take or agree to take any action that would reasonably be expected to (i) impose any material delay in the obtaining of, or increase the risk of not obtaining, any Authorizations required under any Antitrust Authority or Foreign Investment Authority to consummate the Transactions or the expiration or termination of any applicable waiting period or other review period applicable to the Transactions, (ii) increase the risk of any Antitrust Authority or Foreign Investment Authority entering an Order restraining, prohibiting or making illegal the consummation of the Transactions or (iii) otherwise prevent or materially delay the consummation of the Transactions.

53

(e)            Without limiting the generality of Section 6.3(a), Buyer shall, and shall cause its Affiliates to use reasonable best efforts to (i) cause the expiration or termination of the applicable waiting periods pursuant to the HSR Act or any other Antitrust Laws or Foreign Investment Laws, in each case as applicable to the Transactions, and (ii) obtain any required consents or approvals pursuant to the HSR Act and any other Antitrust Laws or Foreign Investment Laws, in each case as promptly as practicable.

(f)            Without limiting the generality of Section 6.3(a), Buyer shall, and shall cause its Affiliates to use, reasonable best efforts to avoid or eliminate each and every impediment under the HSR Act and any other Antitrust Laws or Foreign Investment Laws, including (i) seeking to prevent the initiation of, and defending any proceeding challenging, this Agreement or the consummation of the Transactions, (ii) avoiding the entry of, or causing to be lifted or rescinded, any temporary or permanent Order entered by any Antitrust Authority or Foreign Investment Authority adversely affecting the ability of the Parties to consummate the Transactions, (iii) offering, negotiating and committing to and effecting the sale, divestiture, transfer, license, disposition, or hold separate (through the establishment of a trust or otherwise) of any and all of the capital stock or other equity or voting interest, assets (whether tangible or intangible), rights, properties, products or businesses of any of the Transferred Subsidiaries, (iv) the termination, modification or assignment of existing relationships, joint ventures, contracts, or obligations of the Transferred Subsidiaries, (v) the modification of any course of conduct regarding future operations of the Transferred Subsidiaries, (vi) any other restrictions on the activities of Buyer, any of its Affiliates, or any of the Transferred Subsidiaries, including the freedom of action of the Transferred Subsidiaries, or Buyer and its Affiliates with respect to the Transferred Subsidiaries’, operations, divisions, businesses, product lines, payors, assets or rights or interests and (vii) the payment of any applicable filing fees to those consents or approvals required by any Antitrust Laws or Foreign Investment Laws or any state regulatory requirements (in each case with respect to clauses (i) through (vii) above, as soon as practicable and in any event in time to enable the receipt of any Authorization and consummation of the Closing before the Termination Date, including, with respect to the UK Competition and Markets Authority, taking the necessary actions under this Section 6.3(f) to obtain the required Authorization without a reference under Section 33(1) in accordance with 33(3)(b) and Section 73 and Section 74 of the Enterprise Act); provided that notwithstanding anything to the contrary in this Agreement, Buyer and its Affiliates shall not be required to take (and Seller shall not take, without the prior written approval of Buyer) any actions under this Section 6.3(f) that (A) relate to any of Buyer’s or its Affiliates’ (including, for the avoidance of doubt, the Samsung Group’s, but excluding, for the avoidance of doubt, the Transferred Subsidiaries’) operations, divisions, business lines, entities, or assets; or (B) require the sale, divestiture, conveyance, or hold separate of, or restrictions on, (x)  the Bowers & Wilkins brand or any businesses, assets, equity interests, product lines or properties that are exclusive to B&W Group Limited or any of its subsidiaries or (y) any other Business asset (whether tangible or intangible), that is shared among B&W Group Limited or any of its subsidiaries or the Bowers & Wilkins brand, on the one hand, and any other Transferred Subsidiary or any other brand of the Transferred Subsidiaries, on the other hand, and that is material (and the replacement or divestiture of which would be materially adverse) to B&W Group Limited and its subsidiaries and the Bowers & Wilkins brand, taken as a whole.

(g)            Without limiting the generality of Section 6.3(a), Buyer and Seller shall use reasonable best efforts to oppose any request for, the entry of, and seek to have vacated or terminated, any temporary or permanent Order that could restrain, prevent or delay the Closing or the receipt of any required consents applicable to the Transactions, including by defending through litigation, any action asserted by any Person in any court or before any Antitrust Authority or Foreign Investment Authority and by exhausting all avenues of appeal, including appealing properly any adverse decision by any Antitrust Authority or Foreign Investment Authority.

(h)            Buyer shall pay all filing fees required to be paid in connection with any Authorization pursuant to this Section 6.3 (collectively, the “Regulatory Filing Fees”). In addition, Buyer shall be responsible for and shall promptly reimburse to Seller or, at Seller’s option, pay directly to the applicable third party all Reimbursement Expense Amounts. Buyer shall make such payments within three Business Days following receipt of a written notice by Seller setting forth any such Reimbursement Expense Amounts (which notice shall provide any third party invoices and other reasonable supporting documentation with respect to such amounts).

54

(i)            Notwithstanding anything to the contrary contained in this Section 6.3, neither Seller nor any of its Affiliates shall under any circumstance be required in connection with this Agreement to offer or accept, or agree, commit to agree or consent to, any undertaking, term, condition, liability, obligation, commitment, sanction or other measure with respect to (i) Seller or any of its Affiliates (other than any of the Transferred Subsidiaries) or (ii) any of the Transferred Subsidiaries or the Business, in the case of this clause (ii) unless only effective from or following the consummation of the Transactions.

Section 6.4             Employees and Employee Benefits.

(a)            Transfer of Business Employees Generally. The Parties intend that there shall be continuity of employment with respect to all Business Employees. Each Business Employee employed by any of the Transferred Subsidiaries as of the Closing Date who remains so employed immediately after the Closing Date shall be referred to herein as a “Transferred Business Employee”.

(b)            Benefits Maintenance. Buyer agrees that each Transferred Business Employee shall, during the period commencing on the Closing Date and ending on the first anniversary of the Closing Date (or any longer period required by applicable Law), be provided with (i) at least the same annual base salary or wage rate in effect for such Transferred Business Employee immediately prior to the Closing, (ii) target short-term cash incentive opportunities (including commissions) that are substantially similar in the aggregate to than the target short-term cash incentive opportunities (including commissions) in effect for such Transferred Business Employee prior to the Closing, and (iii) other employee benefits that are substantially similar in the aggregate, at Buyer’s election, to either (A) the other employee benefits provided to the Transferred Business Employees immediately prior to the Closing (other than any benefits under any equity plans, pension plans, retiree or post-termination welfare benefits, and any change in control, retention, one-time or other similar payments) or (B) the other employee benefits provided to similarly situated employees of Buyer and its Affiliates. Buyer agrees that each Transferred Business Employee shall, during the period commencing on the Closing Date and ending on the sixth-month anniversary of the Closing Date (or any longer period required by applicable Law), be provided with severance benefits that are no less favorable than the severance benefits provided to such Transferred Business Employee under the applicable Employee Benefit Plan immediately prior to the Closing. Notwithstanding the foregoing, with respect to Transferred Business Employees located outside the United States (“Non-US Transferred Business Employees”), Buyer or its Affiliates may make changes to the base salary, incentive opportunities, employee benefits and severance benefits of such Non-US Transferred Business Employees to the extent required by applicable Law.

(c)            Buyer Plans; Service Credit. Buyer shall, or shall cause the Transferred Subsidiaries or their respective Affiliates to  take commercially reasonable efforts to (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Buyer or its Affiliates to be waived with respect to the Transferred Business Employees and their eligible dependents, (ii)  give each Transferred Business Employee credit for the plan year in which the Closing occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Closing for which payment has been made and (iii) give each Transferred Business Employee service credit for such Transferred Business Employee’s employment with Seller and its Subsidiaries for purposes of vesting, benefit accrual and eligibility to participate under the employee benefit plans, programs, policies and arrangements of Buyer and its Affiliates, as if such service had been performed with Buyer, except for (A) benefit accrual under defined benefit pension plans, retiree or post-employment welfare plan, long-term incentive plan or any plan which is closed to new participants or for purposes of retirement eligibility, (B) to the extent it would result in a duplication of benefits or (C) with respect to Non-US Transferred Business Employees, Buyer or its Affiliates may make changes to the credit described above where required under applicable Law.

55

(d)            Tax-Qualified Defined Contribution Plans. Prior to Closing, Seller and Buyer shall take all actions as may be required to permit each Transferred Business Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 402(c)(4) of the Code, excluding rollovers of loans) in the form of cash, in an amount equal to the full account balance distributed or distributable to such Transferred Business Employee from the applicable tax-qualified defined contribution retirement plan of Seller or its Subsidiaries to the defined contribution retirement plan intended to qualify under Section 401(a) of the Code designated by Buyer (the “Buyer 401(k) Plan”). Buyer shall use commercially reasonable efforts to ensure each Transferred Business Employee (as applicable) shall become a participant in the Buyer 401(k) Plan as soon as administratively practicable (and no more than 90 calendar days) following the Closing Date (giving effect to the service-crediting provisions of Section 6.4(c)).

(e)            Accrued Vacation, Sick Leave and Personal Time. Buyer will, or will cause the Transferred Subsidiaries to, recognize and assume all Liabilities with respect to accrued but unused vacation or other paid time off as of immediately prior to the Closing for all Transferred Business Employees included in Net Working Capital; provided, that, to the extent permitted by applicable Law the amount included in Net Working Capital in respect of each Transferred Business Employee shall not exceed the maximum accrual limitations set forth in the Buyer’s and its Affiliates’ applicable programs and any such excess amount shall be paid to the Transferred Business Employee at Closing. Buyer shall allow Transferred Business Employees to use the vacation, sick leave and personal time recognized or established in accordance with the first sentence of this Section 6.4(e) in accordance with the terms of Buyer’s and its Affiliates’ employee policies and procedures.

(f)            COBRA. Buyer shall assume any Liability under COBRA with respect to Transferred Business Employees in the United States (and their eligible dependents) arising from the actions (or inactions) of Buyer or its Affiliates after the Closing Date. Seller shall retain all Liabilities with respect to continued coverage under COBRA, Section 4980B of the Code and Part 5 of Subtitle B of Title I of ERISA and the regulations thereunder for all Business Employees in the United States (and their eligible dependents) who do not become Transferred Business Employees and for all COBRA Liabilities incurred under all Seller Benefit Plans.

(g)            Worker Adjustment and Retraining Notification. Buyer shall not, and shall cause the Transferred Subsidiaries not to, take any action following the Closing Date that could result in liability under the Worker Adjustment and Retraining Notification Act (or any other comparable Law) for Seller or any of its Subsidiaries. No later than ten (10) Business Days prior to the Closing Date, Seller shall provide Buyer a complete and accurate list of each employee of the Transferred Subsidiaries who has suffered an “employment loss” (as defined in Worker Adjustment and Retraining Notification Act or any other comparable Law) during the 90-day period preceding the Closing Date and setting forth for each such Person: (i) reason for the employment loss, (ii) termination date, (iii) last job title(s) and department, and (iv) work location.

(h)            Cooperation.

(i)            Seller shall cooperate in good faith with Buyer’s and its Affiliates’ benefits and compensation integration efforts and Seller and its Affiliates shall timely provide Buyer and its Affiliates or their designees with all information reasonably requested and reasonably required in order to implement such integration or to comply with any covenants set forth to in this Section 6.4.

56

(ii)           Buyer and Seller shall cooperate in good faith in developing and implementing an employee communication plan pursuant to which one or more written communications about Buyer, the Transactions, and Buyer’s plans or intentions with respect to the future operation of the applicable Transferred Subsidiary’s business will, from time to time, be distributed to Business Employees and pursuant to which meetings of Buyer with Business Employees (and, if elected by the Transferred Subsidiary, in the presence of the Transferred Subsidiary or its Representatives) may be scheduled.

(iii)          Before Seller or any of the Transferred Subsidiaries sends any emails or other written documents to the Business Employees with respect to compensation or employment-related matters relating to any of the Transactions, that are not consistent with the Parties’ prior public disclosures regarding the Transactions made pursuant to Section 6.9 or with the communications plan contemplated by Section 6.4(h)(ii), Seller shall provide a copy of such intended communication to Buyer and reflect all reasonable comments of Buyer thereupon.

(i)            Seller Benefit Plans. Effective as of the Closing Date, all Transferred Business Employees and their eligible dependents or beneficiaries will cease any participation in, and any benefit accrual under, any Seller Benefit Plan (other than the Transferred Benefit Plans). Other than as set forth in Section 6.4(e), Seller and its Affiliates (other than the Transferred Subsidiaries) shall retain responsibility for and all Liabilities relating to the Seller Benefit Plans (other than the Transferred Benefit Plans) (including, but not limited to, the Masimo Retirement Savings Plan, the Masimo Corporation 2017 Equity Incentive Plan and any Cigna medical plans maintained by Seller) and Buyer shall have no Liability with respect to Seller Benefit Plans that are not Transferred Benefit Plans.

(j)            No Third-Party Beneficiaries. Nothing contained in this Agreement is intended to (i) be treated as an amendment of any particular Employee Benefit Plan or any employee benefit plan maintained by Buyer or its Affiliates, (ii) prevent Buyer, Seller or any of their Affiliates from amending or terminating any of their benefit plans in accordance with their terms, (iii) prevent Buyer, the Company or any of their Affiliates, after the Closing, from terminating the employment of any Transferred Business Employee or any other employee, officer, director, or individual independent contractor, (iv) confer upon any Person any benefits under any benefit plans, programs, policies or other arrangements, including severance benefits or right to employment or continued employment with Buyer for any period, or (v) create any third-party beneficiary rights in any Business Employee or any other employee, officer, director, or individual independent contractor, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Transferred Business Employee by Buyer, the Company or any of their Affiliates or under any benefit plan which Buyer, the Company or any of their Affiliates may maintain.

(k)            Schedule of Independent Contractors. No later than 10 calendar days following the Execution Date, Seller will provide to Buyer a list as of the Execution Date of each independent contractor of the Transferred Subsidiaries, setting forth for each such independent contractor: (i) name, (ii) date of hire, (iii) whether engaged directly or via a third party, (iv) work location and (v) description of services.

Section 6.5             Intercompany Accounts and Arrangements; Shared Contracts.

(a)            Seller shall, and shall cause its Affiliates to, execute and deliver, effective as of or prior to the Closing, such releases, termination agreements and discharges, in form and substance reasonably acceptable to each of Buyer and Seller, as are necessary to terminate, eliminate and release, as applicable (by way of capital contribution, cash settlement or as otherwise determined by Seller in its sole and absolute discretion), each arrangement, commitment, receivable, balance, payable, claim, demand, right, loan, Contract and other Liability solely between any of the Transferred Subsidiaries, on the one hand, and Seller or any of its Affiliates (other than the Transferred Subsidiaries), on the other hand, and neither Seller or any of its Affiliates (other than the Transferred Subsidiaries) nor any Transferred Subsidiary will have any Liability in respect thereof following the Closing.

57

(b)            Nothing in this Agreement nor the consummation of the Transactions shall be construed as an attempt or agreement to assign any Shared Contracts. With respect to any Shared Contract, Buyer and Seller will use their respective commercially reasonable efforts to develop and implement a mutually agreeable arrangement (without infringing upon the legal rights of any third party or violating any applicable Law) under which Buyer would obtain the benefits and perform the obligations thereunder as it relates to the Business in accordance with this Agreement, or under which Seller would enforce for the benefit of Buyer, at Buyer’s sole cost and expense, with Buyer being responsible for the performance and discharge of Seller’s obligations, any and all rights of Seller thereunder against a third party; provided, however, that such efforts shall not require Seller or its Affiliates to (A) incur any material Liabilities or provide any material financial accommodation to any third party or (B) commence any Proceeding, in each case to fulfill its obligations under this Section 6.5(b); provided, further, that Seller makes no representation or warranty that any third party will agree to any of the aforementioned actions. The obligations of Seller under this Section 6.5(b) will terminate and expire on the earlier of (x) 90 days after the Closing Date or (y) the date on which such applicable Shared Contract terminates in accordance with its terms.

Section 6.6             Third-Party Consents.

(a)            Seller will, and will cause the Company to, use commercially reasonable efforts to provide notice and attempt to obtain the consent, approval or waiver, in form and substance reasonably acceptable to each of Buyer and Seller, required under any such Material Contract from third parties in connection with the consummation of the Transactions at or prior to the Closing. Upon the terms and subject to the conditions set forth in this Agreement, each Party shall cooperate with the other Party and use (and shall cause its respective controlled Affiliates to use) its commercially reasonable efforts in providing such notices and attempting to obtain such consents. The Parties shall each, upon request, furnish the other Party with all information concerning itself and its Representatives and such other matters as may be reasonably necessary, proper or advisable in connection with any statement, filing, application, notice or request made by or on behalf of the Parties to any third party in connection with obtaining such third-party consents (including, in the case of Buyer, such evidence as to creditworthiness as may be reasonably requested by any third party whose consent or approval is sought hereunder).

(b)            Notwithstanding anything to the contrary contained in this Agreement, in no event shall Buyer, Seller or any of their respective Affiliates be required to make any payments, incur any liability, commence any litigation or make any concessions to obtain any consents of third parties contemplated by this Section 6.6; provided that Buyer may require the Company to take any of the actions referred to in this Section 6.6(b) if such actions are only effective after, and contingent upon the occurrence of, the Closing.

Section 6.7             Access and Reports; Retention of Books and Records.

(a)            Pre-Closing Access. Subject to applicable Law and subject to Section 6.2(d) of this Agreement, upon reasonable advance notice, Seller shall cause the Transferred Subsidiaries to afford Buyer’s officers and other authorized representatives reasonable access, during normal business hours and under the supervision of Seller’s personnel and in a manner that does not unreasonably interfere with the business of Seller or any of the Transferred Subsidiaries, from the Execution Date until the earlier of the Closing and the termination of this Agreement in accordance with its terms, to its employees, properties, books, contracts and records and, during such period, Seller shall cause the Transferred Subsidiaries to furnish promptly to Buyer information concerning its business, properties and personnel as Buyer may reasonably request; provided that no investigation pursuant to this Section 6.7(a) shall affect or be deemed to modify any representations and warranties of Seller set forth in Article III and Article IV; provided, further, that the foregoing shall not require Seller (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of Seller would result in the disclosure of any trade secrets of third parties or violate any of Seller’s or its Affiliates’ obligations with respect to confidentiality, (ii) to disclose any privileged information of Seller or any of its Affiliates or (iii) to permit any invasive environmental sampling of soils or structures at facilities of the kind commonly referred to as Phase II environmental sampling without Seller’s prior written consent; provided, further, that Buyer and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Transferred Subsidiaries. All requests for information made pursuant to this Section 6.7(a) shall be directed to the Persons designated by Seller on Section 6.7(a) of the Seller Disclosure Schedule. All such information shall be governed by the terms of the Confidentiality Agreement.

58

(b)            Post-Closing Access. Subject to applicable Law and subject to Section 6.2(d) Section 9.12(b) and Section 9.12(c), from and after the Closing, Buyer shall cause the Transferred Subsidiaries to, and the Transferred Subsidiaries to, (i) use commercially reasonable efforts to retain all books, ledgers, files, reports, plans, operating records and any other material documents pertaining to the Transferred Subsidiaries and their businesses in existence at the Closing or with respect to periods or occurrences prior to the Closing (collectively, the “Records”) for a period of seven years from the Closing Date and (ii) provide Seller or its Representatives (at Seller’s sole expense) with reasonable access to the Records in a manner that does not unreasonably interfere with the normal business or operations of the Transferred Subsidiaries, during normal business hours, and upon reasonable advance notice and under the supervision of Buyer’s or the Transferred Subsidiaries’ or either of their respective Affiliates’ personnel. Notwithstanding the foregoing provisions of this Section 6.7(b), Buyer and the Transferred Subsidiaries may withhold access, documents or information that in the reasonable judgment of Buyer would result in the disclosure of any trade secrets of third parties or violate any of Buyer’s or the Transferred Subsidiaries’ obligations with respect to confidentiality or Order or applicable Law to which Buyer or any Transferred Subsidiary is subject or to waive any privilege which any of them may possess in discharging their obligations pursuant to this Section 6.7(b) (it being understood that Buyer shall cause the Transferred Subsidiaries to take reasonable actions to eliminate any such impediments to providing such information or to disclose such information in a manner that does not conflict with any such obligations).

Section 6.8             Insurance.

(a)            From and after the Closing Date, the Transferred Subsidiaries shall cease to be insured by Seller’s or its Affiliates’ current and prior insurance policies (including, for the avoidance of doubt, any of their self-insured, fronted or captive insurance policies or programs), and neither Buyer nor any of its Affiliates (including, from and after the Closing, the Transferred Subsidiaries) shall have any access, right, title or interest to or in any such insurance policies (including any right to make claims and receive proceeds thereunder) to cover the Transferred Subsidiaries or any Liability arising from the business of the Transferred Subsidiaries, whether arising before, at or after the Closing. From and after the Closing, Buyer shall be responsible, at its sole cost and expense, for securing all insurance it considers appropriate for its operation of the Transferred Subsidiaries. Subject to Section 6.8(b), at the Closing, Buyer agrees, from and after the Closing, (i) to take over and assume all the known and incurred but not reported claims of the Transferred Subsidiaries that have been incurred as of the Closing Date and (ii) not to seek to assert or purport to exercise any rights or claims of any of the Transferred Subsidiaries under or in respect of any current or prior insurance policy of Seller or any of its Affiliates under which any of the Transferred Subsidiaries was insured prior to the Closing.

59

(b)            Notwithstanding the foregoing Section 6.8(a), with respect to insured events relating to the Transferred Subsidiaries occurring prior to the Closing (“Pre-Closing Occurrences”) for which coverage may be available under the insurance policies set forth on Section 6.8 of the Seller Disclosure Schedule (the “Seller Policies” and such claims to be made thereunder, “Qualifying Claims”) as to which Buyer reasonably believes such Seller Policies apply, Buyer shall promptly notify Seller of any such Qualifying Claims in order to allow Buyer and Seller to coordinate with respect to Buyer’s pursuit of coverage under the Seller Policies. Seller shall use commercially reasonable efforts to (at Buyer’s sole cost and expense) (i) submit notice to the relevant insurance carrier of a Qualifying Claim, (ii) upon Buyer’s request, provide Buyer with the benefit of coverage under Seller Policies in respect of each such Qualifying Claim and (iii) upon Buyer’s reasonable request, reasonably cooperate with, and provide reasonable assistance to, Buyer and the Transferred Subsidiaries in connection with maintaining such Qualifying Claim and pursuing the recovery of proceeds in respect of such Qualifying Claim under the terms of the applicable Seller Policy; provided that, for the avoidance of doubt, Buyer shall prepare and submit all requisite documentation in respect of such Qualifying Claim. Notwithstanding anything in this Section 6.8, Seller shall not be required to submit claims in respect of losses for any Pre-Closing Occurrence that would not reasonably be expected to exceed $25,000 in the aggregate or for which losses would reasonably be expected to be below the deductible under such Seller Policy.

(c)            Buyer agrees that, if Buyer’s assertion of insurance rights for Pre-Closing Occurrences gives rise to any obligations of Seller or its Affiliates in respect of (i) any such obligations arising under any self-insurance features, deductibles, retentions, retrospectively-rated premiums or increases in premiums for the year following the year in which any such claims were paid by the applicable insurers, (ii) reasonable and documented out-of-pocket collection costs and expenses related to claims or (iii) any defense or indemnification obligations related to insurance settlement(s), in each case solely to the extent Seller can reasonably demonstrate that any such obligations or amounts were reasonably attributable to such claims, and to the extent such obligations or amounts are proportionately related to any Qualifying Claim, such obligations shall be considered obligations of Buyer (collectively, the “Insurance-Related Costs”). Buyer and the Transferred Subsidiaries shall be responsible for the payment of, and shall directly remit, all Insurance-Related Costs in connection with any Qualifying Claim. To the extent any such Qualifying Claim is paid directly by the insurer thereof such that Seller or any of its Affiliates is required to remit payment (including payment of any Insurance-Related Cost) to such insurer to settle such Qualifying Claim, the applicable Transferred Subsidiary shall make such payment on behalf of Seller or its applicable Affiliate directly to such insurer. After receipt by Seller of notice of any Insurance-Related Costs, Seller shall give notice to Buyer of such required payment (together with any supporting materials and other information reasonably requested by Buyer in connection therewith), and Buyer shall reasonably promptly, at Seller’s option, (A) reimburse Seller upon request for any costs and expenses incurred by or on behalf of Seller or its Affiliates in connection with making or pursuing any Qualifying Claim or (B) make such payment to Seller or, upon Seller’s written request, to an Affiliate of Seller or the applicable third party.

(d)            Buyer acknowledges and agrees that (i) the Seller Policies are or may be subject to various limitations, including self-insurance features, deductibles, retrospectively-rated premiums, insurer insolvencies, impairment, erosion and exhaustion, (ii) Seller, any of its Affiliates and any other Persons who may be eligible for coverage under the Seller Policies may make claims under the Seller Policies at any time, and such claims may erode or exhaust any coverage that may have otherwise been available under the Seller Policies for Qualifying Claims, (iii) any Seller Policy may decline to provide coverage for any or all Qualifying Claims and (iv) insurers of such policies may refuse to honor any Qualifying Claims. For the avoidance of doubt, neither Seller nor any of its Affiliates shall be obligated to commence or prosecute any Proceedings against any insurance carrier under any insurance policies, notwithstanding whether any such Seller Policy potentially provides coverage to Buyer or any Transferred Subsidiary, or any of their respective Affiliates, for a Qualifying Claim.

60

(e)            Except as set forth in this Section 6.8, Seller and its Affiliates (other than the Transferred Subsidiaries) shall retain all rights, benefits and obligations conferred or accruing under the Seller Policies, including the right to any credit or return premiums due, paid or payable in connection with the termination thereof.

Section 6.9             Public Announcements. No public release, announcement and/or other public statement with respect to the Transactions shall be issued by any Party or any Affiliate thereof without the joint approval of Buyer and Seller, except as such public release, announcement and/or other public statement may be required by applicable Law or the rules or regulations of any Governmental Entity (including any applicable national securities exchange) to which the relevant Party is subject, in which case the Party to make such public release, announcement and/or other public statement shall use its commercially reasonable efforts to allow the other Party reasonable time to comment on such public release, announcement and/or other public statement in advance of such issuance.

Section 6.10           Confidentiality. The terms of the Confidentiality Agreement shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement shall terminate except with respect to the obligations not related to the Confidential Information (as defined in the Confidentiality Agreement) of the Transferred Subsidiaries. From and after the Closing, Seller agrees that it will treat as confidential and not disclose and, except as permitted by this Agreement, refrain from using any Confidential Information; provided that in the event that Seller is required by Law or legal process to disclose any Confidential Information, Seller may make such disclosures to the extent (but only to the extent) required by Law or such legal process; provided, further, that Seller, to the extent legally permissible and practicable under the circumstances, shall promptly notify Buyer in writing prior to any such required disclosure, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and, at Buyer’s written request, Seller shall reasonably cooperate with Buyer and the Transferred Subsidiaries by using their commercially reasonable efforts (at the expense of Buyer or the Transferred Subsidiaries) to preserve the confidentiality of such information consistent with applicable Law

Section 6.11           Indemnification; Directors’ and Officers’ Insurance.

(a)            For a period of 6-years following the Closing Date, Buyer shall (and shall cause the Company to) cause the Governing Documents of the Transferred Subsidiaries to contain provisions with respect to indemnification and exculpation that are at least as favorable as the indemnification and exculpation provisions contained in the Governing Documents of each Transferred Subsidiary as of immediately prior to the Closing, and during such 6-year period, such provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the current or former directors, managers and officers of the Transferred Subsidiaries (the “D&O Indemnitees”), except as required by applicable Law.

(b)            Prior to the Closing, the Company shall obtain “tail” insurance policies for (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies, and (ii) the Company’s existing fiduciary liability insurance policies, in each case (A) with a claims reporting or discovery period of at least six years from and after the Closing from one or more insurance carriers with the same or better credit rating as the Company’s insurance carrier as of the Execution Date with respect to directors’ and officers’ liability insurance and fiduciary liability insurance and (B) in a form reasonably acceptable to Buyer (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as the Company’s existing policies with respect to matters existing or occurring at or prior to the Closing (including in connection with the Transactions). The costs and expenses of the D&O Insurance, including premiums, broker fees and any Taxes thereon (collectively, the “D&O Insurance Costs”), shall be borne exclusively by Buyer, and Buyer shall reimburse Seller at or prior to the Closing for any such costs and expenses paid by Seller; provided that Buyer’s obligations with respect to D&O Insurance Costs shall not exceed $150,000.

61

(c)            If Buyer or the Company or any of their respective legal successors or permitted assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, Buyer shall use commercially reasonable efforts to cause such legal successors and permitted assigns of Buyer or the Company shall, as applicable, to assume all of the obligations set forth in this Section 6.11.

(d)            The provisions of this Section 6.11 are intended to be for the benefit of, and from and after the Closing shall be enforceable by, each D&O Indemnitee, who is an intended third-party beneficiary of this Section 6.11 in connection herewith.

Section 6.12             R&W Policy. Buyer may obtain, and cause to be conditionally bound, the R&W Policy in substantially the form provided to Seller prior to the binding of such R&W Policy. Buyer acknowledges and agrees that all R&W Policy Expenses will be at the sole cost and expense of Buyer or an Affiliate thereof and neither Seller nor any of its Affiliates (including, prior to the Closing, the Transferred Subsidiaries) will have any liability with respect to such R&W Policy Expenses. From and after the binding of the R&W Policy, Buyer will not (and will cause its Affiliates not to) amend, modify, terminate, waive or otherwise change any subrogation or other provision in the R&W Policy (or waive any terms of any such subrogation provision) in a manner adverse to Seller or Seller’s Non-Recourse Parties without the prior written consent of Seller. For the avoidance of doubt, Buyer and Seller acknowledge and agree that the obtaining of the R&W Policy is not a condition to the Closing. Additionally, and without limiting the generality of the foregoing, any rights of any issuer of the R&W Policy, including any rights of subrogation, do not affect, expand or increase any liability or obligation of Seller or its Affiliates in connection with this Agreement. For the avoidance of doubt, Buyer shall, and shall cause the Transferred Subsidiaries to, use commercially reasonable efforts to seek recourse under the R&W Policy first in respect of any Indemnified Taxes for which recourse under the R&W Policy may reasonably be available (even if such Indemnified Taxes may be below the retention amount under the R&W Policy) before seeking recovery under Section 6.2.

Section 6.13           Intellectual Property Matters.

(a)            Prior to the Closing, Seller shall, and shall cause its applicable Affiliates to, execute appropriate assignment agreement(s) , in a form reasonably satisfactory to Buyer, transferring to the Transferred Subsidiaries all rights, title and interests of Seller or its Affiliates in and to the Transferred IP.

(b)            With respect to any (i) Intellectual Property Rights (for clarity, other than the Licensed Marks) in or to any Nura Technology or (ii) Nura Marks, in each case of clauses (i) and (ii), owned by Seller or any of its Affiliates (other than the Transferred Subsidiaries) immediately prior to the Closing (the “Seller Licensed IP”), effective from and after the Closing, Seller (on behalf of itself and its Affiliates) hereby grants to the Transferred Subsidiaries a non-exclusive (except as provided in the following sentence), worldwide, perpetual, irrevocable, fully paid-up, royalty-free license under the Seller Licensed IP to conduct the business of the Transferred Subsidiaries as conducted as of the Closing and any natural extensions or evolutions thereof. The license from Seller set forth in this Section 6.13(b) is exclusive to the Transferred Subsidiaries for the Seller Licensed IP for use and other exploitation in connection with consumer audio products and services and with products and services related to vehicles.

62

(c)            The Transferred Subsidiaries may assign their rights under the license set forth in Section 6.13(b), in whole or in part, in connection with a merger, consolidation or sale of any portion of the businesses to which the license relates.

(d)            The Transferred Subsidiaries may sublicense their rights under the license set forth in Section 6.13(b) to (i) their vendors, consultants, contractors, suppliers and service providers, solely in connection with the provision of services to any of their businesses to which the license relates and (ii) their distributors, resellers, customers and end-users, solely in connection with the exploitation and use of the current and future products and services to which the license relates.

(e)            Effective as of the Closing Date, Seller, on behalf of itself and its applicable Affiliates, hereby grants to the Transferred Subsidiaries a worldwide, non-exclusive, non-transferable, non-sublicensable, royalty-free, fully paid-up, limited license and right to use and display the Licensed Marks for a period of 60 days immediately following the Closing Date (the “Trademark License Term”) solely (i) in connection with the continued operation of the Transferred Subsidiaries’ respective businesses, and (ii) in the manner so used or displayed, and on goods and services of a similar or higher quality to those used or displayed with the Licensed Marks, as of the Closing Date. As soon as reasonably practicable after the Closing and in any event within the Trademark License Term, the Transferred Subsidiaries shall cease any and all use or display of the Licensed Marks, including by (x) removing the Licensed Marks from any corporate, trade or other names of the Transferred Subsidiaries that use any Licensed Mark, and (y) removing the Licensed Marks from, or destroying, all assets and other materials that bear the Licensed Marks and that are owned, possessed or controlled by or on behalf of the Transferred Subsidiaries. Nothing in this Section 6.13(e) shall prohibit the Transferred Subsidiaries use of, and the Transferred Subsidiaries shall be permitted to use, the Licensed Marks: (A) in any non-trademark use in connection with making factually accurate statements describing the history of the business of the Transferred Subsidiaries; (B) to accurately convey to third parties that the Transferred Subsidiaries are no longer associated with Seller; (C) in internal materials not made available to the public that were created prior to the Closing; and (D) in any other manner to the extent it would not constitute infringement of the Licensed Marks.

(f)            Seller shall make all filings, payments, and other actions that are due to be made or taken with the applicable Governmental Entity or Internet domain name registrar for all Intellectual Property Rights that are Registered that are Seller Licensed IP (the “Nura IP”) sufficient to maintain such patents until their expiration at the end of their statutory maximum term. If Seller determines to let any Nura IP lapse or to cease paying continuation, renewal or similar fees with respect to such patent, Seller shall notify Buyer in writing of such determination at least 60 days prior to the expiration or lapse of such Nura IP and, for a period of 90 days following receipt of such notice (the “Nura Notice Period”), Buyer shall have the right to notify Seller in writing of Buyer’s desire to have such Nura IP assigned to Buyer. If Buyer timely provides such notice within the Nura Notice Period, Seller shall (i) assign such Nura IP to Buyer, at Buyer's expense for the filing of any applicable assignments, but at no other additional cost to Buyer, and (ii) Buyer shall thereafter be responsible for all filings, payments and other actions associated with its continuing use of such Nura IP. If Buyer does not so timely provide notice prior to the expiration of the Notice Period, Seller shall have no further obligation to maintain or renew such Nura IP, or make any filings, payments or other actions with respect thereto.

Section 6.14           Non-Solicitation; Non-Competition.

(a)            For the period beginning on the Closing Date and ending on the three-year anniversary of the Closing Date (the “Restricted Period”), Seller shall not, and shall cause its controlled Affiliates not to, directly or indirectly, (A) solicit or knowingly induce any Transferred Business Employee at the level of Director and above to leave the employ of the Transferred Subsidiaries or (B) solicit or hire any Transferred Business Employee who has a title of Director or above as of the Closing Date who is employed by any Transferred Subsidiary at any time during the six month period immediately prior to the date on which such solicitation or hiring process initiated; provided, however, that the foregoing restrictions shall not prohibit general solicitations (including general advertising via periodicals, the internet and other media) not specifically directed towards Transferred Business Employees or the hiring of any Person as a result of such activities where prohibiting such employment is not permitted under applicable Law.

63

(b)            During the Restricted Period, Seller shall, and shall cause its controlled Affiliates, not to, directly or indirectly, own any interest in, manage, control or participate in any business that competes with the Business as conducted as of the Execution Date or the Closing Date (the “Target Business”) in any jurisdiction in which the Target Business operates as of the Closing Date (such locations, collectively, the “Restricted Territory”); provided, that nothing herein shall prohibit Seller or any of its Affiliates from (i) owning in the aggregate not more than 5% of the outstanding equity securities of any Person engaged in a business competitive with the Target Business, so long as none of such Persons has any active participation in the business of such corporation, (ii) acquiring and, after such acquisition, owning an interest in any Person that is engaged in a business competitive with the Target Business in the Restricted Territory if the competing portion of such business in the Restricted Territory generated less than 10% of such Person’s consolidated annual revenues in the last completed fiscal year of such Person, (iii) entering into or participating in a joint venture, partnership or other strategic business relationship with any Person engaged in a business that is competitive with the Target Business in the Restricted Territory, so long as the purpose of such joint venture, partnership or other strategic business relationship is not to engage in the Target Business in the Restricted Territory, (iv) exercising its rights or complying with its obligations under or as expressly contemplated by the Transaction Documents or (v) operating any business other than the Target Business, including the Retained Businesses, including, for the avoidance of doubt, by engaging any Person (including a Person engaged in a business competitive with the Target Business in the Restricted Territory) to provide, perform, render or sell any products or services.

Section 6.15             Exclusivity. Seller agrees that from the Execution Date until the earlier of Closing Date and the termination of this Agreement in accordance with its terms, Seller shall not, and shall not authorize, encourage, permit or instruct any of its Affiliates to, and shall use its reasonable best efforts to cause its and its Affiliates’ officers, directors and employees not to, and it shall not direct its and its Affiliates’ investment bankers, attorneys, accountants, agents, advisors and other Representatives to, directly or indirectly, (a) solicit, initiate, or knowingly facilitate or knowingly encourage the submission, making or announcement of any Acquisition Proposal, (b) knowingly encourage, initiate, engage or participate in any discussions or negotiations regarding, or furnish to any Person any confidential information with respect to, or take any other action knowingly to facilitate or encourage any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal, or (c) enter into or become bound by any letter of intent or other agreement with respect to any Acquisition Proposal. Without limiting the generality of the foregoing, Seller shall and shall cause its controlled Affiliates to, and use its reasonable best efforts to cause its and its Affiliates’ officers, directors and employees, and it shall direct its and its Affiliates’ investment bankers, attorneys, accountants, agents, advisors and other Representatives to, promptly cease and cause to be terminated any existing discussions or negotiations with any Person conducted prior to the Execution Date with respect to any Acquisition Proposal. Promptly following the Execution Date (and in any event within five Business Days), Seller shall, or shall cause one of its Representative to, instruct any such Person to return or destroy all nonpublic information provided to such Person in connection with such Person’s consideration of any Acquisition Proposal in accordance with the confidentiality agreements entered into between Seller or any of its Affiliates and any such Person. Seller shall promptly (but in any event within two Business Days following receipt thereof) notify Buyer orally and in writing of any indication of interest, proposal or offer or request for confidential information relating to an Acquisition Proposal that is received by Seller or any of its Affiliates on and after the Execution Date and prior to earlier of the Closing and the termination of this Agreement in accordance with its terms, which notice shall include the identity of the Person making or submitting such proposal, offer or request, and the material terms and conditions thereof.

64

Section 6.16           Title Insurance Policy. Prior to the Closing, Seller agrees to use commercially reasonable efforts to cooperate with Buyer in Buyer’s effort to obtain title insurance policies covering any parcel of Owned Real Property, including by providing reasonable and customary affidavits or other similar instruments as are reasonably required by Buyer’s title company for the deletion of any standard printed exceptions in such title insurance policies (other than in respect of Permitted Liens) at Buyer’s sole cost and expense (including premiums, Taxes and any other fees or expenses); provided that, for the avoidance of doubt, Buyer’s procurement of title insurance policies in respect of any real property of the Transferred Subsidiaries shall not be a condition to the obligations of any Party to consummate the Transactions.

Section 6.17           Data Room.  Within five Business Days following the Closing Date, Seller shall deliver to Buyer a true and correct copy of the contents of the “Moon” or “Project Melody” data room hosted by Datasite on behalf of Seller in connection with the Transactions, which will be delivered to Buyer on a USB drive or by any other means reasonably acceptable to Buyer.

Section 6.18           Resignations; Pay-Off Letters; Release of Liens. Prior to the Closing, Seller agrees to use commercially reasonable efforts to obtain:

(a)            resignation letters, in form and substance reasonably acceptable to Buyer, from all Persons listed on Section 6.18(a) of the Seller Disclosure Schedules, serving as a manager, member of the board of directors (or similar governing body) or officer of any Transferred Subsidiary; and

(b)            to the extent requested by Buyer within 45 calendar days following the Execution Date, customary payoff letters or similar documents, in form and substance reasonably acceptable to Buyer, for the payment of the Company Indebtedness set forth on Section 6.18(b) of the Seller Disclosure Schedule to be satisfied or paid off in connection with the Closing as contemplated by the Estimated Closing Statement, which payoff letter or similar documents shall include customary Lien releases, including, as applicable, customary discharges of any existing mortgages.

Section 6.19           Transition Services Agreement. Buyer and Seller shall use their respective commercially reasonable efforts to, prior to the Closing Date, negotiate in good faith and to agree on the terms of a transition services agreement to be executed on the Closing Date that is mutually acceptable to Buyer and Seller (the “Transition Services Agreement”).

Section 6.20           Further Assurances. The Parties shall execute and deliver, or shall cause to be executed and delivered, such documents and other instruments and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the Transactions.

Article VII
CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS

Section 7.1             Conditions to the Obligations of Buyer and Seller. The obligations of Buyer and Seller to consummate the Transactions are subject to the satisfaction (or, if permitted by applicable Law, waiver by the Party for whose benefit such condition exists) of the following conditions:

(a)            no Governmental Entity shall have enacted, enforced, entered, issued or promulgated any Order or Law that is in effect and has the effect of (x) making the Transactions illegal or otherwise prohibiting consummation of the Transactions or (y) causing the Transactions to be rescinded following their consummation; and

65

(b)            (i) the applicable waiting period (including any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been earlier terminated, and (ii) all regulatory approvals set forth on Section 7.1(b) of the Seller Disclosure Schedule shall have been obtained.

Section 7.2             Other Conditions to the Obligations of Buyer. The obligation of Buyer to consummate the Transactions is subject to the satisfaction or, if permitted by applicable Law, waiver by Buyer of the following additional conditions:

(a)            the representations and warranties of Seller set forth in Article III and Article IV (other than the representations and warranties set forth in Section 4.5(b) (Absence of Certain Changes) and the Fundamental Representations of Seller) (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Company Material Adverse Effect” contained therein, other than materiality qualifiers describing the required contents of a section or subsection of the Seller Disclosure Schedule, which shall not be disregarded), will be true and correct as of the Closing Date as though made on and as of the Closing Date (unless made as of a specified date, in which case such representations and warranties will be true and correct as of such specified date), except where the failure of such representations and warranties to be true and correct in the aggregate would not have a Company Material Adverse Effect;

(b)            (i) the Fundamental Representations of Seller set forth in Article III and Article IV (other than the representations and warranties set forth in Section 3.1, Section 3.3, Section 4.1(a), Section 4.1(b) and Section 4.3(a)) will be true and correct in all respects, if qualified by materiality, or in all material respects, if not so qualified, as of the Closing Date as though made on and as of the Closing Date (unless made as of a specified date, in which case such representations and warranties will be so true and correct in all respects, if qualified by materiality, or in all material respects, if not so qualified, as of such specified date), and (ii) the representations and warranties of Seller set forth in Section 3.1, Section 3.3, Section 4.1(a), Section 4.1(b)  and Section 4.3(a) will be true and correct in all but de minimis respects as of the Closing Date as though made on and as of the Closing Date (unless made as of a specified date, in which case such representations and warranties will be so true and correct in all but de minimis respects as of such specified date) and (iii) the representations and warranties of Seller set forth in Section 4.5(b) (Absence of Certain Changes) will be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date;

(c)            Seller will have performed and complied in all material respects with all covenants required to be performed or complied with by it under this Agreement on or prior to the Closing Date; and

(d)            Seller will have delivered to Buyer a certificate of an authorized officer of Seller, dated as of the Closing Date, to the effect that the conditions specified in Section 7.2(a) and Section 7.2(b) have been satisfied.

Section 7.3             Other Conditions to the Obligations of Seller. The obligations of Seller to consummate the Transactions are subject to the satisfaction or, if permitted by applicable Law, waiver by Seller of the following additional conditions:

(a)            the representations and warranties of Buyer set forth in Article V (other than the Fundamental Representations of Buyer), will be true and correct as of the Closing Date as though made on and as of the Closing Date (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) (unless made as of a specified date, in which case such representations and warranties will be true and correct as of such specified date), except where the failure of such representations and warranties to be true and correct in the aggregate would not have a Buyer Material Adverse Effect;

66

(b)            the Fundamental Representations of Buyer set forth in Article V will be true and correct in all respects, if qualified by materiality, or in all material respects, if not so qualified, on and as of the Closing Date as though made on and as of the Closing Date (unless made as of a specified date, in which case such representations and warranties will be so true and correct as of such specified date);

(c)            Buyer will have performed and complied in all material respects with all covenants required to be performed or complied with by it under this Agreement on or prior to the Closing Date; and

(d)            Buyer will have delivered a certificate of an authorized officer of Buyer, dated as of the Closing Date, to the effect that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied.

Section 7.4             Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this Article VII to be satisfied if such Party’s failure to act in compliance with the provisions of this Agreement has been a principal cause of the failure of the Closing to occur.

Article VIII
TERMINATION; AMENDMENT; WAIVER

Section 8.1             Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:

(a)            by mutual written consent of Buyer and Seller;

(b)            by Buyer, if a breach of any of the representations or warranties of Seller set forth in Article III and Article IV will have occurred or if Seller has breached any covenant or agreement on the part of Seller, as the case may be, set forth in this Agreement, such that the condition to Closing set forth in Section 7.2(a), Section 7.2(b) or Section 7.2(c) would not be satisfied and such breach is not cured within 30 days after written notice thereof is delivered to Seller; provided that Buyer is not then in breach of this Agreement so as to cause any of the conditions to Closing set forth in Section 7.3(a), Section 7.3(b) or Section 7.3(c) not to be satisfied;

(c)            by Seller, if a breach of any of the representations or warranties of Buyer set forth in Article V will have occurred or if Buyer has breached any covenant or agreement on the part of Buyer set forth in this Agreement such that the condition to Closing set forth in Section 7.3(a), Section 7.3(b) or Section 7.3(c) would not be satisfied and such breach is not cured within 30 days after written notice thereof is delivered to Buyer; provided that Seller is not then in breach of this Agreement so as to cause any of the conditions to Closing set forth in Section 7.2(a), Section 7.2(b) or Section 7.2(c) not to be satisfied;

67

(d)            by any Party, if the Transactions will not have been consummated on or prior to 5:00 p.m., New York City time, on the date that is nine months following the Execution Date; provided that if the only condition that has not been satisfied or waived at such time (other than those conditions set forth in Article VII that by their nature are to be satisfied at the Closing, where such conditions would be capable of being satisfied at such time if the Closing were to occur at such time) is the condition in Section 7.1(b) with respect to obtaining any required regulatory approval, then such date will automatically be extended to 5:00 p.m., New York City Time, on the date that is 12 months following the Execution Date (the date set forth in this Section 8.1(d), as it may be extended, the “Termination Date”); provided, further, that if the only condition that has not been satisfied or waived at such time (other than those conditions set forth in Article VII that by their nature are to be satisfied at the Closing, where such conditions would be capable of being satisfied at such time if the Closing were to occur at such time) is the condition in Section 7.1(b) with respect to obtaining any required regulatory approval, the Termination Date may be extended at the election of either Party to 5:00 p.m., New York City Time, on the date that is 15 months following the Closing Date provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(d) will not be available to a Party whose failure to act in compliance with the provisions of this Agreement has been a principal cause of the failure of the Transactions to be consummated or prior to the Termination Date; or

(e)            by any Party, if any Law or Order issued by any court of competent jurisdiction or other Governmental Entity of competent jurisdiction, in each case which permanently prohibits the consummation of the Transactions.

Section 8.2             Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this entire Agreement will forthwith become void and there will be no liability or obligation on the part of Buyer, Seller, or any of their respective Non-Recourse Parties, except that (a) this Section 8.2 (Effect of Termination), Section 6.3(h) (Reasonable Best Efforts; Regulatory Approvals), Section 6.9 (Public Announcements) and Article IX (Miscellaneous) will survive such termination and remain valid and binding obligations of the Parties and (b) no such termination will relieve any Party from any liability for any Willful Breach of this Agreement or Fraud.

Article IX
MISCELLANEOUS

Section 9.1             Entire Agreement. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

Section 9.2             Survival.

(a)            The covenants and agreements set forth in this Agreement that by their express terms contemplate performance, in whole or in part, after the Closing will survive the Closing. Other than with respect to Fraud, all other representations, warranties, covenants and agreements in this Agreement will terminate at, and will not survive, the Closing (other than the representations and warranties set forth in Section 4.21 (No Other Representations or Warranties) and Section 5.9 (No Other Representations or Warranties), which shall survive the Closing indefinitely). No Party shall have any liability or other obligation of any nature (whether in contract or in tort, in law or in equity or otherwise) with respect to any representation, warranty, covenant or other agreement set forth in this Agreement after the expiration of such representation, warranty, covenant or other agreement (other than in the case of Fraud).

(b)            For the avoidance of doubt, Section 9.2(a) will apply even if (i) the R&W Policy is never issued by an insurer, (ii) the R&W Policy is revoked, cancelled, or modified after issuance or (iii) Buyer (or any Affiliate thereof) makes a claim under the R&W Policy that is denied by the insurer(s) (or any managing general agent or underwriter thereof). For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, the survival limitations contained in this Section 9.2 will not affect any survival periods set forth in the R&W Policy with respect to claims made under the R&W Policy.

68

Section 9.3             Assignment. This Agreement may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Party, except that the rights of Buyer may be assigned to an Affiliate prior to the Closing without Seller’s consent; provided, that any such permitted assignment shall not relieve any assignor of its obligations hereunder. Following the Closing, either Party may assign any of its rights hereunder to an Affiliate of such Party, but no such assignment shall relieve such Party of its obligations hereunder. Any attempted assignment of this Agreement not in accordance with the terms of this Section 9.3 will be null and void ab initio.

Section 9.4             Notices. All notices, requests, claims, demands and other communications hereunder will be in writing and will be deemed to be given (a) when delivered by hand (and will be deemed to have been duly given upon receipt); (b) in the form of an e-mail (and will be deemed to have been duly given on the Business Day on which such e-mail is received (or on the next Business Day if sent on any non-Business Day or after 5:00 p.m. in the time zone of the recipient on a Business Day)); provided that a “bounceback”, error message or other automatically generated response providing notice of non-receipt by return e-mail from the recipient is not received; or (c) by registered or certified mail (postage prepaid, return receipt requested) (and will be deemed to have been duly given upon receipt) to the other Party as follows:

To Buyer:

Harman International Industries, Incorporated
400 Atlantic Street, 4th Floor
Stamford, CT 06901
Attention:           Chief Legal & Compliance Officer
E-mail:                 LegalNotices@harman.com

with a copy (which will not constitute notice to Buyer) to:

Sidley Austin LLP

1 S. Dearborn

Chicago, IL 60603

Attention:           Pran Jha; Cameron Stanton; Thomas Guzman

E-mail:                 pjha@sidley.com; cstanton@sidley.com; tguzman@sidley.com

To Seller:

Masimo Corporation

52 Discovery

Irvine, CA 92618
Attention:           General Counsel
E-mail:                 legalnotices@masimo.com

with a copy (which will not constitute notice to Seller) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention:           Melissa Sawyer; Lauren Boehmke
E-mail:                 sawyerm@sullcrom.com; boehmkel@sullcrom.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

69

Section 9.5             Fees and Expenses. Except as otherwise set forth in this Agreement (including Section 6.2, Section 6.3(h), Section 6.8(c), Section 6.11(b)) and Section 6.12, all fees and expenses incurred in connection with this Agreement and the Transactions, including the fees and disbursements of each Party’s Representatives, will be paid by the Party incurring such fees or expenses.

Section 9.6             Construction; Interpretation. The term “this Agreement” means this Agreement together with the schedules and exhibits to this Agreement, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The table of contents and headings contained in this Agreement are inserted for convenience only and will not be deemed to limit or otherwise affect in any way the meaning or interpretation of the provisions of this Agreement. No Party, nor its respective counsel, will be deemed the drafter of this Agreement for purposes of construing the provisions hereof, all provisions of this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring either Party by virtue of the authorship of any provision of this Agreement. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the schedules and exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement; (b) masculine gender will also include the feminine and neutral genders, and vice versa; (c) words importing the singular will also include the plural, and vice versa; (d) a word defined as one part of speech (such as a noun) will have a corresponding meaning when used as another part of speech (such as a verb); (e) references to an Annex, Exhibit, Section or Schedule will be to an Annex, Exhibit, Section or Schedule to this Agreement unless otherwise specified; (f) the words “include,” “includes” or “including” or words of similar import will be deemed to be followed by the words “without limitation”; (g) the words “will” and “shall” will be deemed to have the same meaning and be understood to denote a directive and obligation, and not an option; (h) the word “or” is not exclusive and means “and/or”; (i) references to “$” or “dollar” or “US$” will be references to United States dollars and references to “£” or “pound” or “GBP” will be references to British pound sterling; and (j) references to a number of days will refer to calendar days unless Business Days are specified. Any reference in this Agreement to something that has been “made available” (or words of similar import) means a document or other information that was posted to the virtual data room hosted by Datasite for Project Moon prior to the execution and delivery of this Agreement. Where a reference in this Agreement is made (i) to any agreement (including this Agreement), contract, statute or regulation, such reference will be to (except as the context may otherwise require) the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof) and (ii) to any statute or regulation, such reference will also be to any rules or regulations promulgated thereunder. The conversion of any payment or other amount denominated in a foreign currency into U.S Dollars, or U.S. Dollars into a foreign currency, for purposes of this Agreement shall be effected using the exchange rate quoted in the Financial Times on the date that is two Business Days immediately preceding the date on which such payment is to be made or such amount is to be converted into a foreign currency or U.S. Dollars, as applicable. If the last day for the performance of any act required or permitted under this Agreement is a day that is not a Business Day and such act by its nature cannot be performed on any day other than a Business Day (e.g., making a payment by wire transfer), then the time for the performance of such action shall be extended to the next succeeding Business Day.

Section 9.7             Exhibits and Schedules. Any item disclosed in a particular section of the Seller Disclosure Schedule will be deemed to be disclosed with respect to every other section in this Agreement if the relevance of such disclosure to such other section is reasonably apparent on its face, regardless of whether such section is qualified by reference to the Seller Disclosure Schedule. The Seller Disclosure Schedule is intended only to qualify and limit the representations, warranties, covenants or agreements of Seller contained in this Agreement and shall not be deemed or construed to expand in any way the scope or effect of any such representations, warranties, covenants or agreements. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any schedule is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no Person will use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, item or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement or whether a Company Material Adverse Effect has, would or could occur.

70

Section 9.8             No Third-Party Beneficiaries. This Agreement will be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 6.11, nothing in this Agreement, express or implied, is intended to or will confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 9.9             Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement will remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party.

Section 9.10           Counterparts; Signatures. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which will constitute one and the same agreement. Execution and delivery of an executed counterpart of a signature page to this Agreement by electronic means will be effective as delivery of a manually executed counterpart to this Agreement.

Section 9.11           Mutual Release. Effective upon the Closing, each Party, for and on behalf of itself and its Non-Recourse Parties, hereby fully, irrevocably and forever waives, releases and discharges the other Party and its Non-Recourse Parties from and against any and all claims, damages, penalties, fines, liabilities, deficiencies, losses, costs, interest, judgments, expenses and fees, including court costs and attorneys’ fees and expenses, in each case, actually incurred or paid, as applicable, that the Party and its Non-Recourse Parties now have or at any time previously had, or will or may have in the future, in each case relating to or arising from the conduct and affairs of any of the Transferred Subsidiaries and their respective direct and indirect equityholders in connection therewith prior to the Closing (including in relation to the ownership of the Shares prior to the Closing), or as a current or former director, officer, manager, equityholder, employee or agent of any of the Transferred Subsidiaries, whether arising from or in connection with the Transactions or any agreement or understanding (in effect on or prior to the Closing), at law or in equity, and the Party will not (and will ensure that its Non-Recourse Parties will not) seek to recover any amounts in connection therewith or thereunder from the other Party or its Non-Recourse Parties; provided that the foregoing release will not apply to any applicable rights of any Non-Recourse Party arising (a) under this Agreement, (b) prior to the Closing for accrued salary, accrued benefits and other compensation, (c) under the Governing Documents of any of the Transferred Subsidiaries or (d) under any indemnification or similar agreement providing for the indemnification of Representatives. Nothing in this Section 9.11 will limit any claim for Fraud.

71

Section 9.12           Waiver of Conflicts Regarding Representations; Non-Assertion of Attorney-Client Privilege.

(a)            Conflicts of Interest. Buyer acknowledges that Sullivan & Cromwell LLP (“Prior Company Counsel”) has, on or prior to the Closing Date, represented one or more of Seller, the Company and its Subsidiaries and other Affiliates, and their respective officers, employees and directors (each such Person, other than the Company and its Subsidiaries, a “Designated Person”) in one or more matters relating to this Agreement (including any matter that may be related to a litigation, claim or dispute arising under or related to this Agreement) (each, an “Existing Representation”), and that, in the event of any post-Closing matters (x) relating to this Agreement (including any matter that may be related to a litigation, claim or dispute arising under or related to this Agreement) and (y) in which Buyer or any of its Affiliates (including the Company and its Subsidiaries), on the one hand, and one or more Designated Persons, on the other hand, are or may be adverse to each other (each, a “Post-Closing Matter”), the Designated Persons reasonably anticipate that Prior Company Counsel will represent them in connection with such matters. Accordingly, each of Buyer and the Company hereby (i) waives and shall not assert, and agrees after the Closing to cause its Affiliates to waive and to not assert, any conflict of interest arising out of or relating to the representation by one or more Prior Company Counsel of one or more Designated Persons in connection with one or more Post-Closing Matters (the “Post-Closing Representation”) and (ii) agrees that, in the event that a Post-Closing Matter arises, Prior Company Counsel may represent one or more Designated Persons in such Post-Closing Matter even though the interests of such Person(s) may be directly adverse to Buyer or any of its Affiliates (including the Company and its Subsidiaries), and even though Prior Company Counsel may (A) have represented the Company or its Subsidiaries in a matter substantially related to such dispute or (B) be currently representing the Company or any of its Subsidiaries. Without limiting the foregoing, each of Buyer and the Company (on behalf of itself and its Affiliates) consents to the disclosure by Prior Company Counsel, in connection with one or more Post-Closing Representations, to the Designated Persons of any information substantially related to such Post-Closing Representations learned by Prior Company Counsel in the course of one or more Existing Representations, whether or not such information is subject to the attorney-client privilege of the Company or any of its Subsidiaries or Prior Company Counsel’s duty of confidentiality as to the Company or any of its Subsidiaries and whether or not such disclosure is made before or after the Closing.

(b)            Attorney-Client Privilege. Buyer, on behalf of itself and its Affiliates (including, following the Closing, the Company and its Subsidiaries), waives and shall not assert, and agrees after the Closing to cause its Affiliates to waive and to not assert, any attorney-client privilege, attorney work-product protection or expectation of client confidence with respect to any communication between any Prior Company Counsel, on the one hand, and any Designated Person or the Company or any of its Subsidiaries, on the other hand (collectively, the “Pre-Closing Designated Persons”), or any advice given to any Pre-Closing Designated Person by any Prior Company Counsel, in each case to the extent occurring during one or more Existing Representations (collectively, “Pre-Closing Privileges”) in connection with any Post-Closing Representation, including in connection with a dispute between any Designated Person and one or more of Buyer, the Company and their respective Affiliates, it being the intention of the Parties that all rights to such Pre-Closing Privileges, and all rights to waive or otherwise control such Pre-Closing Privilege, shall be retained by Seller, and shall not pass to or be claimed or used by Buyer or the Company, except as provided in the last sentence of this Section 9.12(b). Furthermore, each of Buyer and the Company (on behalf of itself and its Affiliates) acknowledges and agrees that any advice given to or communication with any of the Designated Persons to the extent related to an Existing Representation or a Post-Closing Representation shall not be subject to any joint privilege (whether or not the Company or one or more of its Subsidiaries also received such advice or communication) and shall be owned solely by such Designated Persons. Notwithstanding the foregoing, in the event that a dispute arises between Buyer or the Company or any of its Subsidiaries, on the one hand, and a third party other than a Designated Person, on the other hand, Buyer agrees, on behalf of itself and its Affiliates (including, following the Closing, the Company and its Subsidiaries), to assert to the extent available the Pre-Closing Privileges on behalf of the Designated Persons to prevent disclosure of Privileged Materials to such third party; provided that such privilege may be waived only with the prior written consent of Seller, which consent shall not be unreasonably conditioned, withheld or delayed.

(c)            Privileged Materials. All such Pre-Closing Privileges, and all books and records and other documents of the Transferred Subsidiaries to the extent containing any advice or communication that is subject to any Pre-Closing Privilege (“Privileged Materials”), shall be deemed excluded from the acquisition of the Shares, and shall be distributed to Seller (on behalf of the applicable Designated Persons) immediately prior to the Closing with (in the case of such books and records to the extent containing any Privileged Materials) no copies retained by the Company or any of its Subsidiaries. Absent the prior written consent of Seller (which consent shall not be unreasonably conditioned, withheld or delayed), none of Buyer or (following the Closing) the Company shall have a right of access to Privileged Materials.

72

(d)            Miscellaneous. Buyer hereby acknowledges that it has had the opportunity (including on behalf of its Affiliates and the Company and its Subsidiaries) to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than Prior Company Counsel. This Section 9.12 shall be irrevocable, and no term of this Section 9.12 may be amended, waived or modified without the prior written consent of Seller and Prior Company Counsel affected thereby.

Section 9.13           Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

Section 9.14           Jurisdiction and Venue. Each of the Parties (a) submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and, to the extent that the Court of Chancery of the State of Delaware does not have jurisdiction, the United States District Court of the District of Delaware, as well as to the jurisdiction of all courts to which an appeal may be taken from any such courts (collectively, the “Chosen Courts”), in any Proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such Proceeding may be heard and determined in any such court and (c) agrees not to bring any Proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any Proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Each Party agrees that service of summons and complaint or any other process that might be served in any Proceeding may be made on such Party by sending or delivering a copy of the process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 9.4. Nothing in this Section 9.14, however, will affect the right of any Party to serve legal process in any other manner permitted by Law. Each Party agrees that a final, non-appealable judgment in any Proceeding so brought will be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

Section 9.15           WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HEREBY FURTHER AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 9.16             Remedies. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform or threaten to not perform their respective obligations under the provisions of this Agreement (including failing to comply with their obligations under Section 6.3 and taking such actions as are required of them hereunder to consummate the Transactions) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that prior to the valid termination of this Agreement pursuant to Section 8.1, the Parties will be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent actual or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including Section 6.3 and each Party’s obligation to consummate the Transactions if it is required to do so hereunder), in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

73

Section 9.17             Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by each of the Parties. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 9.17 will be null and void ab initio.

Section 9.18             Extension; Waiver. Subject to Section 8.1(d), at any time prior to the Closing, any Party may (a) extend the time for the performance of any of the obligations or other acts of any other Party contained herein, (b) waive any inaccuracies in the representations and warranties of any other Party contained herein or in any document, certificate or writing delivered by any other Party pursuant to this Agreement or (c) waive compliance by any other Party with any of the agreements or conditions contained herein. Any agreement on the part of any Party to any such extension or waiver will be valid only if set forth in a written instrument signed on behalf of such Party. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 9.19             Disclaimer. In connection with Buyer’s investigation of the Transferred Subsidiaries, Buyer has received, directly or indirectly, certain projections, including projected statements of operating revenues, income from operations, and cash flows of the Transferred Subsidiaries (and the business transactions and events underlying such statements) and certain business plan information, projections, presentations, predictions, calculations, estimates and forecasts of the Transferred Subsidiaries and other similar data (collectively, “Projections”). Buyer acknowledges that there are uncertainties inherent in attempting to make such Projections, that Buyer is well aware of such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all Projections so furnished, and that neither Buyer nor any of its Non-Recourse Parties will have any claim under any circumstances against Seller, the Company, the other Transferred Subsidiaries or any of their respective Non-Recourse Parties with respect thereto. Accordingly, none of Seller, the Company, the other Transferred Subsidiaries or any of their respective Non-Recourse Parties makes any representations or warranties whatsoever to Buyer or any other Person with respect to such Projections, and no such Person will be entitled to rely, nor are they relying, on such Projections for any purpose, including in connection with the purchase and sale of the Shares or any of the other transactions contemplated by this Agreement or the financing thereof.

* * * * *

74

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

MASIMO CORPORATION

By:	/s/ Micah Young
Name:	Micah Young
Title:	Executive Vice President & Chief Financial Officer

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

By:	/s/ David Rogers
Name:	David Rogers
Title:	President – Lifestyle Division